Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) CUSTOMARILY AND ACTUALLY TREATED BY THE REGISTRANT AS PRIVATE OR CONFIDENTIAL.

ENTERPRISE MASTER

AUTOMATION AGREEMENT

by and among

Walmart Inc.,

Symbotic Inc.,

and

Symbotic LLC

Dated

October 29, 2026

ARTICLE IV WALMART RESPONSIBILITIES		25

4.1	Excuse of Symbotic Performance	25

ARTICLE V LICENSING AND TECHNOLOGY ESCROW		26

5.1	Licenses	26
5.2	Walmart Embedded Teams	30
5.3	Development Work	32
5.4	Escrow Deposit	32
5.5	Bankruptcy	38

ARTICLE VI SUPERINTENDENCE AND EMPLOYEES		40

6.1	Symbotic Personnel	40
6.2	Walmart Personnel	40
6.3	Removal of Symbotic Personnel	40
6.4	Key Employees	40
6.5	Subcontractors	41
6.6	Relationship of Personnel	42
6.7	Non-Solicitation	42
6.8	Acknowledgement	43
6.9	Immigration Compliance	43

ARTICLE VII FEES; PAYMENTS		44

7.1	Charges	44
7.2	Invoicing	45
7.3	Payment Disputes	45
7.4	Taxes	45

ARTICLE VIII INTELLECTUAL PROPERTY RIGHTS		49

8.1	Retained Work	49
8.2	Intellectual Property Ownership	49
8.3	Project Drawings	50
8.4	No Other Jointly-Developed or Walmart-Owned Work Product	51
8.5	System Data and Walmart Data	51
8.6	Third Party Intellectual Property	52

ARTICLE IX INSURANCE REQUIREMENTS		52

9.1	Certificates	52
9.2	Walmart’s Insurance Requirements	52
9.3	Symbotic’s Insurance Requirements	54
9.4	Waiver of Subrogation	55
9.5	EMAA Jurisdiction.	55

ARTICLE X CHANGE OF CONTROL		55

10.1	Notice Right	55

ARTICLE XI EXCLUSIVITY		57

11.1	Specific Restrictions	57

ARTICLE XII ENHANCED COOPERATION PROTOCOL		58

12.1	Enhanced Cooperation Protocol	58

ARTICLE XIII CONFIDENTIALITY AND ACCESS TO WALMART SYSTEMS		58

13.1	Treatment of Confidential Information Generally	58
13.2	Exceptions	59
13.3	Mandatory Disclosure	59
13.4	Return; Destruction of Information	60
13.5	Disclosure to Representatives; Obligations	60
13.6	No Walmart Personal Information	61
13.7	Walmart System	61
13.8	Cyber-Operational Continuity Testing	62

ARTICLE XIV REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS		62

14.1	Symbotic Representations and Warranties	62
14.2	Warranty Coverage	63
14.3	Warranty Pass-Through	64
14.4	No Additional Representations	64
14.5	Walmart Representations and Warranties	65
14.6	No Additional Walmart Representations or Warranties	65

ARTICLE XV INDEMNIFICATION; LIMITATION OF LIABILITY		66

15.1	Infringement or Misappropriation of Intellectual Property Rights	66
15.2	Other Symbotic Indemnification Obligations	68
15.3	Walmart Indemnity Obligations	68
15.4	Indemnification Procedure	69
15.5	No Consequential Damages	70
15.6	Survival of Claims	70
15.7	Limitation of Liability	70
15.8	Exclusion from Liability Cap	71
15.9	Treatment of Claims Under the Support Agreement	72
15.10	Parental Guarantee	72

ARTICLE XVI TERM AND TERMINATION		73

16.1	Term	73
16.2	Termination by Walmart for Symbotic Material Breach	73
16.3	Termination for Symbotic Change of Control	74
16.4	Termination by Symbotic for Walmart Material Breach	74
16.5	Termination for Insolvency	74
16.6	Termination for CPS Failure and Symbotic Failure to Meet Performance Standards on Project Time Schedule	74
16.7	Effect of Termination	74
16.8	In-Progress Work	77
16.9	Survival of Obligations	77
16.10	Severable Termination of Ancillary EMAA Agreements	78

ARTICLE XVII DISPUTE RESOLUTION		79

17.1	General Dispute Resolution Process	79
17.2	Arbitration	80
17.3	Good Faith Dispute Resolution Process	82
17.4	Right to Seek Additional Remedies	82
17.5	Statute of Limitations; Toll	82

ARTICLE XVIII FORCE MAJEURE AND SUPPLY CHAIN RESILIENCE		82

18.1	Force Majeure	82
18.2	Quality Management System	83

ARTICLE XIX MISCELLANEOUS PROVISIONS		84

19.1	Integrated Agreement	84
19.2	Severability	84
19.3	Interpretation	84
19.4	Equitable Relief	85
19.5	Successors and Assigns	85
19.6	Cumulative Remedies	86
19.7	Late Payments	86
19.8	Governing Law	86
19.9	Jurisdiction; Venue	86
19.10	Waiver of Right to Jury Trial	87
19.11	Publicity	87
19.12	Waiver	87
19.13	Notices	88
19.14	Headings	88
19.15	Amendment and Modification	89
19.16	Counterparts	89
19.17	Relationship of the Parties	89
19.18	Ambiguities	89
19.19	No Third Party Beneficiaries	89
19.20	Audit Rights	89

List of Exhibits:

Exhibit E-A	Definitions

Exhibit E-B	Form Project SOW [***]

Exhibit E-C	Reporting

Exhibit E-D	Relationship Governance

Exhibit E-E	Project Site Procedures and Responsibilities Matrix

Exhibit E-G	Support Agreement [***]

Exhibit E-J	Pricing [***]

Exhibit E-K	Project Schedule

Exhibit E-M	Performance Standards and Acceptance Criteria

Exhibit E-N	Expected Timeline

Exhibit E-P	Stranded Costs

Exhibit E-R	Audit Rights

Exhibit E-T	Information Security Addendum

Exhibit E-V	Continuous Performance Standards

Exhibit E-W	Reference Standards [***]

Exhibit E-X	Form Market Program Addendum

Exhibit E-Y	Form Development Program Addendum [***]

Exhibit E-Z	Capabilities, Capacity and Continuity Certification

Exhibit E-AA	Cyber-Operational Continuity Testing Protocol

Exhibit E-BB	Enhanced Cooperation Protocol

ENTERPRISE MASTER

AUTOMATION AGREEMENT

This Enterprise Master Automation Agreement (this “Agreement”), effective on the twenty ninth day of October, 2026 (the “Effective Date”) is entered into among Walmart Inc., a Delaware corporation (“Walmart”), Symbotic Inc., a Delaware corporation (“Symbotic”) and Symbotic LLC, a Delaware limited liability company (“Symbotic LLC”). Walmart and Symbotic may each be referred to as a “Party”.

RECITALS

WHEREAS, Walmart operates a global network of retail as well as distribution, fulfillment, and other supply chain facilities across the United States and select international markets, and intends to deploy automation across such facilities on an enterprise basis (the “Enterprise Program”);

WHEREAS, Symbotic is engaged in the business of developing, commercializing, deploying, installing, licensing, supporting and maintaining innovative and comprehensive technology solutions and automation systems to facilitate supply chain operations;

WHEREAS, as of the Effective Date, the Parties operate under the following agreements: (a) the Second Amended and Restated Master Automation Agreement among Walmart, Symbotic LLC and Warehouse Technologies, dated May 20, 2022 (the “Second MAA”); (b) the Master Automation Agreement between Walmart and Symbotic LLC, dated January 27, 2025 (the “2025 MAA,” together with the Second MAA, the “Existing Commercial Agreements”); and (c) the Master Specialized Automation Services and Equipment Agreement among Walmart Mexico, Symbotic Mexico and Symbotic LLC, dated September 30, 2024 (the “Mexico Master Agreement,” together with the Existing Commercial Agreements, the “Existing Program Agreements”), each of which shall continue in effect and be deemed amended and incorporated into this Agreement on the terms set forth in this Agreement (other than the Mexico Master Agreement);

WHEREAS, the Parties desire to establish a single enterprise contracting framework that: (a) governs all current and future automation programs on a global basis; (b) harmonizes Walmart’s capital, capacity, and priority allocation across the Enterprise Program; and (c) preserves market- and project-specific flexibility through this Agreement, the Ancillary EMAA Agreements and the Existing Commercial Agreements, in each case in furtherance of the Enterprise Program; and

WHEREAS, concurrently with the execution of this Agreement, Walmart Mexico, Symbotic Mexico and Symbotic LLC have entered into a side letter setting forth certain terms and conditions with respect to the Mexico Master Agreement (the “Mexico Master Agreement Side Letter”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable mutual consideration, the receipt and adequacy of which are hereby acknowledged by each of the Parties, the Parties agree as follows:

ARTICLE I

OVERVIEW OF THE ENTERPRISE PROGRAM

1.1 The Enterprise Program.

(a) General. This Agreement, the Existing Program Agreements and all Ancillary EMAA Agreements are intended to establish the contractual framework under which the Enterprise Program will operate and shall govern all current and future business between the Parties on a global basis, subject to the terms and conditions set forth herein and with respect to the Mexico Master Agreement and the Mexico Master Agreement Side Letter. The Enterprise Program encompasses the development, commercialization, deployment, installation, licensing, support and maintenance of all systems and technology, including Symbotic Systems, that are developed by or on behalf of Symbotic and sold to Walmart and/or any one or more of its Affiliates pursuant to the terms and conditions of this Agreement, any applicable Ancillary EMAA Agreement and the Existing Program Agreements.

(b) Market Program Addendum. Where one or more specific Project(s) (i) require terms specific to a particular EMAA Jurisdiction or (ii) require terms specific to the purchase or provision of Symbotic Systems or services, or other product types and/or services, as applicable, the Parties may enter into a “Market Program Addendum” with respect to such Project(s), substantially in the form set forth in Exhibit E-X (Form Market Program Addendum) or otherwise agreed to by the Parties (each, a “Market Program Addendum”); provided, that this Section 1.1(b) shall not apply to any Project that constitutes a Development Project (as defined below). For the avoidance of doubt, a single Market Program Addendum may govern multiple Projects (including multiple Projects within one EMAA Jurisdiction).

(c) Development Program Addendum. Where a specific Project primarily concerns research, design, development, prototyping, testing, pilot deployment, or commercialization-readiness activities relating to new technology or technology that has not yet achieved production scale (including, for the avoidance of doubt, improvements to existing technology) (“Development Project”), the Parties shall, if mutually agreed on the determination to pursue a Development Project, enter into a “Development Program Addendum” with respect to such Development Project, substantially in the form set forth in Exhibit E-Y (Form Development Program Addendum) or otherwise agreed to by the Parties (each, a “Development Program Addendum”). Each Development Program Addendum shall set forth the scope of the applicable Development Project, and may include Projects concerning the development of any Derivative Work or Retained Work or Walmart Intellectual Property or Symbotic Intellectual Property. For the avoidance of doubt, the execution of a Development Program Addendum shall not, by itself, obligate Walmart to any minimum purchase commitment unless such commitment is expressly set forth in the applicable Development Program Addendum or otherwise agreed to in writing by the Parties.

1.2 Order of Precedence.

(a) General. Subject to the application of this Section 1.2, the provisions of this Agreement shall apply to each Market Program Addendum, Development Program Addendum, Project SOW, Non-Project SOW and Existing Program Agreement, including, for the avoidance of doubt, the EMAA Exhibits.

(b) Priority. In the event of any conflict or inconsistency between this Agreement and any Ancillary EMAA Agreements or among any Ancillary EMAA Agreements, the following order of precedence shall apply: (i) this Agreement (including the EMAA Exhibits, but excluding the forms of the instruments described in clauses (ii) and (iii) of this Section 1.2(b)) shall control over (ii) any applicable Market Program Addendum or Development Program Addendum (but excluding the forms of the instruments described in clause (iii) of this Section 1.2(b)), which shall control over (iii) any applicable Project SOW or Non-Project SOW and any Change Orders in respect thereof; provided, that, subject to Section 1.2(f), (x) to the extent any applicable Market Program Addendum or Development Program Addendum expressly contradicts this Agreement or states that its provisions are intended to supersede or control with respect to a specific identified provision of, or subject matter included in, this Agreement, such provisions of the applicable Market Program Addendum or Development Program Addendum shall control solely with respect to the subject matter, Project, Symbotic System or EMAA Jurisdiction (as applicable) so specified and (y) to the extent any applicable Project SOW or Non-Project SOW includes provisions concerning administrative, technical, pricing or operational detail regarding the deployment, development, design, testing, installation, licensing or maintenance of any specific Project or Services under a Project SOW or Non-Project SOW in any EMAA Jurisdiction under a Market Program Addendum or any Development Project or Services under a Development Program Addendum (as applicable) that are inconsistent with the provisions of this Agreement or any applicable Market Program Addendum or Development Program Addendum, such provisions of the applicable Project SOW or Non-Project SOW shall control solely with respect to the specific Project, Services or Development Project (as applicable) to which such Project SOW or Non-Project SOW pertains, in each case, consistent with Section 19.1 (Integrated Agreement); provided, further, that no Project SOW or Non-Project SOW may address any subject matter other than the administrative, technical, pricing or operational detail described in clause (y) above, and any provision purporting to do so shall be null and void.

(c) Existing Commercial Agreements. The Existing Commercial Agreements shall remain in full force and effect in accordance with their respective terms except to the extent expressly amended, modified or superseded by this Agreement or an applicable Ancillary EMAA Agreement. In the event of any conflict or inconsistency with this Agreement, except to the extent expressly amended, modified or superseded by this Agreement or an applicable Ancillary EMAA Agreement in accordance with Section 19.1 (Integrated Agreement), the Existing Commercial Agreements shall control.

(d) Mexico Master Agreement. The Mexico Master Agreement shall remain in full force and effect in accordance with its terms except to the extent expressly amended, modified or superseded by this Agreement or the Mexico Master Agreement Side Letter. In the event of any conflict or inconsistency with this Agreement, except as otherwise expressly set forth in this Agreement or the Mexico Master Agreement Side Letter, the Mexico Master Agreement shall control; provided that, for the avoidance of doubt, if the Mexico Master Agreement Side Letter includes an obligation to amend the Mexico Master Agreement Side Letter or the Mexico Master Agreement to apply any amendment, modification, supplement or waiver of this Agreement, the parties thereto shall fully comply with such obligation.

(e) Schedules and Exhibits.

(i) Subject to Section 1.2(f), in the event of any inconsistency between the statements in the body of this Agreement and the EMAA Exhibits, the terms and conditions of the body of this Agreement shall control, unless expressly stated in any EMAA Exhibit that such EMAA Exhibit, as applicable, is intended to supersede, supplement or deviate from this Agreement.

(ii) In the event of any inconsistency between the statements in the body of any Market Program Addendum or Development Program Addendum and the exhibits, schedules, addenda and any other documents or instruments appended thereto, the terms and conditions of the body of such Market Program Addendum or Development Program Addendum, as applicable, shall control, unless (x) such terms relate to the matters identified in Section 1.2(f), in which case the EMAA Permanent Provisions shall control, or (y) expressly stated in any exhibit, schedule, addendum and any other document or instrument appended to any Market Program Addendum or Development Program Addendum, as applicable, that such exhibit, schedule, addendum or any other document or instrument appended thereto, as applicable, is intended to supersede, supplement or deviate from the applicable Market Program Addendum or Development Program Addendum.

(iii) Subject to Section 1.2(f), in the event of any inconsistency between the statements in the body of any Project SOW or Non-Project SOW and the exhibits, schedules, addenda and any other documents or instruments appended thereto, the terms and conditions of the body of such Project SOW or Non-Project SOW, as applicable, shall control, unless expressly stated in any exhibit, schedule, addendum and any other document or instrument appended to any Project SOW or Non-Project SOW, as applicable, that such exhibit, schedule, addendum or any other document or instrument appended thereto, as applicable, is intended to supersede, supplement or deviate from the applicable Project SOW or Non-Project SOW. For the avoidance of doubt, consistent with Section 1.2(b), no Project SOW or Non-Project SOW (including any exhibit, schedule, addendum or any other document or instrument appended thereto and any Change Order in respect thereof) may address any subject matter other than the administrative, technical, pricing or operational detail regarding the deployment, development, design, testing, installation, licensing or maintenance of the specific Project, Services or Development Project to which such Project SOW or Non-Project SOW pertains, and any provision purporting to do so shall be null and void.

(f) Enterprise Level Permanent Provisions. Notwithstanding anything in this Agreement to the contrary (including Section 1.2(a) through (e)), this Section 1.2, and Section 2.1 (General), Section 2.2 (Updates to Exhibit E-N), Section 5.3(b) (Other Joint Developments), Article X (Change of Control), Article XVI (Term and Termination), Article XVII (Dispute Resolution), Section 19.4 (Equitable Relief), Section 19.12 (Waiver) and Section 19.15 (Amendment and Modification) (the “EMAA Permanent Provisions”) shall not be amended, modified, superseded, waived or supplemented by any EMAA Exhibit, Ancillary EMAA Agreement, Existing Program Agreement or any other instrument contemplated by this Agreement, and shall not in any event be amended, modified, superseded, waived or supplemented except by a written instrument duly executed by each of Symbotic and Walmart in accordance with Section 19.15(b); provided, that any provision of any Ancillary EMAA Agreement that contradicts, conflicts with or is inconsistent with any EMAA Permanent Provision shall be void ab initio to the extent of such contradiction, conflict or inconsistency. For the avoidance of doubt, nothing in this Section 1.2(f) shall be construed to permit any Ancillary EMAA Agreement to amend any provision of the EMAA, including the EMAA Permanent Provisions.

(g) Further Assurances; Anti-Avoidance. Each of Symbotic and Walmart shall, and shall cause its respective Affiliates and Representatives to, execute and deliver such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Section 1.2 and give effect to the order of priority set forth herein and the transactions contemplated by this Agreement and the Ancillary EMAA Agreements. Additionally, each of Symbotic and Walmart shall, and shall cause its respective Affiliates and Representatives to, perform its respective obligations under this Agreement and each Ancillary EMAA Agreement in good faith, and neither Party shall, directly or indirectly, take (or omit to take) any action, or enter into, structure or characterize any transaction, arrangement or relationship intended to, or that would be reasonably likely to, result in the circumvention or frustration of the provisions of this Agreement, including the circumvention of Section 11.1 (Specific Restrictions), or of the right or benefit conferred upon the other Party under this Agreement or any Ancillary EMAA Agreement. For the avoidance of doubt, neither Party shall cause or permit any of its Affiliates, Personnel, Subcontractors or Representatives to take (or omit to take) any action that such Party is itself prohibited from taking (or omitting to take) under the foregoing sentence, and any such action or omission by such Persons shall be deemed to be the action or omission of such Party for purposes of this Section 1.2(g).

(h) Amendments to the EMAA; No Duplication of Obligations. Any amendment, modification or supplement to a provision of the EMAA shall automatically apply to each EMAA Exhibit and Ancillary EMAA Agreement without the need for a separate amendment thereto, unless such amendment, modification or supplement to the EMAA expressly provides that it does not apply to a specific EMAA Exhibit or Ancillary EMAA Agreement or to EMAA Exhibits or Ancillary EMAA Agreements generally. To the extent any obligation of a Party under an EMAA Exhibit or Ancillary EMAA Agreement addresses the same subject matter as, and is duplicative of, an obligation of such Party or such Party’s Affiliates under the EMAA, performance of such obligation under either of such EMAA Exhibit or Ancillary EMAA Agreement or the EMAA shall be deemed to satisfy the corresponding obligation under the other, and no Party (including such Party’s Affiliates) shall be required to perform the same obligation more than once in respect of the same underlying subject matter.

1.3 EMAA Jurisdiction. The Parties agree to use commercially reasonable efforts to, and reasonably cooperate with each other in connection with (a) identifying and evaluating all applicable material regulatory, licensing, permitting, corporate formation, or other material legal requirements applicable to one or both Parties (collectively, “Market Entry Requirements”) necessary to enter into the transactions contemplated by this Agreement and the applicable Ancillary EMAA Agreements in (i) each Existing EMAA Jurisdiction set forth in this Agreement and (ii) any additional EMAA Jurisdiction that the Parties may agree to pursue during the Term, and (b) subject to the limitations and qualifications contemplated by Section 2.11 (Project Work – Legal Compliance), satisfying such Market Entry Requirements. In connection with the foregoing, Symbotic shall form or cause to be formed a Symbotic Entity organized under the Laws of each EMAA Jurisdiction in which a Market Program Addendum is to be entered into, and such Symbotic Entity shall be the contracting party to the applicable Market Program Addendum on behalf of Symbotic, unless otherwise agreed by the Parties in the applicable Market Program Addendum or Development Program Addendum. Each Party shall bear its own costs and expenses incurred in connection with the obligations expressly contemplated by this Section 1.3 unless otherwise agreed in the applicable Market Program Addendum or Development Program Addendum.

ARTICLE II

PROJECTS

2.1 General. Subject to the terms of this Agreement, including, for the avoidance of doubt, Section 2.2 (Updates to Exhibit E-N), Walmart shall purchase Symbotic Systems in accordance with Exhibit E-N (Expected Timeline) representing an aggregate commitment of at least 39.93 Modules set forth under Market Program Addenda (such minimum amount, the “Initial MPA Commitment”) and an additional $125,000,000 with respect to commitments set forth under Development Program Addenda (such amount, the “Initial DPA Commitment” and, together with the Initial MPA Commitment, the “Initial Commitment”). In connection with the Initial Commitment, the Parties shall enter into one or more Market Program Addenda in accordance with Section 1.1(b) (Market Program Addendum), covering the Existing EMAA Jurisdictions, and shall enter into a Development Program Addendum in accordance with Section 1.1(c) (Development Program Addendum), covering the Initial DPA Commitment. Each such Market Program Addendum and Development Program Addendum shall be executed as soon as reasonably practicable following, the Effective Date, in each case, subject to the satisfaction of the applicable Market Entry Requirements. Exhibit E-N (Expected Timeline) may be modified from time to time in accordance with the Rolling Project Schedule and the terms of this Agreement, including termination of a specific Project SOW under the applicable Market Program Addendum or Development Program Addendum. Each Affiliate of Walmart that is a party to a Market Program Addendum (and, for the avoidance of doubt, Walmart where it is a party to a Market Program Addendum) shall be responsible for purchasing the Symbotic Systems for the Modules allocated to that Market Program Addendum; provided that Walmart shall remain responsible for (a) ensuring that the Commitments set forth in Exhibit E-N (Expected Timeline) are allocated and satisfied in accordance with Exhibit E-N (Expected Timeline), including in the event a Market Program Addendum is not executed, and (b) purchasing the Symbotic Systems comprising any Commitment for which an applicable Market Program Addendum is not executed until that Market Program Addendum is executed. For the avoidance of doubt, Walmart shall be responsible for all [***] in respect of a Commitment if the Market Program Addendum to which that Commitment is allocated is not in effect or no Market Program Addendum is executed with respect thereto. If that Market Program Addendum is executed and in effect, the applicable Walmart Affiliate shall be responsible for such [***].

2.2 Updates to Exhibit E-N(a) . Exhibit E-N (Expected Timeline) sets forth, as of the Effective Date, among other information, the allocation of the Modules in respect of the Initial MPA Commitment, including among the Market Program Addenda executed as of the Effective Date. The Commitments, and the Modules allocated in respect thereof in Exhibit E-N (Expected Timeline), may not be reduced without the mutual written consent of the Parties; provided that the

Expected Timeline, including the allocation of such Modules, may be adjusted in accordance with Exhibit E-N (Expected Timeline). Notwithstanding anything to the contrary in this Agreement (including Section 19.15 (Amendment and Modification)), upon any allocation of Modules, or any change to the allocation of Modules, among Calendar Years, Symbotic System types and/or EMAA Jurisdictions as expressly permitted under Exhibit E-N (Expected Timeline) (including upon (i) the Parties’ execution of any new Market Program Addendum in accordance with this Agreement, (ii) the agreement of the Parties to any Commitment in addition to the Initial MPA Commitment, (iii) any Reallocation or other shift of Modules permitted under Exhibit E-N (Expected Timeline), or (iv) any extension of the Expected Timeline pursuant to Section 3(b) or Section 4(b) of Exhibit E-N (Expected Timeline)), Walmart shall update Schedule 1 to Exhibit E-N (Expected Timeline) in accordance with Section 1(m) of Exhibit E-N (Expected Timeline) to evidence such change in allocation, and shall maintain the then-current form of Exhibit E-N (Expected Timeline) in its books and records. Exhibit E-N (Expected Timeline) shall thereupon be amended to reflect such allocation (including, in the case of clause (i) or clause (ii) above, to include the applicable Market Program Addendum and the Modules allocated in respect of the applicable Commitment), without any express amendment or any further action by either Party, and such then-current form shall constitute Exhibit E-N (Expected Timeline) for all purposes of this Agreement and each Ancillary EMAA Agreement. Walmart shall deliver each such updated Schedule 1 to Symbotic, which must be approved by Symbotic in writing; provided that any failure by Walmart to update Schedule 1, or to deliver an updated Schedule 1 to Symbotic, shall not affect the validity or effectiveness of the underlying transaction, any Commitment, any such allocation or any such amendment. Exhibit E-N (Expected Timeline), as so updated from time to time, shall apply to, and be binding on the parties to, each Market Program Addendum and each Project SOW executed thereunder, and each Walmart Affiliate and Symbotic Entity party to a Market Program Addendum shall be bound by the allocation of Modules among Symbotic System types, EMAA Jurisdictions and Calendar Years set forth therein as if it were Walmart or Symbotic, as applicable, for such purpose. For the avoidance of doubt, the Expected Timeline relates solely to the Symbotic Systems to be purchased and implemented under Market Program Addenda, and references in Exhibit E-N (Expected Timeline) to the Commitments, the Modules, the Total Annual Commitment and the Original Allocation exclude any commitment of Walmart to purchase, or of Symbotic to implement, Symbotic Systems under any Development Program Addendum (including the Initial DPA Commitment), the scheduling of which, and the other terms applicable to which, shall be governed solely by the applicable Development Program Addendum.

2.3 Projects. Subject to the terms of this Agreement and any other applicable Ancillary EMAA Agreement, Symbotic shall perform the Work, and Walmart shall make the applicable payments set forth in this Agreement and perform the Walmart Responsibilities, in each case, in a timely manner.

2.4 Statements of Work.

(a) Project SOWs. Each statement of work entered into either (i) in connection with a Project under any Market Program Addendum or (ii) for purposes of installation-related activities under any Development Program Addendum shall be considered a “Project SOW.” Each Project SOW shall govern the scope, schedule, pricing, and acceptance criteria for the applicable Project.

(b) Non-Project SOWs. The Parties may mutually agree to enter into one or more statements of work under a Market Program Addendum, a Development Program Addendum or other instrument contemplated by this Agreement that is not a Project SOW, including, but not limited to:

(i) statements of work entered into for purposes of development-related activities pursuant to a Development Program Addendum (each, a “Development SOW”);

(ii) statements of work setting forth any applicable Enhanced Services (as such term is defined in Exhibit E-G (System Support Agreement)), so long as the costs and fees applicable to such Enhanced Services have been determined by the Parties in writing (such statement of work, a “Support Services SOW”), including in the form attached to Exhibit E-G (Support Agreement) (“System Operating SOW”); and

(iii) any other statements of work as the Parties may mutually agree from time to time.

(c) General. Each Statement of Work shall identify the party or parties to which it applies. For the avoidance of doubt, except as expressly named in the applicable Statement of Work, including any named Third Party beneficiaries thereto, no other parties will be deemed a party to, and shall have no rights or obligations under, such Statement of Work.

2.5 Scheduling. For all Installation Projects, Symbotic and Walmart shall develop and maintain a mutually agreed [***] rolling project schedule (the “Rolling Project Schedule”), consistent with the terms set forth in Exhibit E-K (Project Schedule). The Rolling Project Schedule will indicate the number of Symbotic Systems, if any, to be implemented during such [***] period, the Project Sites where they are to be installed, the date by when the Parties anticipate finalization of the Project SOW (the “Project SOW Date”), the scheduled dates for Preliminary Acceptance and Final Acceptance and such other information as is indicated in the applicable Market Program Addendum, Development Program Addendum and/or Project SOW.

2.6 Pre-Project SOW Work. Prior to execution of any Project SOW, and consistent with the timing set forth in the Rolling Project Schedule, the Parties shall undertake the following activities:

(a) Site Information. For all Installation Projects, Walmart or its Affiliates shall provide to Symbotic with reasonable access to, and accurate and complete information regarding, the Sites included in the Rolling Project Schedule in order for Symbotic to achieve efficiencies in the design phase of the Projects. Walmart acknowledges and agrees that such reasonable access and information is required for Symbotic’s preparation of the Design Documents pursuant to Section 2.6(d) (Design Document Preparation).

(b) Site Inspections. For all Installation Projects, no later than four months prior to the Project SOW Date, Walmart shall provide or shall cause to be provided to Symbotic with reasonable access to each applicable Project Site as reasonably required for Symbotic to conduct all tests, surveys and inspections of the applicable Project Site and each other location where any portion of the Work shall be performed, and surrounding locations or applicable access points or other locations reasonably necessary in connection therewith, to the full extent Symbotic, in its reasonable discretion, deems necessary or advisable for Symbotic to undertake the Work (each, a “Site Inspection”). Symbotic shall use commercially reasonable efforts to conduct the Site Inspections in a manner designed to minimize, to the extent practicable, interference with Walmart’s business operations.

(c) Site Inspection Report. For all Installation Projects, within a reasonable time after the completion of a Site Inspection, but in no event later than 60 days prior to the Project SOW Date, Symbotic shall provide to Walmart a written report (a “Site Inspection Report”) setting forth Walmart’s responsibilities for such Site (“Walmart Site Responsibilities”). Walmart shall not be bound by any Walmart Site Responsibilities if such Walmart Site Responsibilities are inconsistent with the Walmart Responsibilities set forth in Exhibit E-E (Project Site Procedures and Responsibilities Matrix), unless Walmart approves thereof in writing.

(d) Design Document Preparation. With respect to all Project SOWs, Symbotic shall prepare and, no later than 30 days prior to the Project SOW Date, provide to Walmart the drawings and specifications for the Symbotic Systems, including with respect to the installation of such Symbotic Systems, as applicable, at each applicable Project Site (all Site drawings and specifications for Work prepared by Symbotic, the “Design Documents”). Walmart shall have the opportunity to review and accept the Design Documents prior to execution of a Project SOW. When providing the Design Documents to Walmart, Symbotic shall identify all material inconsistencies between the condition of each Site and the Design Documents, other than latent defects or inconsistencies that a reasonable inspection would not have uncovered. Any Dispute relating to the Design Documents or the acceptance thereof shall be escalated to a Representative appointed by each Party holding the title Vice President or higher and having the decision-making authority to resolve the Dispute on behalf of such party (“Senior Representatives”) with a goal of resolving such Dispute within 10 Business Days after either Party notifies the other of such Dispute in writing and such Senior Representatives shall also attempt to determine the impact of a delay on the finalization of the Design Document has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay during such 10 Business Day period. In the event that the Senior Representatives cannot resolve the Dispute or make such determination within such time frame, the Dispute shall be governed by Article XVII (Dispute Resolution) of this Agreement.

2.7 Preparation of Project SOW.

(a) Exhibit E-B (Form Project SOW) shall be the form of statement of work for all Projects under this Agreement, each Market Program Addendum and each Development Program Addendum; provided that a Market Program Addendum may include a form of Project SOW that, subject to, for the avoidance of doubt, Section 1.2 (Order of Precedence), modifies Exhibit E-B (Form Project SOW) to the extent necessary or appropriate, including for the Symbotic System types covered by such Market Program Addendum or Development Program Addendum, or applicable Law in the relevant EMAA Jurisdiction; provided, further, that each such form shall contain provisions that are applicable to all Projects to be entered into under the applicable Market Program Addendum or Development Program Addendum (such generally applicable provisions, “General SOW Provisions”) as well as placeholders for Project-specific provisions to be negotiated by the Parties on a Project-by-Project basis. “Form Project SOW” means Exhibit E-B (Form Project SOW) or, with respect to any Market Program Addendum that includes a modified form in accordance with the foregoing, such modified form.

(b) With respect to any Project SOW:

(i) At the time that the Parties agree that all work necessary to draft the applicable Project SOW has been completed, pursuant to Section 2.6 (Pre-Project SOW Work), the Parties shall prepare and finalize a Project SOW based on the applicable Form Project SOW, attaching the Design Documents and describing in detail: (A) the Site; (B) the Symbotic System to be installed at and/or provided to such Site, including the number and type of components that comprise the Symbotic System for such Site; (C) with respect to Installation Projects, the Project Time Schedule; (D) the Work to be performed by Symbotic for such Project, including implementation of the Symbotic System and the integration of the Symbotic System with Walmart Systems and other applicable Third Party systems, testing of all hardware and software components required for the Symbotic System operation, and coordinating the operational production ramp-up of the Symbotic System, as applicable, after the date of Preliminary Acceptance until the Symbotic System at the Site achieves Final Acceptance; (E) the Walmart Site Responsibilities; (F) any adjustments to Exhibit E-J (Pricing) with respect to the cost of the Project; and (G) a list of recommended Consumables, to the extent applicable to the Symbotic System. Each Project SOW may also include (1) any Project-specific legal, regulatory, health and safety, labor, construction or operational requirements applicable to the Project and the jurisdiction in which it is performed (in each case to the extent not duplicative of the obligations contemplated by this Agreement) and (2) any Enhanced Services (as such term is defined in Exhibit E-G) to be provided by Symbotic in connection with such Project SOW pursuant to Exhibit E-G (Support Agreement).

(ii) In the event a Project SOW is not finalized by the Parties within 10 Business Days after either Party notified the other that all work necessary to draft the applicable Project SOW has been completed, the matter shall be escalated to Senior Representatives with a goal of resolving such Dispute within 10 Business Days. In connection with such escalation, the Senior Representatives shall also attempt to determine the impact a delay on the finalization of the Project SOW has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay during such 10 Business Day period. In the event that the Senior Representatives cannot resolve the Dispute or make such determination within such time frame, the Dispute shall be governed by Article XVII (Dispute Resolution) of this Agreement.

2.8 Execution of Project SOWs. A Project SOW shall not be effective until executed by both Parties. Only each Party’s authorized officers or his or her express designee (as designated by such Party in writing) shall be authorized to execute a Project SOW on behalf of such Party. In the event a Project SOW is not executed by either Party within 10 Business Days after the draft of the Project SOW has been finalized, the matter shall be escalated to Senior Representatives with a goal of resolving such Dispute within 10 Business Days. In connection with such escalation, the Senior Representatives shall also attempt to determine the impact a delay on the execution of the Project SOW has had on the Project Time Schedule, if any, and whether any modifications to the Project Time Schedule are reasonably required due to such delay (to the extent applicable) during such 10 Business Day period. In the event that the Senior Representatives cannot resolve the Dispute or make such determination within such time frame, the Dispute shall be governed by Article XVII (Dispute Resolution) of this Agreement.

2.9 As Built Drawings. For each Installation Project, Symbotic shall create and provide Walmart with editable electronic copies of As Built Drawings no later than 90 days after Preliminary Acceptance of such Project pursuant to the requirements set forth in the following sentence of this Section 2.9. Walmart shall pay Symbotic’s reasonable costs associated with providing such editable electronic copies of such As Built Drawings. Each As Built Drawing shall be stamped “PROJECT RECORD” in conspicuous letters, and shall legibly indicate on each document the following by way of title block:

(a) Date;

(b) Project title and number;

(c) Symbotic name, address and telephone number;

(d) Certification as follows: “This Plan, with the as-built notations, accurately reflects the completed Work with respect to [Project title and number]”; and

(e) Signature of Symbotic’s authorized Representative.

2.10 Project Work – Walmart Site Responsibilities. For each Installation Project, Walmart shall perform the Walmart Site Responsibilities prior to the date on which installation of a Symbotic System commences at a Site pursuant to a Project SOW (the “Installation Commencement Date”).

2.11 Project Work – Legal Compliance. Throughout the Term, Symbotic and Walmart will each perform their respective obligations under this Agreement in accordance with applicable Laws. If Symbotic becomes aware that any Work (including, for the avoidance of doubt, the Equipment or a Symbotic System) is in material violation of any applicable Law or does not materially comply with the Reference Standards, Symbotic shall, unless expressly prohibited by Law, promptly inform Walmart in writing, which may be communicated on a counsel-to-counsel basis. Symbotic shall bear all costs for ensuring its Work complies with all applicable Law other than such Laws that are the responsibility of Walmart pursuant to this Section 2.11 or Permits that are the responsibility of Walmart pursuant to Section 2.25 (Permits and Regulations), provided that if a Law is enacted or modified after the Effective Date that does or would reasonably be expected to have a material impact on Symbotic’s costs to perform the Work, the Parties shall allocate the cost of compliance with such new or modified Law pursuant to a Change Order, provided further, that prior to the execution of an applicable Change Order by the Parties, if compliance with such new or modified Law cannot reasonably be achieved without modifying the Work or any portion thereof, Symbotic shall have no obligation to perform the affected portion of the Work in violation of such new or modified Law. For the avoidance of doubt, Symbotic shall have no obligation under this Agreement or any Ancillary EMAA Agreement to perform the Work in accordance with such new or modified Law or Reference Standards unless and until the execution of a Change Order unless otherwise mutually agreed by the Parties in writing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 2.11, Symbotic shall not be responsible for any violation of this Section 2.11 (Project Work – Legal Compliance) to the extent caused by a violation of Laws at a Project Site that are the responsibility of Walmart or to the extent related to any act or omission connected with the actions or omissions of Walmart, any Walmart Affiliate or any of its and their respective Representatives.

2.12 Reporting. In addition to the reports systematically generated by the Symbotic System itself, the Parties shall provide each other with reports related to this Agreement and the Work hereunder in accordance with Exhibit E-C (Reporting).

2.13 Relationship Governance.

(a) General. The Parties shall apply the governance process for the management of this Agreement and collaboration of the Parties in connection with the performance of the Parties’ respective obligations under this Agreement as set forth in Exhibit E-D (Relationship Governance). The Parties acknowledge and agree that each Market Program Addendum and Development Program Addendum may contain its own relationship governance exhibit, which shall govern the day to day operations of, and escalation procedures applicable to, the specific Project to which it relates.

(b) Working Groups. In addition to the governance processes set forth in Exhibit E-D (Relationship Governance), the Parties may, from time to time, establish one or more working groups (each, a “EMAA Working Group”), by mutual written agreement, which agreement shall specify the topic area, initial membership, meeting cadence, duration and reporting obligations applicable to such EMAA Working Group, and each such EMAA Working Group shall be comprised of Personnel designated by each Party with relevant subject-matter expertise in the applicable topic area (to the extent available). Each existing EMAA Working Group shall: (i) meet no less frequently than once per year (or at such other frequency as the Parties may agree with respect to a particular EMAA Working Group); (ii) identify and report to the Enterprise Executive Management Committee on key issues, risks, and opportunities within its designated topic area; and (iii) discuss and, where mutually agreed, develop and share action plans, recommendations, and deliverables on an advisory basis, as reasonably useful to the objectives of the Enterprise Program with respect to such topic area. As of the Effective Date, the following EMAA Working Groups are in effect: (A) the Procurement Working Group, as further described in Section 2.29 (Procurement Assistance; Other Cooperation); and (B) the Pricing Working Group, as further described in Exhibit E-J (Pricing).

2.14 Changes to a Project SOW. Subject to Section 1.2 (Order of Precedence): (a) either Party may request changes to a Project SOW, pursuant to a written change request executed by each Party’s authorized officers or his or her express designee (as designated by such Party in writing) (each, a “Change Request”); (b) acceptance of such a request shall not be unreasonably conditioned, delayed or withheld; (c) a Party receiving a Change Request shall respond to such request within a commercially reasonable period of time; (d) once agreed, such changes shall be made pursuant to a written change order amending the applicable duly executed Project SOW (each, a “Change Order”) and shall specify the contemplated change(s), including to the extent applicable: (x) the change to the Cost of Material and Labor for such Project; and (y) any adjustments to the Project Time Schedule; and (e) the Project SOW shall be deemed to incorporate such Change Order.

2.15 Project Site Procedures. The procedures listed on the attached Exhibit E-E (Project Site Procedures and Responsibilities Matrix) as modified by the applicable Market Program Addenda and Project SOWs shall apply with regard to the management and, where applicable, installation of any Symbotic System at each Project Site. For the avoidance of doubt, a Market Program Addendum or Development Program Addendum may prescribe additional Project Site procedures, which shall supplement and/or modify Exhibit E-E (Project Site Procedures and Responsibilities Matrix).

2.16 Testing and Acceptance.

(a) Testing Criteria. Symbotic shall test each Symbotic System installed at and/or provided to a Project Site in accordance with the test plan set forth in the Project SOW.

(b) Production Testing. Production environment testing of each Symbotic System installed at and/or provided to a Project Site shall commence at the point at which the first case is available for outbound shipment from such Symbotic System at the applicable Project Site.

(c) Preliminary Acceptance. Symbotic shall use commercially reasonable efforts such that the applicable Symbotic System meets the Preliminary Acceptance Criteria set forth in the Project SOW applicable thereto no later than the date specified in the Project SOW. Symbotic shall provide Walmart with written notice at such time that Symbotic determines that a Symbotic System meets the Preliminary Acceptance Criteria. Walmart shall provide Symbotic with written notice that it confirms or disputes (pursuant to Section 2.16(e) (Acceptance Disputes)) that the Symbotic System meets the Preliminary Acceptance Criteria within 15 days of receiving such notice from Symbotic. “Preliminary Acceptance” for a Symbotic System shall be deemed to occur on the date that is the earlier of (i) the date Walmart provides written notice confirming that a Symbotic System meets the Preliminary Acceptance Criteria, (ii) the date mutually agreed upon by the Parties with respect to such Symbotic System and (iii) if Walmart disputes Symbotic’s determination of Preliminary Acceptance, or does not provide notice of confirmation of such acceptance or does not dispute such acceptance within the 15-day period described in Section 2.16(e) (Acceptance Disputes), such date that the Senior Representatives or arbitrator pursuant to Section 17.2 (Arbitration), as applicable, determine that the Preliminary Acceptance Criteria were satisfied. Following Preliminary Acceptance, Symbotic shall provide operational ramp-up support of such Symbotic System installed at and/or provided to a Site as set forth in the Form Project SOW.

(d) Final Acceptance. Symbotic shall ensure that each Symbotic System meets the Final Acceptance Criteria set forth in the applicable Project SOW no later than the date specified in the applicable Project SOW applicable thereto. Symbotic shall provide Walmart with written notice at such time that Symbotic determines that a Symbotic System meets the Final Acceptance Criteria. Walmart shall provide Symbotic with written notice that it confirms or disputes (pursuant to Section 2.16(e) (Acceptance Disputes)) that the Symbotic System meets the Final Acceptance Criteria within 15 days of receiving such notice from Symbotic. “Final Acceptance” shall be deemed to occur on (i) the date Walmart provides written notice confirming performance in accordance with the Final Acceptance Criteria or (ii) if Walmart disputes Symbotic’s determination of Final Acceptance, or does not provide notice of confirmation of such acceptance or does not dispute such acceptance within the 15-day period described in Section 2.16(e) (Acceptance Disputes), such date that the Senior Representatives or arbitrator pursuant to Section 17.2 (Arbitration), as applicable, determine that the Final Acceptance Criteria were satisfied.

(e) Acceptance Disputes. In the event Walmart disputes Symbotic’s determination of Preliminary Acceptance or Final Acceptance, or does not provide notice of confirmation of such acceptance or does not dispute such acceptance within a 15-day period from the date of receipt of the determination of Preliminary Acceptance or Final Acceptance, as applicable, such matter shall be escalated to Senior Representatives of each Party with a goal of resolving such Dispute within 10 Business Days. In the event that the Senior Representatives cannot resolve the Dispute within such time frame, the Dispute shall be governed by Article XVII (Dispute Resolution) of this Agreement.

2.17 Title and Risk of Loss.

(a) Title to the Equipment. Subject to the terms of the applicable Market Program Addenda, legal title and ownership of the Equipment shall pass to Walmart free and clear of any and all Liens (other than those related to payment terms with respect to such Equipment and those created by Walmart in favor of Third Parties or that result from Walmart’s failure to pay Covered Taxes for which it is solely responsible hereunder) (i) with respect to Equipment that is specifically procured for a Project and for all other Equipment delivered through Symbotic at a Project Site, when such Equipment leaves the manufacturer (Ex Works) and (ii) for all other Equipment, when such Equipment leaves Symbotic or Symbotic’s supplier.

(b) Risk of Loss. Subject to the terms of the applicable Market Program Addenda, Walmart shall bear the risk of loss for the Equipment from point of transfer of title as set forth in Section 2.17(a) (Title to the Equipment). If any loss, damage, theft or destruction occurs to the components of the Symbotic System on a Site from the point transfer of title as set forth in Section 2.17(a) (Title to the Equipment), Symbotic shall, at Walmart’s sole cost and expense, promptly repair or replace such components of a Symbotic System or other property affected thereby and complete the Work in accordance with this Agreement and the applicable Project SOW; provided that, if such loss, damage, theft or destruction resulted from (i) an act or omission of Symbotic Personnel or (ii) an act or omission of Walmart taken pursuant to Symbotic instruction, Symbotic shall be responsible for the costs of such repair or replacement.

(c) Importer of Record. Subject to the terms of the applicable Market Program Addenda, Symbotic shall be the “importer of record” for all Market Program Addenda and shall be responsible for complying with all applicable customs Laws and import requirements in connection therewith. Symbotic shall prepare and maintain all customs documentation, entries and records required by applicable Law in connection with its role as importer of record, and shall make such documentation available to Walmart upon reasonable request. Walmart shall cooperate with Symbotic, including by providing information and documentation in a timely manner as reasonably requested by Symbotic, as necessary for Symbotic to fulfill its obligations as importer of record under this Section 2.17(c). Any failure by Walmart to provide the required documentation on a timely basis or any delay in Symbotic’s compliance with its obligations as importer of record due to reasons attributable to Walmart, any Walmart Representative or any Walmart Affiliate shall be govered by Section 4.1 (Excuse of Symbotic Performance) and without giving effect to the limitations set forth in Article XV (Indemnification; Limitation of Liability). The Parties agree to collaborate in good faith to resolve any delays or deficiencies relating to importation documentation and compliance.

2.18 Photographs and Video.

(a) Walmart Photographs and Videos. From time to time during the progress of the Work, photographs and video of the Work may be taken by various Walmart-authorized Personnel at no expense or progress hindrance to Symbotic. Symbotic shall furnish access to the Work at Walmart’s reasonable request for this purpose. All copies of any such photographs and video (whether physical, digital or otherwise) shall become the property of Walmart; provided, however, that Walmart’s ownership of such copies shall not grant or transfer to Walmart any rights, including any Intellectual Property rights, title or interest in or to the Work, the Symbotic Systems or any other subject matter depicted in such copies of photographs and video to the extent related to Symbotic Property or Symbotic Confidential Information.

(i) Walmart acknowledges that if any photograph or video or any element of the photographs or video contain, refer to or include any Symbotic Confidential Information or would reasonably be expected to include any Symbotic Confidential Information, such photographs and video should themselves be treated by Walmart as Symbotic Confidential Information under Article XIII (Confidentiality and Access to Walmart Systems).

(ii) It is not the purpose of the cameras to capture the personal likeness of any Symbotic employee or subcontractor in the photographs and videos with a Walmart camera. If any photographs or video from a Walmart camera captures or contains the personal likeness of any Symbotic employee or subcontractor, Walmart shall process such photographs or videos in accordance with applicable privacy and data protection Laws and shall use commercially reasonable efforts to digitally modify such photographs or video in a manner reasonably designed to ensure that such Person is not recognizable prior to the disclosure, distribution or publication thereof to any Third Party, unless otherwise agreed between the Parties and after Walmart has obtained any consent or authorization from the relevant individual, to the extent required under applicable Law.

(iii) Walmart shall have the right to reproduce and use such photographs and video (regardless of the medium in which they are provided or stored) in connection with the Installation Project for which they are provided, and for such other legitimate business purposes at its discretion subject to Walmart’s compliance with its confidentiality obligations under Article XIII (Confidentiality and Access to Walmart Systems), and applicable privacy and data protection Laws.

(b) Symbotic Photographs and Videos.

(i) Symbotic may take photos and video inside a Walmart Project Site if necessary or reasonably advisable in connection with performing the Work. Symbotic shall use the photos or videos only to further its part of the Work and shall not use any of the photos or videos for publicity without the expressed written consent of Walmart. Symbotic acknowledges that if any photograph or any element of the photographs contain, refer to or include any Walmart Confidential Information or would reasonably be expected to include any Walmart Confidential Information, such photographs should themselves be treated by Symbotic as Walmart Confidential Information under Article XIII (Confidentiality and Access to Walmart Systems).

(ii) It is not the purpose of the cameras to capture the personal likeness of any Walmart employee or subcontractor in the photographs and videos with a Symbotic camera. If any photographs or video from a Symbotic camera captures or contains the personal likeness of any Walmart employee or subcontractor, Symbotic shall process such photographs or videos in accordance with applicable privacy and data protection Laws and shall use commercially reasonable efforts to digitally modify such photographs or video in a manner reasonably designed to ensure that such Person is not recognizable prior to the disclosure, distribution or publication thereof to any Third Party unless otherwise agreed between the Parties and after Symbotic has obtained any consent or authorization from the relevant individual, to the extent required under applicable Law.

(iii) From time to time as Walmart may request in its sole discretion upon reasonable notice of at least five Business Days and at Walmart’s cost, but not more frequently than twice per year, Walmart shall have the right to audit the photographs and video from the Symbotic cameras for compliance with the terms of this Agreement. Such audit shall be conducted during Symbotic’s normal business hours in a manner that is not unreasonably disruptive to Symbotic’s business operations.

(c) From time to time as either Party may reasonably request in its discretion, the other Party shall provide to the requesting Party copies of photographs or video for specified time periods that other Party has in its possession or control; provided, however, that the foregoing shall not obligate or require either Party to use still or video cameras on any specific portions of the Symbotic System or to retain photographs or video for any specific periods of time.

(d) Privacy and Security Measures. Each Party shall and shall cause its Affiliates to process any photograph or video containing the personal likeness of an identifiable individual only for the purposes specifically permitted under this Section 2.18. Each Party shall implement for itself and its Affiliates reasonable safeguards to protect such photographs and videos against unauthorized or unlawful access, use, disclosure, alteration, loss or destruction. For the avoidance of doubt, neither Party shall use and shall cause its Affiliates not to use any photograph or video which captures an identifiable individual for the purposes of including such photograph or video in facial recognition or biometric identification technology or for the creation of any biometric database.

2.19 Site Safety and Security. The Parties shall have the respective obligations regarding safety and security of the Sites, as set forth in Exhibit E-E (Project Site Procedures and Responsibilities Matrix).

2.20 Compliance with Policies and Procedures.

(a) Compliance with Walmart Policies and Procedures. Whenever present on Walmart premises, Symbotic shall (i) comply and to cause its Personnel and Subcontractors to comply with all Walmart on-site written policies and procedures and all reasonable instructions issued by Walmart as communicated to Symbotic by Walmart to the extent they apply to such Personnel’s or Subcontractor’s work, and (ii) minimize, to the extent practicable, any disruption to Walmart’s ongoing business operations. Any Site-specific costs to be charged to Walmart with respect to the foregoing clause (ii) of this Section 2.20(a) shall be included in a Project SOW.

(b) Compliance with Symbotic Policies and Procedures. Whenever present on Symbotic premises, Walmart shall (i) comply and to cause its Personnel and subcontractors to comply with all Symbotic on-site written policies and procedures and all reasonable instructions issued by Symbotic as communicated to Walmart by Symbotic to the extent they apply to such Personnel’s or subcontractor’s work, and (ii) minimize, to the extent practicable, any disruption to Symbotic’s ongoing business operations. Any Site-specific costs to be charged to Symbotic with respect to the foregoing clause (ii) of this Section 2.20(b) shall be included in a Project SOW.

(c) Reference Standards. Symbotic shall ensure that it adheres to the Reference Standards in all material respects in connection with the provision of the Work, including ensuring each of the Symbotic Systems adhere to the applicable Reference Standards, and shall provide Walmart with certain documentation in accordance with Exhibit E-W (Reference Standards). In the event Walmart becomes aware of alleged material noncompliance of the applicable Reference Standards by Symbotic, Walmart shall deliver a written notice to Symbotic describing in reasonable detail the alleged noncompliance; provided that, for clarity, (i) Walmart shall not be obligated to take additional steps to monitor Symbotic’s compliance and (ii) Walmart’s failure to provide a notice of noncompliance pursuant to this Section 2.20(c) shall not relieve Symbotic of any of its obligations under this Agreement. Upon receiving notice from Walmart or otherwise, in the event of any material noncompliance of the applicable Reference Standards by Symbotic, Symbotic and Walmart shall cooperate (acting reasonably) to resolve such alleged material noncompliance for a period of 90 days following the receipt of such notice (or as otherwise agreed between the Parties), including dedicating reasonable operational resources to curing such alleged material noncompliance or engaging a mutually agreeable Third Party to assist Symbotic in curing such alleged material noncompliance; provided that the Parties shall require any Third Party engaged in connection with the foregoing to execute a written non-disclosure agreement with Symbotic with confidentiality obligations substantially consistent with those contemplated by this Agreement. Following the applicable cooperation and cure period pursuant to this Section 2.20(c), if the alleged material noncompliance has not been cured, or a related Dispute still exists among the Parties, either Party may submit the Dispute to the Dispute resolution process described in Article XVII (Dispute Resolution). For the avoidance of doubt, (i) the requirements of this Section 2.20(c) shall only apply to the Work for each Symbotic System until such applicable Symbotic System achieves Final Acceptance, and (ii) amendments or changes to the Reference Standards implemented in accordance with this Agreement shall not apply retroactively to the Work on Symbotic Systems for which a Project SOW has already been executed as of the date of such amendment; provided that such amended Reference Standards shall apply upon the execution of a Change Order for such applicable Symbotic System, unless otherwise mutually agreed by the Parties in writing and (iii) Symbotic shall have a reasonable amount of time (but no more than six months) to begin complying with amendments or changes to the Reference Standards following the date Symbotic first receives notice of the amendment of such Reference Standards, unless the applicable amendment requires immediate modification to address a material safety hazard.

(d) Throughout the Term, any and all Work performed pursuant to the Agreement shall be compliant with Exhibit E-W (Reference Standards); and

(e) Throughout the Term, the Equipment shall be delivered in good and undamaged condition and shall conform to and operate in accordance with Exhibit E-W (Reference Standards).

(f) Anti-Corruption Compliance.

(i) Each Party shall perform its obligations under this Agreement in compliance with Walmart’s Global Anti-Corruption Policy in effect as of the Effective Date (available at https://Walmartethics.com) and all applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act (collectively, the “Anti-Corruption Laws”). In performing this Agreement, neither Party shall, directly or indirectly, offer, promise, give or authorize anything of value, including any bribe, facilitation payment or other improper or unlawful payment, to any government official, political party or candidate for public office to obtain or retain business, gain an unfair advantage or influence any act or decision of a government official in a manner inconsistent with applicable Law.

(ii) Certification of Compliance. Each Party shall certify its compliance with the Anti-Corruption Laws by executing the other Party’s certification form annually or upon the other Party’s reasonable request, but, in any event, such certification shall not be requested by any Party more than two times per calendar year during the Term.

(iii) Audit; Obligation to Cooperate. Each Party shall maintain accurate books, records and accounts in sufficient detail to clearly reflect its transactions and disposition of resources or assets in connection with this Agreement. Each Party’s compliance with Section 2.20(f) shall be subject to audit at the other Party’s reasonable request, no more than once per calendar year during the Term. Each Party shall provide reasonably requested assistance and cooperation in investigations involving the other Party and the transactions contemplated by this Agreement, and submit to reasonably requested due diligence screening and re-screening, in each case, when requested by the other Party in writing.

(iv) Training. Upon the other Party’s reasonable request in writing, each Party shall cause its employees, Affiliates and other Representatives responsible for its performance under this Agreement to participate in Walmart’s anti-corruption training no more than once per calendar year, at Walmart’s sole cost and expense.

(v) Subcontractors. Symbotic shall obtain Walmart’s prior written authorization before engaging any Subcontractor for the primary purpose of engaging with a Governmental Authority on Walmart’s behalf.

(g) Anti-Money Laundering.

(i) Each Party acknowledges that the other Party maintains policies to prevent, detect and report acts, omissions or transactions that could facilitate terrorism, money laundering or fraud (that other Party’s “AML Policies”). Each Party shall provide the other Party with its AML Policies and, upon the reasonable request of the other Party, any data and documents required, in the discretion of the providing Party, for the other Party to comply with its AML Policies, in each case, in effect as of the Effective Date.

(ii) Each Party represents that, to its actual knowledge, all information it provides in writing to the other Party for purposes of compliance with the other Party’s AML Policies or applicable anti-money laundering Laws in connection with this Agreement is true and correct in all material respects as of the date provided, or, if a different date is specified in connection with the provision of such information, such date, and, to its actual knowledge, none of its resources or assets used in performing its obligations under this Agreement derive from, or are intended for, any unlawful activity, including money laundering, terrorist financing or fraud.

(iii) Each Party shall take actions, in accordance with their respective AML Policies, designed to ensure that such Party’s partners, officers, clients, suppliers and employees, and their respective resources, are not related to, or derived from any unlawful activities, including money laundering, terrorist financing or fraud.

(iv) Each Party shall comply with the other Party’s global Forced Labor Prevention Policy and Standards in effect as of the Effective Date for suppliers, or equivalent policies and standards (collectively, that other Party’s “Forced Labor Policies”), to the extent made available to it in writing and applicable to the relationship between the Parties.

2.21 Records. Symbotic shall maintain accurate books and records in an auditable form and quality with respect to: (a) Symbotic’s performance of Work under each Project SOW; and (b) all amounts charged, rebated or credited by Symbotic to Walmart under this Agreement. To the extent applicable, records shall be maintained in accordance with GAAP (or any applicable corollary standard in the applicable EMAA Jurisdiction). All records shall be maintained for at least four years from the date of creation.

2.22 Symbotic System Operation. The Symbotic Systems shall be operated as follows:

(a) To the extent requested by Walmart, Symbotic Site Personnel shall operate any of the Symbotic Systems pursuant to a System Operating SOW. For purposes of each System Operating SOW, “operated by Symbotic Personnel” shall mean that Symbotic shall provide the Symbotic Site Personnel who shall perform the Services (as set forth in and pursuant to the applicable to such System Operating SOW) in the operation of such Symbotic Systems pursuant to the terms and conditions of such System Operating SOW. The staffing model and duration of and fee for Symbotic’s services (as applicable) under each System Operating SOW shall be set forth in the applicable System Operating SOW.

(b) Symbotic shall provide the training as set forth in Schedule 1-C to Exhibit E-G (Support Agreement) during the period of time set forth in each Project or Non-Project SOW, in each case in accordance with the terms of Schedule 1-C to Exhibit E-G (Support Agreement).

2.23 Symbotic System Support and Maintenance. Concurrent with the execution of this Agreement, the Parties shall enter into a separate support agreement in the form set forth on Exhibit E-G (Support Agreement). Symbotic shall provide support and maintenance and spare parts for the Symbotic System in accordance with Exhibit E-G (Support Agreement). The Charges applicable to such services are set forth in Exhibit E-G (Support Agreement).

2.24 Walmart Cooperation. Although Symbotic is primarily responsible for completion of the Work, Walmart shall, and shall cause Walmart Affiliates and its and their respective Representatives to, reasonably cooperate with Symbotic by providing the information, assistance and resources as may reasonably be required to complete the Work and the Walmart Responsibilities and as reasonably requested by Symbotic.

2.25 Permits and Regulations. Except to the extent otherwise stated in a Market Program Addendum or a Project SOW, but subject to Section 1.2 (Order of Precedence), (a) Walmart shall be responsible, at its own cost, to obtain all Permits necessary for completion of the Work for each Project related to the operation of the Walmart business generally, or providing access to, or having work performed at, a Site, and (b) except where expressly set forth in Exhibit E-J (Pricing), but subject to Section 1.2 (Order of Precedence), Symbotic shall be responsible, at its own cost, to obtain all Permits which the Parties mutually agree in a Project SOW or otherwise are required to be obtained by Symbotic for the performance of the Work (for which Symbotic shall be fully reimbursed by Walmart upon proper documentation in accordance with Section 7.2(a) (Submission and Payment of Invoices)) or related to the operation of the Symbotic business generally. In the event a Party obtains a Permit that was otherwise allocated to the other Party (and agreed to be paid for by such other Party), the obtaining Party shall be fully reimbursed by the other Party for its costs in obtaining such Permit upon proper documentation in accordance with Section 7.2(a) (Submission and Payment of Invoices). For the avoidance of doubt, any out-of-pocket costs or expenses incurred by Symbotic in connection with obtaining a Permit (including the cost of the Permit) shall not be deemed to be Cost of Material and Labor, and shall, instead constitute Pass-Through Costs for purposes of Exhibit E-J (Pricing), reimbursable by Walmart and invoiced in accordance with Exhibit E-J (Pricing). Any overhead costs or expenses incurred by Symbotic in connection with obtaining a Permit shall be borne by Symbotic.

2.26 Third Party Agreements.

(a) General. Following the date of this Agreement, when entering into any new or amending any existing material Third Party agreement after the Effective Date for on-site utilities or IT software support or subscription services (or any other Third Party agreements that the Parties may mutually agree upon) that will be used primarily or exclusively for Work performed on a Walmart Site or primarily or exclusively with respect to Symbotic Systems installed and/or provided to a Walmart Site (for the avoidance of doubt, excluding any agreement entered into primarily for the installation of, or services ancillary to the installation of, such Symbotic System) (each such agreement, a “Third Party Dedicated Services Agreement”), Symbotic shall, if practicable, request that the applicable Third Party execute and deliver a Third Party beneficiary acknowledgement in a form mutually agreed between Symbotic and Walmart (each, a “Third Party Acknowledgement Form”), pursuant to which such Third Party acknowledges and agrees that Walmart is an intended Third Party beneficiary of such Third Party Dedicated Services Agreement for purposes of enforcing the provisions identified in the Third Party Acknowledgement Form. For the avoidance of doubt, in no event shall Symbotic have any obligation to make any payment, or other consideration, concede any value or amend, modify or supplement or offer to amend, modify or supplement any such existing Third Party Dedicated Services Agreement to secure such right; provided that, if any Third Party conditions such right on any payment, Symbotic shall give notice to Walmart of such request and Walmart shall have five Business Days after receipt of such notice to determine whether it elects to provide such payment to Symbotic. In the event Walmart elects not to provide such payment in order to secure such Third Party Acknowledgement Form or fails to respond to such notice within such five Business Day period or the Third Party does not agree in writing to such notice during such five Business Day period, Symbotic shall have the right to reject such request or accept such Third Party Dedicated Services Agreement without such Third Party having executed a Third Party Acknowledgement Form. In addition to the foregoing, in the event that a counterparty to any material Third Party Dedicated Services Agreement becomes insolvent or is otherwise unable to perform its obligations under such Third Party Dedicated Services Agreement (including as a result of Symbotic’s failure to pay such counterparty), then Walmart may, in its sole discretion, provide emergency financing to such Third Party in order for such Third Party to fulfill its obligations under such Third Party Dedicated Services Agreement; provided that, Walmart’s option to provide emergency financing shall only be available with respect to material Third Party Dedicated Services Agreement (x) that are critical to Symbotic’s ability to fulfill its obligations pursuant to this Agreement, and (y) for which there is no reasonable alternative provider available to provide such products or services in a timely manner such that Walmart would be materially and adversely impacted by a failure of performance under such Third Party Dedicated Services Agreement; provided, further, that the provision of any emergency financing pursuant to this Section 2.26(a), shall not be offset against any amounts owed to Symbotic pursuant to Exhibit E-J (Pricing). The Parties acknowledge and agree that the foregoing provisions of this Section 2.26(a) are subject to Section 2.26(b).

(b) Allocation of Third Party Dedicated Services Agreements. The Procurement Working Group shall, if requested by Walmart in writing, meet to identify which, if any, Third Party Dedicated Services Agreements are subject to the process described in Section 2.26(a) (General) and to determine which Third Party Dedicated Services Agreements required for the operation of the applicable Symbotic System shall be entered into by Symbotic and which shall be entered into directly by Walmart or its applicable Affiliate. For the avoidance of doubt, to the extent that Walmart enters into any Third Party Dedicated Services Agreement with a Third Party directly, Symbotic shall not have any liability under such Third Party Dedicated Services Agreement.

2.27 Storage of Equipment. Symbotic shall use the same care to protect any of the Equipment at any time in its possession or under its control while performing the Work as it does with its own property (but in no event less than commercially reasonable care) and shall be responsible for any damage to such property resulting from its failure to use such care, subject to Walmart’s obligations to secure and protect the Sites as part of its normal business operations.

2.28 Excuse of Walmart Performance. Walmart’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused as a result of: (a) Symbotic’s failure to perform any of its obligations under this Agreement; (b) Symbotic’s or a Third Party vendor of Symbotic’s failure to provide necessary information, assistance, required consents or resources; or (c) actions taken or made by Symbotic or a Third Party vendor of Symbotic against the reasonable written recommendation of Walmart, where such recommendation informed Symbotic of the potential delay or failure such actions might cause, and where such acts are not within the responsibility of Walmart under this Agreement.

2.29 Procurement Assistance; Other Cooperation.

(a) Within six months following the Effective Date of this Agreement, a procurement-related EMAA Working Group (“Procurement Working Group”) formed in accordance with Section 2.13(b) (Working Groups) shall discuss and use commercially reasonable efforts to agree upon the scope, content (including the appropriate level of detail and any supplier information), format, timing and frequency of any reports to be provided by Symbotic regarding critical parts, components and other materials used in connection with the Symbotic Systems under each Market Program Addendum (collectively, the “Global Bill of Materials”). The Global Bill of Materials shall include a machine-readable software bill of materials (each, an “SBOM”) with respect to the Software, firmware and embedded components in delivered Symbotic Systems, and Symbotic shall maintain each applicable SBOM, update it upon any material change to such Software, firmware or embedded components, and provide Walmart, upon reasonable request, the latest applicable SBOMs. The Parties shall discuss in good faith ways in which they can cooperate with respect to long-term procurement across multiple existing and planned Projects, including the procurement of specific components and developing consistent processes to streamline procurement and economies of scale. In furtherance of the foregoing, the Procurement Working Group shall develop and maintain a plan to identify and realize efficiencies within Symbotic’s global procurement strategies (the “Procurement Efficiency Plan”), which Procurement Efficiency Plan shall include, without limitation: (i) strategies for leveraging synergies across the Enterprise Program; (ii) identification of opportunities for supplier consolidation, alternative sourcing, and cost reduction; and (iii) as appropriate, indicative timing for pursuing identified efficiency initiatives. The Procurement Working Group shall present the Procurement Efficiency Plan to the Enterprise Executive Management Committee at such times and with such frequency as the Parties may mutually agree. Notwithstanding anything to the contrary set forth in this Section 2.29, all decisions with respect to Symbotic’s procurement needs with respect to any Project shall be made by Symbotic in its sole discretion.

(b) The Parties shall reasonably cooperate, including by sharing information and participating in joint workshops, with respect to balancing the Project’s cost-effectiveness with the achievement of the Project implementation timelines specified in the Agreement (including with respect to Exhibit E-K (Project Schedule) and the Expected Timeline specified in Exhibit E-N (Expected Timeline)), to the extent applicable, including the implementation of cost savings measures, long-term procurement programs contemplated by clause (a) above, and approaches (including hedges, the cost of which would be included in the Cost of Material and Labor described further in Exhibit E-J (Pricing)) to mitigate price volatility of steel and other commodities; provided that all decisions with respect to Symbotic’s procurement needs with respect to any Project shall be made by Symbotic in its sole discretion.

2.30 CPS Failures. If a CPS Failure occurs, the Parties shall follow the processes set forth in Exhibit E-V (Continuous Performance Standards).

2.31 Symbotic’s Board of Directors.

(a) For so long as (x) Walmart continues to own, at the time of such recommendation, greater than five percent of the fully diluted equity interests of Symbotic Inc., and (y) Walmart is not in material breach of this Agreement beyond any applicable notice and cure period, Walmart shall have the right to confidentially recommend to the Nomination and Corporate Governance Committee of the Board of Directors of Symbotic Inc. (such committee, the “Nomination and Corporate Governance Committee” and such board, the “Board of Directors”) or the Chairperson of the Board of Directors (“Chairperson of the Board of Directors”) an individual for nomination to the Board of Directors; provided that Walmart may only recommend one individual at any given time. The individual designated by Walmart shall be an Independent third Person who: (i) has never been employed as a full-time associate by Walmart or an Affiliate thereof; (ii) has not received material compensation during the five years prior to any such recommendation as a service provider of Walmart or any of its Affiliates; (iii) possesses expertise in manufacturing, automation implementation, supply chain operations and/or any other subject matter that is of value to Symbotic’s business operations (as determined by Walmart); and (iv) whose nomination to the Board of Directors would be consistent with Section 8 of the Clayton Act and other applicable Law. For the avoidance of doubt, the Board of Directors, the Nomination and Corporate Governance Committee and the Chairperson of the Board of Directors may consider such nominee in their sole discretion, and may reject or refuse to nominate, recommend for election, or otherwise fail to consider such nominee for any reason; provided that Walmart shall, for the avoidance of doubt, continue to be entitled to confidentially recommend individuals in accordance with this Section 2.31(a) for nomination to the Board of Directors so long as Walmart continues to own at the time of such recommendation, greater than five percent of the fully diluted equity interests of Symbotic Inc.

(b) In addition to Walmart’s right to recommend an Independent individual for nomination to the Board of Directors pursuant to Section 2.31(a), for so long as, in a given year, (x) Walmart represents more than 50% of Symbotic’s Revenue in any Trailing Measurement Period and (y) Walmart is not in material breach of this Agreement beyond any applicable notice and cure period, Walmart shall have the right to designate two non-voting observers (each, a “Board Observer”) to attend all meetings of the Board of Directors and any committee thereof, subject to customary confidentiality and insider-trading obligations. The Board

Observer shall enter into a mutually acceptable customary confidentiality agreement with Symbotic Inc. with respect to all board materials and other information so provided. Symbotic Inc. shall not be obligated to provide such Board Observer with access to any board materials or other information or permit the attendance of any meeting of the Board of Directors or any committee of the Board of Directors if providing or permitting the same would (i) be inconsistent with the directors’ fiduciary duties to Symbotic Inc., (ii) involve either attorney-client privileged information or matters constituting a conflict of interest with respect to Symbotic Inc. and/or one or more of its Affiliates, on the one hand, and Walmart and/or one or more of its Affiliates, on the other hand or (iii) involve any information that Symbotic Inc. determines, in its reasonable discretion, is competitively or commercially sensitive or could be used to Symbotic Inc.’s commercial or strategic disadvantage. For the avoidance of doubt, Walmart shall not be entitled to more than two simultaneous non-voting observer seats on the Board of Directors under this Section 2.31(b). Any individual designated by Walmart as a Board Observer pursuant to this Section 2.31(b) shall remain as an observer on the Board of Directors for so long as Walmart continues to represent more than 50% of Symbotic’s Revenue in any Trailing Measurement Period, unless the individual is removed (A) at the discretion of Walmart or (B) by Symbotic for good cause shown. Upon the removal of any individual serving as a Board Observer, Walmart shall be permitted to designate a new individual to take the place of such Board Observer.

(c) For the avoidance of doubt, the rights set forth in this Section 2.31 are the sole rights of Walmart or its Affiliates with respect to nominations to the Board of Directors and Board Observers of Symbotic. This Section 2.31 supersedes Section 1.30 of the 2025 MAA in its entirety, and such Section 1.30 of the 2025 MAA shall be deemed deleted and of no further force or effect.

ARTICLE III

COMPETITIVE TECHNOLOGY AND 3C CERTIFICATION

3.1 Symbotic System; Symbotic Services.

(a) During the Build Out Phase of each Market Program Addendum, Symbotic will use commercially reasonable efforts to cause each Symbotic System being installed pursuant to such Market Program Addendum to evolve and to be modified, enhanced, and supplemented as reasonably necessary for such Symbotic System to keep pace with, and remain at least comparable to, overall improvements and technological advances in the provision of Comparable Systems in any location throughout the world (provided that if such technology is located outside the United States, it could legally be imported into and used in the United States or any applicable EMAA Jurisdiction).

(b) Symbotic will use commercially reasonable efforts to provide Services and perform Work with a quality and standard of care, including with respect to development and incorporation of technological advancements widely recognized in the industry, that is (i) in compliance with all applicable Laws and (ii) substantially consistent with the prevailing industry standard.

3.2 Capabilities, Capacity and Continuity Certification. In connection with this Agreement, the Parties shall participate in the Capabilities, Capacity and Continuity Certification program in accordance with Exhibit E-Z (Capabilities, Capacity and Continuity Certification).

ARTICLE IV

WALMART RESPONSIBILITIES

4.1 Excuse of Symbotic Performance.

(a) General. Symbotic’s delay, failure or breach in performance of its responsibilities under this Agreement shall be excused if and to the extent such non-performance is caused as a result of: (a) Walmart’s failure to perform any Walmart Responsibilities, including the Walmart Site Responsibilities by the Installation Commencement Date (to the extent applicable to the particular Project); (b) Walmart’s, a Walmart Affiliate’s or a Third Party vendor of Walmart’s or a Walmart Affiliate’s failure to provide necessary information, assistance, required consents or resources; or (c) actions taken or made by Walmart, a Walmart Affiliate or a Third Party vendor of Walmart or a Walmart Affiliate against the reasonable written recommendation of Symbotic, where such recommendation informed Walmart of the potential delay such failure or actions might cause as then estimated in good faith by Symbotic, and where such actions are not within the responsibility of Symbotic under this Agreement (the foregoing, collectively, “Excused Delay”). Any Symbotic delay, failure or breach in performance of its responsibilities under this Agreement resulting from a failure of Walmart to approve any such Change Order in a commercially reasonable time shall be deemed an Excused Delay. Walmart shall reimburse Symbotic to the extent Symbotic incurs any reasonable incremental costs as a result of such Excused Delay; provided that such costs have been agreed to in a Change Order. For the avoidance of doubt, Symbotic shall not be obligated to incur any incremental costs to respond to an Excused Delay if Walmart has not authorized such costs.

(b) Escalation. If the Installation Commencement Date is delayed by an Excused Delay of more than five calendar days, the matter shall be escalated to Senior Representatives of each Party with a goal of resolving such matter within 10 Business Days, including with respect to the impact of such delay on Walmart’s payment obligations as set forth in Exhibit E-J (Pricing); provided that, for the avoidance of doubt, nothing in this Section 4.1(b) shall amend any of the rights and obligations set forth in Exhibit E-K (Project Schedule). In the event that the Senior Representatives cannot resolve the Dispute within such time frame, the Dispute shall be governed by Article XVII (Dispute Resolution) of this Agreement.

ARTICLE V

LICENSING AND TECHNOLOGY ESCROW

5.1 Licenses.

(a) Software License. Subject to the terms and conditions set forth in this Agreement, including, for the avoidance of doubt, this Section 5.1(a) (Software License), Symbotic hereby grants Walmart a perpetual, non-exclusive, non-assignable and non-transferable, right and license to: (i) use the Symbotic System Software for Walmart’s internal business purposes solely as necessary for Walmart to operate or to have operated on its behalf the Symbotic System as already installed at a Project Site by Symbotic; and (ii) use, copy, and reproduce the Software Documentation to the extent necessary to support Walmart’s use of the Symbotic System Software and the Symbotic System as already installed at a Project Site by Symbotic (“Software License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Walmart solely in the event Walmart fails to comply with its payment obligation set forth in Section 5.1(e) (Software License Fee), subject to the cure periods set forth in Section 16.4 (Termination by Symbotic for Walmart Material Breach) and not for any other Walmart Material Breach.

(b) Symbotic Property License. To the extent not covered by the Software License set forth in Section 5.1(a) (Software License), Symbotic hereby grants Walmart a perpetual, non-exclusive, non-assignable and non-transferable license to all Symbotic Property and all Intellectual Property rights therein to: (i) use the Symbotic Property for Walmart’s internal business purposes solely to the extent necessary for Walmart to operate or to have operated on its behalf the Symbotic System as already installed at a Project Site by Symbotic; and (ii) use, copy, and reproduce the Symbotic Property as necessary to support Walmart’s use of the Symbotic System as already installed at a Project Site by Symbotic, including the right, only after a Symbotic Insolvency Event, to have components made to use with the Symbotic Systems installed by Symbotic or its Subcontractors at a Project Site (the foregoing, the “Symbotic Property License”). Symbotic shall be entitled to revoke the foregoing license by written notice to Walmart solely in the event Walmart fails to pay any undisputed Charges due for such Symbotic System through Preliminary Acceptance, subject to the cure periods set forth in Section 16.4 (Termination by Symbotic for Walmart Material Breach) and not for any other Walmart Material Breach.

(c) Successors. In the event that Symbotic sells, transfers, assigns or in any other manner conveys its Intellectual Property in or to the Symbotic System Software or the Symbotic Property, in whole or in part, to a Third Party, Symbotic shall on behalf of itself and its Affiliates ensure that (i) the Software License and Symbotic Property License, as applicable, shall be binding upon any purchaser, acquirer, assignee, or any other successor-in-interest of any such Intellectual Property in or to the Symbotic System Software or Symbotic Property, and (ii) ownership of, or any exclusive licenses of copyright interests in, any such Intellectual Property shall not be transferred, assigned or otherwise conveyed or granted to any other Person, in whole or in part, unless such Person agrees in writing to be bound by the obligations of this Article V (Licensing and Technology Escrow); provided that this clause (ii) shall not apply to any transfer, assignment, conveyance or grant occurring in connection with a Change of Control of Symbotic that is otherwise permitted under Section 19.5(b) (Successors and Assigns). Any action in breach of the foregoing obligation shall be null and void ab initio.

(d) Sale of a Symbotic System. In the event that Walmart plans to sell or otherwise transfer a Symbotic System to a Third Party in connection with the sale or transfer of a Site, Walmart shall provide Symbotic with reasonable advance written notice thereof and Symbotic shall, acting reasonably, negotiate with such Third Party Symbotic’s then-current standard agreement for the purchase of such transferred Symbotic System, or for a Comparable System, if applicable.

(e) Software License Fee. Walmart shall pay the applicable Software License Fee for each Symbotic System on an annual basis as provided in Exhibit E-J (Pricing); provided that Walmart shall have the option, for any reason, at its sole discretion, upon 10 Business Days’ written notice to Symbotic, to instead satisfy in full the remainder of the applicable Software License Fee for all Symbotic Systems by paying the Fully Paid License Fee as set forth in Exhibit E-J (Pricing).

(f) Software Maintenance Term. The Parties shall enter into Exhibit E-G (Support Agreement) in accordance with Section 2.23 (Symbotic System Support and Maintenance) pursuant to which Symbotic shall be obligated to maintain the Baseline Services (as such term is defined in Exhibit E-G (Support Agreement)) until the 15th anniversary of the Preliminary Acceptance of the final Project under this Agreement subject to the rights of Symbotic to terminate Exhibit E-G (Support Agreement) in accordance with its terms (the “Software Maintenance Term”). Thereafter, Walmart shall have the option to (i) extend the term of Exhibit E-G (Support Agreement) on a year-to-year basis at the then-current License and Support Fee, such term to be automatically renewed each year unless terminated by Walmart on 90 days’ written notice, or (ii) provided Symbotic is willing, at its discretion, to offer the option, enter into a new year-to-year support and maintenance schedule with Symbotic for support and maintenance on an as-needed basis at Symbotic’s then-current time and materials rate, such agreement to be automatically renewed unless terminated by Walmart on 90 days’ written notice.

(g) License. The Symbotic System Software and the Software Documentation are licensed to Walmart, not sold, to Walmart, and nothing in this Agreement shall permit or provide for, or shall be interpreted or construed as a sale or purchase of the Symbotic System Software or the Software Documentation.

(h) Limitations and Restrictions.

(i) The Software License and Symbotic Property License are specific to each Project, and no copy of the Symbotic System Software or Symbotic Property installed on Equipment at a specific Project Site shall be used or copied at any Site not authorized by the applicable Software License or Symbotic Property License. Notwithstanding anything to the contrary in this Agreement, no license granted hereunder shall be valid outside the United States unless and until a Market Program Addendum has been executed with respect to the applicable EMAA Jurisdiction, and then only with respect to such EMAA Jurisdiction in connection with the applicable Project under such Market Program Addendum. Walmart shall not exercise and shall cause Walmart Affiliates or Third Parties not to, exercise any license granted hereunder outside of the United States, other than in any EMAA Jurisdiction outside the United States for which a Market Program Addendum is then in effect.

(ii) Walmart shall not, and shall cause Third Parties not to, use or access the Symbotic System Software, Symbotic Property or the Software Documentation in whole or in part for any purpose, except as expressly provided under this Agreement or as reasonably necessary for a Walmart Authorized Third Party to operate the Symbotic Systems on behalf of Walmart subject to the same restrictions, limitations and other terms applicable to Walmart. Except to the extent permitted under Section 5.4 (Escrow Deposit), this Agreement, the Software License, Training Materials License and Symbotic Property License do not permit, and expressly prohibit, and Walmart shall not, and not permit any Third Party to engage in: (A) any modification, enhancement, combination with other programs, or otherwise changing the Symbotic System Software, Symbotic Property and the Software Documentation, in whole or in part; (B) any distribution, in whole or in part, of the Symbotic System Software, Symbotic Property and the Software Documentation; (C) the development or manufacturing of any software, equipment, or product using any Symbotic System Software, Symbotic Property or the Software Documentation or any component of the Symbotic System Software, Symbotic Property or the Software Documentation; (D) reverse engineering, decompiling, decoding, creation of Derivative Works of, or disassembling the Symbotic System Software or Symbotic Property, or in any other way attempting to derive, obtain, reconstruct or, except as expressly set forth in Section 5.2 (Walmart Embedded Teams) gain access to, use, store or copy, the Source Code; (E) except as set forth above, the copying, in whole or in part, of the Symbotic System Software, Symbotic Property and the Software Documentation or any component thereof other than a reasonable number of copies of the Object Code of the Symbotic System Software, Symbotic Property and the Software Documentation for back-up purposes consistent with Walmart’s standard operating procedures, provided that all original proprietary marks and legends are reproduced in the copy; (F) removal or obscuring of any proprietary notices, legends, labels, or logos; (G) encumbering the Symbotic System Software, Symbotic Property or the Software Documentation, in whole or in part, or permitting any Symbotic System Software, Symbotic Property or Software Documentation to become subject to any Lien or security interest; and (H) allowing or assisting any Person in taking any of the foregoing actions. To the extent any deployment changes or other modification to the Symbotic System Software or Symbotic Property made by Walmart or Walmart Authorized Third Parties without the express permission of Symbotic results in any Defect (or, with respect to Symbotic Property, any defect) that otherwise would be covered by any warranty extended by Symbotic, then: (1) without limiting any rights of Symbotic with respect to such unauthorized actions, such warranty shall not apply to such resulting Defect or defect; and (2) to the extent any such deployment changes or other modification results in any claim against Symbotic, then without limiting any rights of Symbotic with respect to such unauthorized actions, such claim shall not be subject to indemnification by Symbotic. Without limiting the foregoing, Walmart shall not, and shall not permit any Third Party to, (A) use any Symbotic System Software, Symbotic Property, System Data, Aggregate Data or Deposit Materials to train, fine-tune, validate, test or otherwise develop or improve any artificial intelligence or machine-learning model or technology, or (B) extract or reverse-engineer any artificial intelligence or machine-learning model embedded in the Symbotic System, Symbotic System Software or Deposit Materials. Notwithstanding the foregoing, Walmart may use Symbotic Property with any artificial intelligence or machine learning tool, model, system, product, application, platform or other technology, including generative artificial intelligence, large language models, retrieval-augmented generated systems and agents (“AI Tool”) that is available to Walmart, solely to exercise its rights or perform its obligations expressly set forth in this Agreement or any Ancillary EMAA Agreement; provided that: (1) no Symbotic System Software, Source Code, Software Documentation, As Built Drawings (subject to Section 8.3 (Project Drawings)), Deposit Materials or any Derivative Works of the foregoing and all Intellectual Property Rights related to the foregoing, whether existing during the Term or acquired or developed by Symbotic after the Term may be uploaded to, input into, made accessible to or otherwise provided to any such AI Tool; (2) Walmart’s use complies with its confidentiality and use restrictions under Article XIII (Confidentiality and Access to Walmart Systems) or otherwise under this Agreement, except that the uses and disclosures expressly permitted by this Section 5.1(h)(ii) shall be permitted; (3) Walmart may not, and may not permit any Affiliate or Third Party provider to, use or retain any permitted input or any output derived therefrom to train, fine-tune, validate, test, develop or improve any model or technology other than in connection with exercising its rights or performing its obligations expressly set forth in this Agreement or any Ancillary EMAA Agreement, or for any purpose other than the permitted use or providing the applicable services to Walmart and its Affiliates; (4) Walmart shall ensure that any Affiliate or Third Party provider with access to Symbotic Confidential Information is bound by written confidentiality, security, use and deletion obligations at least as protective as the applicable obligations of Walmart under this Agreement (including, for the avoidance of doubt, Article XIII (Confidentiality and Access to Walmart Systems)), and Walmart remains responsible for any such provider’s acts and omissions to the extent they would constitute a breach of this Section 5.1(h)(ii) if committed by Walmart; and (5) Walmart shall not use any such input or output for any purpose unrelated to the Symbotic Systems or this Agreement, including to benchmark Symbotic or its systems, derive or infer the architecture, design, functionality or operation of any Symbotic System or Symbotic Property, or develop or improve any competing automation product, system or capability. Any output generated through such permitted use shall remain subject to the confidentiality obligations applicable to the underlying input under Article XIII (Confidentiality and Access to Walmart Systems) or otherwise under this Agreement.

(iii) Walmart may not (A) sublicense, sell, rent, lease, lend, provide service bureau or timeshare services, transfer, transmit, commercialize, for sale or use by Third Parties, or otherwise distribute the Symbotic System Software, Symbotic Property or the Software Documentation or any component thereof available to Third Parties; or (B) develop or manufacture or allow any Person to develop or manufacture, products or services similar or competing with the Symbotic System using the Symbotic System Software, Symbotic Property or the Software Documentation (for the avoidance of doubt, Walmart may develop competing systems without using any portion of the Symbotic System Software or Symbotic Property). Notwithstanding the foregoing, Walmart may sublicense the Symbotic System Software, Symbotic Property and Software Documentation to any Walmart Authorized Third Party solely in connection with the operation of the Symbotic Systems for the benefit of Walmart.

(i) Walmart Authorized Third Parties. Walmart and its applicable Affiliates that are party to a Market Program Addendum or Project SOW shall be solely responsible and liable for the employment, supervision, welfare, and compensation of any Walmart Authorized Third Parties, and shall be responsible and liable for the acts and omissions of such Walmart Authorized Third Parties. The use of a Walmart Authorized Third Party shall not relieve Walmart or any of its applicable Affiliates of any of its duties, responsibilities, obligations or liabilities hereunder.

(j) Delivery. Symbotic shall install the Symbotic System Software and Symbotic Property as set forth in an applicable Project SOW. At no charge to Walmart, Symbotic will provide to Walmart a reasonable number of copies of the Software Documentation for each copy of the Symbotic System Software and Symbotic Property provided by Symbotic.

5.2 Walmart Embedded Teams.

(a) Release Preparedness Team. Symbotic will allow, at Walmart’s option, a reasonable number of Walmart engineers who are employees of Walmart (such team, the “Walmart Release Preparedness Team”) to integrate with the Symbotic engineering team in order to obtain from Symbotic sufficient training, instruction, education and assistance with respect to the development, use and operation of the Symbotic System Software to enable such Walmart engineers to support and maintain the Symbotic System Software on behalf of Walmart in the event of a Release Event (“Release Preparedness Training”). During the Build Out Phase, the Walmart Release Preparedness Team shall consist of up to [***] Walmart engineers. Release Preparedness Training shall include read-only exposure to the Source Code as reasonably necessary to allow support and maintenance of the Symbotic System Software in the event of a Release Event. Walmart acknowledges that certain highly sensitive trade secret portions of the Source Code will not be accessible to the Walmart Release Preparedness Team if Symbotic reasonably determines it is not necessary for Release Preparedness Training. The foregoing shall be included in the Software License Fee set forth on Exhibit E-J (Pricing). The Walmart Release Preparedness Team shall remain in place for the duration of the Term, and Symbotic shall provide, at Walmart’s request, Release Preparedness Training to the Walmart Release Preparedness Team with respect to Symbotic Systems deployed under this Agreement and each Ancillary EMAA Agreement.

(b) Walmart Development Team. Symbotic will allow, at Walmart’s option, a reasonable number of Walmart engineers (who are employees of Walmart) to integrate with the Symbotic engineering team in order to work with Symbotic engineers on development activities as further set forth in this Section 5.2(b) and Section 5.3 (the “Walmart Development Team” and, together with the Walmart Release Preparedness Team, the “Walmart Embedded Teams”). During the Build Out Phase, the Walmart Development Team shall consist of up to [***] Walmart engineers, or such larger number as the Parties mutually agree. Upon mutual agreement between the Parties, members of the Walmart Development Team may provide staff augmentation services to Symbotic pursuant to which members of the Walmart Development Team may engage in efforts, to be controlled and directed exclusively by Symbotic, to develop additional features and enhancements, as mutually agreed upon by the Parties, to the Symbotic System and Symbotic System Software (such additional features and enhancements, “Symbotic System Enhancements”), provided, that all such Symbotic System Enhancements shall constitute Symbotic Property subject to the terms of Ancillary EMAA Agreements and this Agreement. For the avoidance of doubt, the development activities contemplated in this Section 5.2(b) and in Section 5.3 (Development Work) do not apply to any Development Project unless expressly set forth in such Development Program Addendum.

(c) Walmart Embedded Team Requirements.

(i) Each member of the Walmart Embedded Teams must execute any agreements, instruments, waivers and other documentation with respect to confidentiality, use restrictions, protection and assignment of Intellectual Property as Symbotic may reasonably require (which, for the avoidance of doubt, shall include invention assignment agreements that clearly state that all right, title and interest to any Intellectual Property created by such Walmart Embedded Team member in the course of their employment (or engagement, as applicable) with Walmart is owned exclusively by Symbotic), and must comply with all applicable workplace policies of Symbotic, including any policies instituted for workplace health and safety or information security and intellectual property protection.

(ii) Except as otherwise expressly agreed between the Parties, Walmart Embedded Team members shall not be permitted to copy, disclose or disseminate the Source Code to other Walmart Personnel, except other members of the Walmart Embedded Team who satisfy the conditions described under, and in accordance with the purposes set forth in, this Section 5.2.

(iii) While employed by Walmart, no individual who is a member of the Walmart Embedded Team may participate in, advise on or contribute to the development of any Software or Software enhancements of a Symbotic Competitor while such individual is a member of the Walmart Embedded Team.

(iv) Walmart will have the sole responsibility of hiring and discharging the members of the Walmart Embedded Teams and shall ensure members’ compliance with Section 5.2(c)(iii), as applicable, and will determine all aspects of such members’ compensation.

(v) Walmart shall manage and retain documentation of any software developed by members of the Walmart Embedded Teams or to which such members made any contribution.

(d) Notwithstanding anything to the contrary set forth in this Section 5.2, there shall only be one Walmart Release Preparedness Team and one Walmart Development Team in existence at any time, and no separate or additional Walmart Embedded Teams shall be established hereunder or under any Ancillary EMAA Agreement, except pursuant to Section 19.15 (Amendment and Modification) hereof. The Walmart Embedded Teams (i) may extend their services to the Symbotic Systems deployed under any Market Program Addendum, unless expressly set forth therein and (ii) shall not extend their services to any Development Project unless expressly set forth in such Development Program Addendum.

(e) If Symbotic reasonably determines that any Walmart engineer from the Walmart Release Preparedness Team and/or the Walmart Development Team, as applicable, is materially and adversely affecting Symbotic’s Software development efforts, including by violating in any respect any Laws or breaching any of the obligations set forth in Section 5.2(c) or any Symbotic policies that such Walmart engineer has been made aware of, the Parties shall cooperate to remediate the issue, including by reassigning or removing the Walmart engineers from the Walmart Release Preparedness Team and/or the Walmart Development Team; provided that if the issue is not remediated to each Party’s reasonable satisfaction, the Parties agree such engineer shall be restricted from working on the Walmart Release Preparedness Team and/or the Walmart Development Team, as applicable, until the issue is resolved, which the Parties agree to use commercially reasonable efforts to do within 20 Business Days.

5.3 Development Work.

(a) Walmart Developments. The Parties acknowledge that if and to the extent Walmart independently (i.e., (i) without the direct or indirect involvement of any Symbotic Personnel in a manner that would result in the Parties creating a “joint work” under intellectual property Laws and (ii) without the use of or reference to Symbotic Confidential Information, including the non-public inventions, methods, processes, know-how and data collections of Symbotic), develops Software that utilize APIs provided by Symbotic to connect with Symbotic System Software, then subject to the terms of this Agreement (including as set forth in Section 8.2 (Intellectual Property Ownership)) and any other Intellectual Property rights of Symbotic (it being understood that no such software shall be considered a “Derivative Work” of the Symbotic System Software for the purposes of this Agreement solely as a result of such utilization of Symbotic APIs), then as between the Parties, Walmart shall own all right, title and interest in and to such independently developed Software. Notwithstanding anything to the contrary in this Agreement, Walmart shall not, and shall cause any [***] to develop Software on behalf of Walmart or any other Person utilizing any portion of the APIs provided by Symbotic to connect with Symbotic System Software provided by Symbotic (unless otherwise expressly agreed to between the Parties, including in connection with any Development Program Addendum), and Walmart shall not seek to duplicate the functionality of any portion of the Symbotic System Software, in whole or in part, using any [***]. Nothing herein shall restrict Walmart’s ability to independently develop, procure, license, modify, enhance, or operate software, systems, algorithms, workflows, or automated solutions that perform functions similar to, competitive with, or independently overlapping with the Symbotic System Software, so long as Walmart does not use reference or otherwise exploit Symbotic Confidential Information, Symbotic Source Code, or other Symbotic Property in doing so. For the avoidance of doubt, nothing in this Section 5.3 grants Walmart, Walmart Affiliates or Walmart Personnel any right to access, use or otherwise exploit any Source Code.

(b) Other Joint Developments. The Parties agree that if Walmart and Symbotic desire to create, develop or deliver Work Product or other Deliverables that are subject to joint ownership or any other terms other than those set forth in Section 8.2 (Intellectual Property Ownership), the Parties shall do so pursuant to a Development Program Addendum entered into in accordance with Section 1.1(c) (Development Program Addendum). Except (i) for any Walmart Developments addressed in subsection (a) of this Section 5.3 and (ii) as set forth in an applicable Development Program Addendum, Section 8.2 (Intellectual Property Ownership) shall remain the default allocation of ownership for all Intellectual Property developed in connection with activities under this Section 5.3.

5.4 Escrow Deposit.

(a) Escrow Deposits; Contact Information. Prior to the Effective Date, the Parties have entered into an escrow agreement (“Escrow Agreement”) with a globally recognized Escrow Agent (“Escrow Agent”) that is domiciled in the United States or subject to the jurisdiction of the United States, pursuant to which Symbotic has deposited with such Escrow Agent a copy of the materials listed in clauses (i) through (vi) of this Section 5.4(a). The escrow obligations set forth in this Section 5.4, including the deposit, update, inspection, release, and return obligations and the Source Code License, shall separately apply to each applicable Ancillary EMAA Agreement. The Parties shall use the Escrow Agreement and Escrow Agent for all applicable Ancillary EMAA Agreements and Existing Program Agreements, including for common or identical Deposit Materials, but the Deposit Materials, Release Events and rights and licenses granted under this Section 5.4 shall be identified, administered and exercised solely in respect of the applicable Ancillary EMAA Agreement. The Ancillary EMAA Agreements may include additional terms and conditions regarding Deposit Materials to be deposited hereunder. For the avoidance of doubt, any Deposit Materials deposited in connection with any Ancillary EMAA Agreement shall be deposited with, and subject to release from, the Escrow Agent in accordance with the terms and procedures set forth in this Section 5.4:

(i) an exact, duplicate version of the source code for the Symbotic System Software (the “Source Code”) and all Software Documentation, which shall be updated at the same time as any update or modification of the operational version of the Source Code or Software Documentation used in the Symbotic System Software is released or otherwise implemented, including any Releases and Maintenance Modification (as those terms are defined in Exhibit E-G (Support Agreement)) such that such Source Code and Source Code documentation throughout the Term mirrors the operational Source Code on Symbotic Systems installed at Project Sites (the “Source Code Deposit”);

(ii) to the extent not included in the Source Code Deposit, any Third Party source code and documentation used in the Symbotic System to the extent Symbotic has rights to provide Walmart with such source code and documentation;

(iii) a licensed copy of all Software tools such as debuggers, assemblers and compilers needed to convert the Source Code included in the Source Code Deposit into executable form as necessary to operate the Symbotic System; a detailed description of all procedures necessary to transfer executable code to operational systems; and any applicable configuration documentation to set up the environment to generate the target for the executable Source Code;

(iv) to the extent not otherwise included in the Software Documentation, such documentation that provides, for all Source Code included in the Deposit Materials, the following categories of information (as applicable): (1) general descriptions and operations; (2) architecture and basic program functions; (3) data flow information; (4) detailed memory map and listing; (5) input/output port maps; and (6) such other detail that would allow a programmer of ordinary skill in the applicable programming language(s) to use and modify the Source Code;

(v) other Technical Information related to the Symbotic Systems as would reasonably be required to enable Walmart or a competent Third Party on Walmart’s behalf to use, operate, modify, enhance and maintain the Symbotic Systems, including, if and to the extent agreed upon by the Parties in accordance with Section 2.29 (Procurement Assistance; Other Cooperation), the Global Bill of Materials; and

(vi) a list of all Third Party software and technology used in connection with the Symbotic Systems (including all Software and technology included in Third Party Intellectual Property), including reasonable detail regarding its use in the Symbotic System and contact information for any provider of such software or technology ((i) through (vi) collectively, the “Deposit Materials”).

(b) Delivery of Deposit Materials. Prior to the delivery of any Deposit Materials to the Escrow Agent, including any supplements or replacements thereof, Symbotic shall conspicuously label for identification each document, disk and other tangible media upon which the Deposit Materials are written or stored, and to the extent electronic file transmissions are permitted as Deposit Materials, properly name and identify each such file. After the initial escrow deposit pursuant to Section 5.4(a) (Escrow Deposits; Contact Information), Symbotic shall update the Deposit Materials within 10 Business Days after each Release, and in any event no less frequently than every three months, Symbotic shall provide Walmart with contemporaneous written notice of each such update. For the avoidance of doubt, the Global Bill of Materials shall not be required to be updated more frequently than as contemplated by Section 2.29 (Procurement Assistance; Other Cooperation).

(c) Inspection and Verification. Walmart shall have the right to retain the Escrow Agent or a Third Party, at the sole cost and expense of Walmart, to inspect the Deposit Materials and verify the Deposit Materials meet the requirements of Section 5.4 (Escrow Deposit); provided that any such Third Party reviewer shall be required to enter into a confidentiality agreement, if requested by Symbotic, to protect the confidentiality and proprietary nature of the contents of the Deposit Materials. Each Party shall have the right to have representatives present for any inspection conducted pursuant to this Section 5.4(c) (Inspection and Verification), and Symbotic shall promptly remedy any failure of compliance determined by any such inspection.

(d) Escrow Duration. The Escrow Agreement shall remain in effect until the earlier of (i) a Release Event has occurred for which a Release Expiration is not applicable, (ii) the obligation of Symbotic to provide support services to Walmart has been terminated as a result of Walmart’s non-payment of undisputed Charges or (iii) Walmart has terminated or elected not to receive support services from Symbotic.

(e) Release Event. On the occurrence of any Release Event, subject to the terms of Section 5.4(h) (Return of Deposit Materials) of this Agreement, and provided that Walmart has paid all Charges that are not disputed in accordance with Section 7.3 (Payment Disputes), Walmart shall be entitled to exercise its rights under the Escrow Agreement pursuant to the terms of the Escrow Agreement only with respect to Deposit Materials used or expressly requested to be deposited under this Agreement and each Ancillary EMAA Agreement, in each case, to which such Release Event relates. For the purposes of this Agreement, each Ancillary EMAA Agreement and the Escrow Agreement, a “Release Event” shall be deemed to have occurred when:

(i) Symbotic undergoes an Insolvency Event other than an Insolvency Event constituting the commencement of a bankruptcy proceeding under the “Bankruptcy Code”;

(ii) Symbotic undergoes an Insolvency Event constituting the commencement of a bankruptcy proceeding under the Bankruptcy Code if:

(A) the proceeding is filed under Chapter 7 of the Bankruptcy Code; or

(B) the proceeding is filed under Chapter 11 of the Bankruptcy Code. In such event, Walmart shall not permit any Walmart Personnel to access the Deposit Material or redirect the Walmart Embedded Team unless and until the earlier of (A) Symbotic is unable or has refused to provide support services and (B) 180 days have elapsed since Symbotic filed its bankruptcy petition and Symbotic has not assumed the Support Agreement (as specified in Exhibit E-G (Support Agreement)); or

(C) the proceeding is filed under Chapter 11 of the Bankruptcy Code and (1) this Agreement or the Support Agreement is rejected pursuant to Section 365(n) of the Bankruptcy Code or is rejected or repudiated by a foreign representative in a foreign bankruptcy proceeding that is subject to Chapter 15 of the Bankruptcy Code, and (2) Walmart elects to retain its rights under this Agreement pursuant to Section 365(n)(1)(B) of the Bankruptcy Code;

(iii) Symbotic has terminated its ongoing business operations as it relates to: (A) the Symbotic Systems purchased by or otherwise provided to Walmart under a Market Program Addendum; or (B) any EMAA Jurisdiction where a Market Program Addendum or Development Program Addendum with respect to such EMAA Jurisdiction is in effect; provided that Walmart’s rights arising from such Release Event shall be limited to the Deposit Materials associated with such discontinued Symbotic Systems or EMAA Jurisdiction, as applicable;

(iv) Symbotic has materially breached its obligation to support and maintain the Symbotic System Software as specified in Exhibit E-G (Support Agreement) or the applicable support and maintenance terms of any Market Program Addendum (regardless of the reason for such breach) and failed to cure such breach within 30 days following receipt of notice thereof from Walmart; provided that Walmart’s rights arising from such Release Event shall be limited to the Deposit Materials associated with the Symbotic System Software or Market Program Addendum to which such breach relates. For the avoidance of doubt, Symbotic’s inability to cure a failure of the Symbotic System Software despite its commercially reasonable efforts to do so shall not result in a Release Event, provided that Symbotic has provided Walmart a reasonable opportunity to assist Symbotic in curing such failure or to engage a mutually agreeable Third Party to assist Symbotic in curing such failure and such failure nonetheless remains uncured. Walmart shall require any Third Party engaged in connection with the foregoing to execute a written non-disclosure agreement with Symbotic with confidentiality obligations consistent with those contained herein;

(v) upon expiration or termination of the Support Agreement set forth in Exhibit E-G (Support Agreement) or the applicable support and maintenance terms of any Market Program Addendum, in each case, other than for Walmart’s material breach, if Symbotic is unable or has refused to renew the Support Agreement set forth in Exhibit E-G (Support Agreement) or the support and maintenance terms of any Market Program Addendum or is unable or has refused to enter into a year-to-year support and maintenance agreement with Walmart pursuant to Section 5.1(f) (Software Maintenance Term) or the equivalent provision of such Market Program Addendum, in each case, following Walmart’s written request; provided that Walmart’s rights arising from such Release Event shall be limited to the Deposit Materials associated with the Support Agreement or Market Program Addendum to which such expiration, termination, or refusal relates;

(vi) this Agreement or any Market Program Addendum has been terminated by Walmart for any reason, other than material breach pursuant to Section 16.2 (Termination by Walmart for Symbotic Material Breach) or the equivalent provision of the applicable Market Program Addendum, and Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit E-G (Support Agreement) or the applicable support and maintenance terms of such Market Program Addendum for the time periods set forth in Section 5.1(f) (Software Maintenance Term) or the equivalent provision thereof; provided that Walmart’s rights arising from such Release Event shall be limited to the Deposit Materials associated with this Agreement or the Market Program Addendum or Project SOW executed under a Development Program Addendum so terminated, as applicable;

(vii) this Agreement has been terminated by Walmart due to a Symbotic Change of Control in which the Acquiring Person is, controls or is controlled by an Exclusivity Entity pursuant to Section 16.3 (Termination for Symbotic Change of Control), regardless of whether or not Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit E-G (Support Agreement) or the applicable support and maintenance terms of any Market Program Addendum for the time periods set forth in Section 5.1(f) (Software Maintenance Term) or the equivalent provision thereof; or

(viii) this Agreement or any Market Program Addendum or Project SOW executed under a Development Program Addendum has been terminated by Symbotic for any reason except Walmart’s failure to comply with its payment obligation set forth in Section 5.1(e) (Software License Fee) or the equivalent provision of the applicable Market Program Addendum, subject to the cure periods set forth in Section 16.4 (Termination by Symbotic for Walmart Material Breach) or the equivalent provision thereof in such Market Program Addendum or Project SOW executed under a Development Program Addendum, and Symbotic is unable or unwilling to provide Walmart with support and maintenance consistent with the provisions of Exhibit E-G (Support Agreement) or the applicable support and maintenance terms of such Market Program Addendum for the time periods set forth in Section 5.1(f) (Software Maintenance Term) or the equivalent provision thereof in such Market Program Addendum; provided that Walmart’s rights arising from such Release Event shall be limited to the Deposit Materials associated with this Agreement or the Market Program Addendum so terminated, as applicable.

(ix) The procedure for releasing the Deposit Materials to Walmart upon the occurrence of a Release Event shall be specified in the Escrow Agreement. For purposes of subsections (ii) through (viii), above, references to Symbotic shall include any successor of Symbotic, any Symbotic Entity, and any Third Party performing on Symbotic’s or a successor of Symbotic’s behalf. A Release Event that arises solely with respect to a specific Market Program Addendum or Development Program Addendum shall entitle Walmart to exercise its rights under this Section 5.4(e) only with respect to the Deposit Materials deposited in connection with (i) any Project SOW entered into in connection with a Project under the applicable Development Program Addendum, (ii) the applicable Market Program Addendum, and (iii) any Project SOW entered into in connection with a Project under the applicable Market Program Addendum, in each case, only for the Deposit Materials relating to the Symbotic System in the applicable EMAA Jurisdiction(s). The Source Code License and any other rights in released Deposit Materials shall be limited to the applicable Walmart entity and business operations in the applicable EMAA Jurisdiction(s). For the avoidance of doubt, a Release Event arising under this Agreement at the enterprise level shall entitle Walmart to exercise its rights under this Section 5.4(e) with respect to all Deposit Materials deposited under this Agreement and each affected Ancillary EMAA Agreement then in effect and, in each case, only for the Deposit Materials relating to the Symbotic System in the applicable EMAA Jurisdiction(s).

(f) Source Code License. Subject to Section 5.1(h) (Limitations and Restrictions), commencing upon the occurrence of a Release Event, and continuing until the occurrence of a Release Expiration, if any, Walmart shall have a limited, non-exclusive right and license to use the Deposit Materials in any manner, including to use, copy, display, modify, and create Derivative Works of the Deposit Materials (but not to disclose the Deposit Materials to any Third Party, other than Walmart Authorized Third Parties subject to Section 13.1 (Treatment of Confidential Information Generally) of this Agreement), solely, in each case, as is necessary to: (1) operate the Symbotic Systems as already installed at a Project Site by Symbotic (which, for the avoidance of doubt, shall be perpetual for Symbotic Systems after Final Acceptance thereof) consistent with the provisions of this Agreement; (2) to support and maintain Walmart’s use of the Symbotic System Software as already installed at a Project Site by Symbotic; and (3) at Walmart’s sole expense, to the extent necessary to complete the manufacture and installation (as applicable) of Symbotic Systems for which a Project SOW has been issued and accepted and for which the applicable undisputed Charges have been paid as of the occurrence of the applicable Release Event but that had not yet achieved Final Acceptance upon the occurrence of such Release Event (provided that, for the avoidance of doubt, Walmart may exercise such rights solely to complete the applicable Symbotic Systems covered by such Project SOW and not to manufacture or install any other Symbotic System), subject in all cases to (A) any applicable Third Party rights existing as of the date of the Release Event, (B) Walmart’s assumption of all responsibility, safety requirements and liability in connection with such manufacture and installation, and (C) the other terms and conditions of this Agreement (the “Source Code License”). The Source Code License shall extend only to the Deposit Materials identified for and deposited in connection with the applicable Market Program Addendum, Development Program Addendum, Project SOW and EMAA Jurisdiction to which the Release Event relates, and Walmart’s rights under this Section 5.4(f) shall be limited to the applicable Walmart entity and business operations in such EMAA Jurisdiction. The Source Code License is subject to and conditioned on Walmart’s payment of the applicable undisputed Charges, including the Software License Fee, due for all Symbotic Systems,

and any applicable License and Support Fee. The Source Code License does not limit Walmart’s obligation to pay the Margin Payment (as defined in Exhibit E-J (Pricing)) in accordance with Exhibit E-J (Pricing) for any Symbotic System completed pursuant to clause (3) above. For the avoidance of doubt, Walmart may exercise its rights under the Source Code License through Walmart Authorized Third Parties.

(g) Rights in the Deposit Materials. Walmart acknowledges and agrees that it will not exercise any of the rights set forth in Section 5.4(f) (Source Code License) until there has been a Release Event and the Deposit Materials have been released to Walmart by the Escrow Agent in accordance with the release procedures set forth in the Escrow Agreement. For purposes of clarification, notwithstanding the foregoing or any other provision of this Agreement, Walmart shall have no ownership interest in the Deposit Materials or in any Derivative Works thereof created by or on behalf of Walmart as permitted under this Section 5.4 (Escrow Deposit). Walmart shall make no other use of the Deposit Materials except as expressly permitted under Section 5.4(f) (Source Code License). As between the Parties, Symbotic shall retain all ownership rights, title and interest in and to the Deposit Materials as escrowed, and all Derivative Works thereof, including all Intellectual Property rights therein and thereto. Walmart shall treat the Deposit Materials and all Derivative Works and copies of the foregoing as Symbotic’s Confidential Information.

(h) Return of Deposit Materials. In the event that: (i) a Release Event has occurred pursuant to Section 5.4(e)(i) or Section 5.4(e)(ii)(B) but, subsequent to such Release Event, Symbotic is no longer subject to the applicable Insolvency Event, (ii) a Release Event has occurred pursuant to Section 5.4(e)(ii)(B) and Symbotic has assumed this Agreement and the Support Agreement pursuant to Section 365 of the Bankruptcy Code; or (iii) a Release Event has otherwise occurred pursuant to Section 5.4(e)(iv) but Symbotic cures such breach (collectively, a “Release Expiration”), then, if such Release Expiration occurs within 90 days after the occurrence of such Release Event, Walmart shall return all copies of the Deposit Materials to the Escrow Agent for redeposit consistent with Section 5.4(a) (Escrow Deposits; Contact Information). If such Release Expiration occurs later than 90 days after the occurrence of such Release Event, Walmart shall have the option, but not the obligation, to return all copies of the Deposit Materials to the Escrow Agent for redeposit consistent with Section 5.4(a) (Escrow Deposits; Contact Information). In the event Walmart elects to or has the obligation to return the Deposit Materials pursuant to the foregoing, (a) Symbotic shall provide support for the Source Code included in such Deposit Materials subject to the terms of this Agreement and Exhibit E-G (Support Agreement), as well as the support and maintenance terms of any applicable Market Program Addendum or Project SOW executed under a Development Program Addendum, as if such Source Code were the Symbotic System Software hereunder, (b) Walmart shall destroy all copies of such Deposit Materials that are not redeposited with the Escrow Agent and, if requested by Symbotic, certify such destruction in writing by an authorized representative of Walmart, and (c) the rights of Walmart on account of the existence of a Release Event shall cease.

5.5 Bankruptcy. The Parties agree that (a) this Agreement, each Ancillary EMAA Agreement and the Support Agreement (and any support and maintenance terms of any applicable Market Program Addendum) each constitute separate executory contracts subject to the provisions of Section 365 of the Bankruptcy Code or a Local Equivalent, (b) the Escrow Agreement constitutes the sole supplementary agreement within the meaning of Section 365(n) of the Bankruptcy Code or a Local Equivalent, and (c) any and all licenses granted to Walmart under this Agreement, are “intellectual property” for purposes of Section 365(n) of the Bankruptcy Code or a Local Equivalent. Notwithstanding the commencement of any proceeding by or against Symbotic under the Bankruptcy Code or a Local Equivalent, (i) all rights in Intellectual Property granted to Walmart under this Agreement shall be deemed fully retained by and vested in Walmart as protected intellectual property rights under Section 365(n) of the Bankruptcy Code or its Local Equivalent, and (ii) Walmart shall have all of the rights afforded to non-debtor licensees under Section 365(n) of the Bankruptcy Code or its Local Equivalent. The Parties further agree that, in the event of a rejection, disclaimer, sale or assignment of this Agreement by Symbotic in any bankruptcy proceeding by or against Symbotic under the Bankruptcy Code or a Local Equivalent or rejection, disclaimer, sale, assignment or repudiation by a foreign representative in a foreign bankruptcy proceeding that is subject to Chapter 15 of the Bankruptcy Code or a Local Equivalent, if Walmart elects to retain its rights under this Agreement pursuant to Section 365(n)(1)(B) of the Bankruptcy Code or its Local Equivalent, then: (A) Walmart shall be entitled, pursuant to Section 5.4(f) (Source Code License) of this Agreement, to a release of the Deposit Materials in accordance with the Escrow Agreement, as such rights existed on the date Symbotic’s bankruptcy proceeding was commenced, (B) Symbotic shall not interfere with Walmart’s rights to such Intellectual Property and all embodiments thereof in accordance with Section 365(n)(3)(B) of the Bankruptcy Code or its Local Equivalent, and (C) the royalty payments required to be paid by Walmart to Symbotic pursuant to Section 365(n)(2)(B) of the Bankruptcy Code or its Local Equivalent shall consist of the amounts due pursuant to Section 5.1(e) (Software License Fee) of this Agreement, viz., the Software License Fee or the Fully Paid License Fee as set forth in Exhibit E-J (Pricing), as applicable. Upon the initiation of a voluntary or involuntary bankruptcy proceeding or other insolvency proceeding regarding Symbotic or any Symbotic Entity under the laws of any jurisdiction, anywhere in the world, including in any EMAA Jurisdiction, all required licenses of the Symbotic System Software and any rights in Intellectual Property granted by Symbotic to Walmart pursuant to this Agreement shall survive the bankruptcy or insolvency of Symbotic or such Symbotic Entity to the extent permitted under applicable Law. Without limiting the foregoing, Section 365(n) of the Bankruptcy Code shall apply to any case commenced under Chapter 15 of the U.S. Bankruptcy Code or a Local Equivalent and, if the foreign representative in such a case rejects, disclaims, sells or assigns this Agreement within the meaning of Section 365 of the Bankruptcy Code or a Local Equivalent, Walmart shall be entitled to make the election and exercise the rights (and be bound by any consequent obligations) described in Section 365(n) of the Bankruptcy Code or a Local Equivalent. For the avoidance of doubt, references in this Section 5.5 to a Local Equivalent shall apply only if and to the extent that the applicable Bankruptcy Law governing the relevant proceeding recognizes or sets forth an equivalent or analogous legal regime. Nothing in this Section 5.5 shall be construed as creating or importing into any EMAA Jurisdiction any right, protection or remedy that is not otherwise recognized under the applicable Bankruptcy Law in such EMAA Jurisdiction.

ARTICLE VI

SUPERINTENDENCE AND EMPLOYEES

6.1 Symbotic Personnel. Symbotic shall ensure that the Work and Services under this Agreement shall be performed by qualified and trained Symbotic Personnel who will work cooperatively with Walmart and other Persons and entities employed at a Project Site. At all times, Symbotic shall provide competent supervisory personnel at each Project Site. Symbotic shall comply, in all material respects, with all applicable Laws relating to the employment of its workers, including applicable employment standards, wages, hours of work, health and safety, and anti-discrimination and harassment laws. Symbotic shall be solely responsible for the employment, supervision, welfare and compensation of its employees and shall be responsible for any Work performed by, and the acts or omissions of, its Personnel or Subcontractors.

6.2 Walmart Personnel. Walmart shall be solely responsible for the employment, supervision, welfare, and compensation of its employees, and shall be responsible for the acts and omissions of its Personnel and its subcontractors, including the Walmart Embedded Team.

6.3 Removal of Symbotic Personnel. If Walmart reasonably determines, and notifies Symbotic in writing, that any Symbotic Personnel is materially and adversely affecting a Project, including by violating in any respect any Laws or any Walmart policies that Symbotic has been made aware of pursuant to Section 2.20(a) (Compliance with Walmart Policies and Procedures), Symbotic will, at its own cost and expense, as soon as practicable remove such individual from the Project and replace the individual with another individual of suitable ability and qualification (determined by Symbotic, in its discretion). Walmart shall reasonably cooperate with Symbotic and shall promptly provide any information, records, documentation and other evidence reasonably required for Symbotic to investigate the relevant facts and carry out any disciplinary proceedings concerning such Symbotic Personnel; provided that Walmart shall have no obligation to provide privileged information.

6.4 Key Employees. The Parties agree that [***] are “Key Employees” of Symbotic. Symbotic shall (taking into account and subject to Section 6.1) put in place the following measures to encourage the retention of the Key Employees:

(a) After the Effective Date, subject to applicable Law and except for as otherwise disclosed in Symbotic’s public filings with the U.S. Securities and Exchange Commission (the “SEC”), all named Key Employees shall be bound by the terms of an agreement not to compete with Symbotic for a period of the shorter of: (i) one year after employment by Symbotic; or (ii) a time period consistent with industry standard.

(b) As of the Effective Date and except for as otherwise disclosed in Symbotic’s public filings with the SEC, all the named Key Employees have received a substantial long-term retention incentive with vesting periods of at least three years, subject to customary restrictions and accelerations.

(c) All the named Key Employees will be paid a market level salary, performance bonus and fringe benefits taken as a whole, except for as otherwise disclosed in Symbotic’s public filings with the SEC.

(d) Symbotic will use commercially reasonable efforts to offer competitive total compensation to all Personnel performing as engineers, programmers, or in other key technology roles.

6.5 Subcontractors.

(a) Subject to this Section 6.5 (Subcontractors) and except as otherwise set forth in a Project SOW, Symbotic may subcontract and delegate, in Symbotic’s reasonable judgment, any activities that may be necessary to perform and complete the Work or perform any other Services. The use of a Subcontractor shall not relieve Symbotic of any of its duties, responsibilities, obligations or liabilities hereunder and Symbotic shall be liable to Walmart under this Agreement for any breach of this Agreement caused by the acts or omissions of any Subcontractor.

(b) Symbotic shall provide 30 days’ advance written notice to Walmart of: (i) any Subcontractor Symbotic plans to use at a Site that will be performing material Work (“OnSite Subcontractor”) and (ii) any Subcontractor to whom Symbotic proposes to subcontract or delegate a substantial portion of the development of the Symbotic Systems Software or any support and maintenance for the Symbotic System Software (collectively, “Material Subcontractors”). Such notice shall include the name and location of the Material Subcontractor and a general description of the task they will be performing. Walmart shall have 10 Business Days from its receipt of such notice to reject, in its reasonable discretion, any OnSite Subcontractor. In the event Symbotic has not received notice of such rejection within such 10 Business Day period, Walmart shall be deemed to have accepted such OnSite Subcontractor. Notwithstanding the foregoing, Symbotic acknowledges that all OnSite Subcontractors will need to undergo Walmart’s standard processes for working at a Site.

(c) Symbotic shall require each Material Subcontractor to enter into a written agreement (each, a “Subcontractor Agreement”) containing the following terms: (i) a requirement that the Material Subcontractor comply with all applicable Walmart policies and procedures as set forth in Section 2.20(a) (Compliance with Walmart Policies and Procedures); (ii) confidentiality obligations consistent with, and no less protective of Walmart Confidential Information than, the provisions of Article XIII (Confidentiality and Access to Walmart Systems) and (iii) intellectual property obligations consistent with, and no less protective of Walmart Intellectual Property than the provisions of Article VIII (Intellectual Property Rights).

(d) No Material Employment Dispute. Symbotic shall use commercially reasonable efforts to (a) maintain good working relationships with its Personnel, and Subcontractors, agents or Representatives and (b) negotiate in good faith to solve any stoppage or slowdown of the Work by its Personnel or Subcontractors.

(e) Affiliates.

(i) Symbotic Affiliates. Notwithstanding anything to the contrary in this Agreement, any obligation of Symbotic under this Agreement may be fulfilled by Symbotic Entities. Any obligation of Symbotic hereunder or under any Ancillary EMAA Agreement performed by a Symbotic Entity shall be considered to have been performed by Symbotic for purposes of this Agreement and the applicable Ancillary EMAA Agreement and shall be performed under the terms of this Agreement (and the applicable Ancillary EMAA Agreement) as applicable to Symbotic. In connection therewith Symbotic shall be responsible for any breach or other violation of this Agreement or any Ancillary EMAA Agreement by any Symbotic Entity as if such breach or violation were a breach or violation by Symbotic. Any Ancillary EMAA Agreement entered into by a Symbotic Affiliate shall be deemed entered into under the authority of, and subject to the terms and conditions of, this Agreement, and each such Symbotic Affiliate shall be entitled to the rights and benefits, and subject to the obligations, set forth in the applicable Ancillary EMAA Agreement as if such Symbotic Affiliate were Symbotic for purposes thereof.

(ii) Walmart Affiliates. Any Ancillary EMAA Agreement entered into by a Walmart Affiliate shall be deemed entered into under the authority of, and subject to the terms and conditions of, this Agreement, and each such Walmart Affiliate shall be entitled to the rights and benefits, and subject to the obligations, set forth in the applicable Ancillary EMAA Agreement as if such Walmart Affiliate were Walmart for purposes thereof.

6.6 Relationship of Personnel. In no event will a Party, or any of its Personnel, be considered an employee, subcontractor or agent of the other Party. For the avoidance of doubt: (a) neither Symbotic nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Walmart, or entitled to participate in Walmart’s profit sharing, pension or thrift plan, or any other benefits afforded to Walmart’s employees and all matters governing the employment of Symbotic Personnel shall be Symbotic’s full responsibility; and (b) neither Walmart nor any of its Personnel are entitled to any medical or dental coverage or life or disability insurance from Symbotic, or entitled to participate in Symbotic’s profit sharing, pension or thrift plan, or any other benefits afforded to Symbotic’s employees and all matters governing the employment of Walmart Personnel shall be Walmart’s full responsibility. Each Party assumes full responsibility for the actions of its Personnel and Subcontractors while performing such Party’s obligations under this Agreement. Each Party shall be responsible for the supervision, direction and control of its Personnel, including, with respect to Walmart, the Walmart Embedded Team, as well as the payment of compensation (including withholding of taxes and social security), contribution to workers’ compensation and unemployment compensation, overtime, disability benefits, and any other legally required benefits or compensation or discretionary benefits or compensation.

6.7 Non-Solicitation. During the Term, each Party (the “Hiring Party”) shall not, without the other Party’s consent, directly or indirectly, and shall cause its Affiliates (for the avoidance of doubt, with respect to Symbotic, excluding C&S Wholesale Grocers, Inc. (“C&S”) and its direct or indirect subsidiaries), employees and other Personnel (in their capacity as such) not to: (a) solicit for hire, engagement or employment any employee of the other Party (the “Non-Hiring Party”) or any of its Affiliates with whom the Hiring Party has had contact with in connection with the performance of this Agreement (such employees, “Restricted Employees”); or (b) persuade, induce or attempt to persuade or induce any Restricted Employee of the Non-Hiring Party or any of its Affiliates to leave his or her employment or engagement with the Non-Hiring Party or any of its Affiliates and to work for the Hiring Party; provided, however, that the foregoing restrictions shall not prohibit: (i) any general solicitation by a professional search firm where none of the Hiring Party nor any of its Affiliates assigned such firm to solicit Restricted Employees of the Non-Hiring Party or any of its Affiliates; (ii) generalized solicitations by advertising and the like that are not directed to any Restricted Employee of the Non-Hiring Party or any of its Affiliates; or (iii) solicitations of Persons no longer employed or engaged by the

Non-Hiring Party or any of its Affiliates. The Hiring Party agrees that the provisions of this Section 6.7 (Non-Solicitation) are necessary and reasonable to protect the Non-Hiring Party and its Affiliates in the conduct of their business, their respective customer relationships, and their respective goodwill. In any action to enforce this Section 6.7 (Non-Solicitation), the prevailing Party shall be entitled to recover its reasonable and necessary out-of-pocket costs and expenses, including reasonable attorney’s fees, reasonable expert fees, and court costs, incurred in connection with such enforcement. Any breach of this Section 6.7 (Non-Solicitation) resulting in the Restricted Employee at issue actually leaving the employment of the Non-Hiring Party and becoming employed by the Hiring Party shall entitle the Non-Hiring Party to liquidated damages of an amount equal to two times the annual salary and bonuses (as of immediately prior to the breach of this Section 6.7 (Non-Solicitation)) of any Restricted Employee solicited or induced by the Hiring Party or any of its Affiliates in breach hereof.

6.8 Acknowledgement. The Parties expressly understand and agree that, each Party considers the covenants, agreements, obligations and undertakings contained in Section 5.2 (Walmart Embedded Teams), Section 6.7 (Non-Solicitation) and Article VI (Superintendence and Employees) to be reasonable and material to this Agreement and has specifically relied upon such provisions in entering into this Agreement. Notwithstanding the foregoing acknowledgement in this Section 6.8, if a final judicial determination is made by a court of competent jurisdiction or by an arbitrator, in each case, pursuant to Article XVII (Dispute Resolution), that the time or geographical or technical area restrictions contained herein, or any other provision or restriction contained herein, is an unenforceable provision or restriction against either Party or their respective Affiliates or Personnel, (i) the provisions and restrictions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and geographical and technical areas and to such maximum extent as such court may judicially determine or indicate to be enforceable, and (ii) the Parties shall be obligated to negotiate in good faith (1) an amendment to such unenforceable provision or restriction or, if the Parties are unable to negotiate such amendment pursuant to this clause (1), (2) to enter into a new restrictive covenant agreement; provided, however, that in the case of either clause (1) or (2), such amendment or new restrictive covenant agreement shall conform to this Agreement to the maximum extent judicially determined or indicated to be enforceable by a court of competent jurisdiction.

6.9 Immigration Compliance.

(a) General. Symbotic shall comply with Immigration Laws in all material respects and to the extent related to the performance of its obligations under this Agreement.

(b) Additional Obligations.

(i) Regardless of EMAA Jurisdiction, Symbotic’s compliance with Section 6.9(a) shall be subject to audit upon Walmart’s reasonable request, in Walmart’s sole discretion, not more frequently than once per calendar year throughout the Term; provided, that this frequency limitation shall not apply to audits required by Law to be performed more frequently than once per calendar year in an EMAA Jurisdiction and, such audits will not be performed any more frequently than as required by applicable Law in such EMAA Jurisdiction. In response to any such audit request, Symbotic shall, at

Symbotic’s expense, audit its compliance with respect to each of its employees performing Services under one or more Project SOWs in one or more EMAA Jurisdictions. At Walmart’s option, such audit shall be performed either: (1) by Symbotic, at Symbotic’s expense, or (2) by Symbotic’s Third Party immigration attorney(s) or consultant(s), who must be experienced and trained in the field of immigration compliance in the relevant EMAA Jurisdiction at Walmart’s expense. Upon completion of the audit, Symbotic or its Third Party auditor, as applicable, shall execute an immigration certification, which certification is incorporated by reference into and made a part of this Agreement. Symbotic shall retain all such certifications on file and shall deliver copies thereof to Walmart upon Walmart’s reasonable request during the Term.

(ii) Without limiting the foregoing, each Market Program Addendum may specify additional or jurisdiction-specific requirements regarding compliance with applicable Immigration Laws to the extent such requirements are not duplicative of the obligations contemplated by this Agreement; provided that, unless required by Law in an EMAA Jurisdiction or in connection with unscheduled inspections, work site enforcement actions, investigations, inquiries, visits, or audits conducted by a Governmental Authority in an EMAA Jurisdiction, the Ancillary EMAA Agreements shall not increase the number of Immigration Law compliance audits to which Symbotic is subject beyond the quantity established in this Section 6.9.

(iii) During the Term, Symbotic shall as soon as reasonably practicable and to the extent: (1) not prohibited by Law; and (2) if Symbotic Personnel are actually aware of the following circumstances, notify the applicable Service Contacts set forth in the applicable Market Program Addendum, along with any applicable Site manager by in person voice communication (not voice mail), with a copy to: (x) Walmart Inc., Legal Department, 811 Excellence Way, Mailstop 0215, Bentonville, AR 72716-0215; (y) the then-current Senior Lead Counsel of Immigration & International Employment; and (z) the then-current Lead Counsel of Legal – Employment Division of any unscheduled inspections, work site enforcement actions, investigations, inquiries, visits or audits conducted by the United States Department of Homeland Security or any other Governmental Authority in the applicable EMAA Jurisdiction related to environmental, immigration or employee-safety issues of Symbotic, its agents, or employees.

ARTICLE VII

FEES; PAYMENTS

7.1 Charges. Walmart shall pay to Symbotic all fees, payments, costs, reimbursements, expenses and other amounts payable in connection with the Symbotic Systems provided under this Agreement and each Ancillary EMAA Agreement (collectively, “Charges”) in accordance with Exhibit E-J (Pricing) and the applicable Project SOW, Market Program Addendum or Development Program Addendum, as the case may be.

7.2 Invoicing.

(a) Submission and Payment of Invoices. Symbotic shall submit invoices to Walmart in accordance with the process set forth in Exhibit E-J (Pricing) and Walmart shall pay each invoice in accordance with the payment terms set forth in Exhibit E-J (Pricing), including any items set forth under such invoices in accordance with Exhibit E-J (Pricing).

(b) Walmart’s Default. If Walmart fails to pay any portion of the Charges that are not disputed by Walmart under Section 7.3 (Payment Disputes), when due and payable, then in addition to any other rights Symbotic may have under this Agreement, in such event and after giving 10 days’ written notice to Walmart, Symbotic may cease further deliveries of Equipment for pending Project SOWs and further installation of such Equipment, and any resulting delay caused thereby shall be deemed an Excused Delay. Symbotic shall incur no liability of any kind whatsoever to Walmart if it ceases to perform installation work or to deliver further Equipment pursuant to the terms of this Section 7.2(b) (Walmart’s Default).

7.3 Payment Disputes. Walmart may, upon written notice to Symbotic, on or before the due date, withhold payment of any portion of particular Charges that it disputes in good faith with reasonable support as set forth in such written notice. Promptly following Symbotic’s receipt of such notice, each Party will designate a Relationship Manager to meet promptly with the other Party’s Relationship Manager to resolve such Dispute. If such Relationship Managers cannot resolve the Dispute within 30 days of the written notice of the disputed Charge, then such Dispute shall be subject to the provisions of Article XVII (Dispute Resolution) hereof.

7.4 Taxes.

(a) Responsibility for Taxes. Each Party will be responsible, as required under applicable Law, for identifying and reporting and paying all taxes, duties, levies, assessments, governmental fees and similar charges, tariffs, and all related penalties, interest and other additions, imposed on such Party’s or attributable to such Party’s income, profits, personnel, subcontractors, property, operations, local presence or failure to comply with such tax obligations.

(b) Collection of Covered Taxes. Walmart shall timely pay to, or reimburse, Symbotic in accordance with the provisions set forth below, the full amount of all duties, tariffs, import fees, sales, transaction, consumption, use or similar taxes (but excluding, for the avoidance of doubt, (i) any income, franchise, gross receipts or similar taxes imposed on Symbotic by any Governmental Authority, (ii) any import VAT imposed on Symbotic as the importer of record, and (iii) any recoverable taxes) arising from Work or Services under this Agreement (all such duties, fees and taxes, and any interest, penalties or additions imposed on or with respect thereof, the “Covered Taxes”). Walmart and Symbotic shall use commercially reasonable efforts to timely determine (i) what portions of Equipment, Deliverables or Services provided by Symbotic under a Project SOW are subject to Covered Taxes and at what tax rate, (ii) the status of Walmart, Symbotic and any other relevant Person as it relates to the imposition of Covered Taxes and (iii) any other matter related to the imposition or determination of the amount of Covered Taxes. Symbotic shall prepare and furnish Walmart with invoices showing separately itemized purchased goods, work or services (using descriptions and groupings consistent with Exhibit E-J (Pricing) or, to the extent such pricing exhibit may not be applicable, Symbotic’s internal systems) as well as charges and amounts of Covered Taxes due. To the extent an invoice contains both taxable and non-taxable items of the same category, the charges shall be separately stated.

Symbotic shall remit any and all Covered Taxes collected from Walmart to the appropriate Governmental Authority pursuant to applicable jurisdictional requirements, and upon written request by Walmart, Symbotic shall provide Walmart with copies of the receipts (or other evidence) for such payment. Symbotic acknowledges and agrees that any Covered Taxes that arise as a result of (A) Symbotic failing to timely and/or properly remit such Covered Taxes to the applicable Governmental Authority or (B) Symbotic (or any Affiliate thereof) failing to comply with applicable Law (including any compliance with any local jurisdiction in which Work or Services are performed) shall, in each case, be entirely borne by Symbotic (and Walmart shall not be responsible for any such Covered Taxes notwithstanding anything provided herein). Symbotic agrees to use commercially reasonable efforts to cooperate with reasonable written requests by Walmart in obtaining any refund, return, rebate, or the like of any Covered Taxes, including by filing any necessary exemption or other similar forms, certificates, or other similar documents, and upon the receipt by Symbotic of any such refund, return, rebate, or the like of any Covered Taxes, Symbotic shall promptly pay over such amounts to Walmart, net of any reasonable cost and expense incurred by Symbotic in obtaining such amounts.

(c) Invoicing and Tax Documentation. Symbotic shall (i) separately state the applicable Covered Taxes; (ii) identify the applicable tax jurisdiction, tax type and tax rate, to the extent required by applicable Law, in a manner consistent with customary practice in the applicable jurisdiction; (iii) include Symbotic’s applicable tax registration or identification number, where required; and (iv) otherwise satisfy the requirements for a valid tax invoice under applicable Law. Symbotic will not separately state or collect Covered Taxes that are not legally due or that Symbotic is not legally required to collect.

(d) Exemption Certificates and Direct Pay Permits. Each of Walmart and Symbotic agrees to use commercially reasonable efforts to obtain any and all exemptions from and/or reductions in Covered Taxes. In addition, at any time or for any Project, Walmart (or any Affiliate thereof) may present a direct pay permit stating in reasonable detail that it is directly responsible for remitting Covered Taxes that would normally be billed by Symbotic to the applicable Governmental Authority (a “Direct Pay Permit”) or a properly completed exemption certificate, resale certificate, or other documentation sufficient under applicable Law that states that no Covered Taxes are due on all or some of the Work or Services (each, an “Exemption Certificate”). Symbotic will stop billing for, collecting and remitting the said Covered Taxes covered by such Direct Pay Permit or Exemption Certificate within five Business Days following the receipt thereof. To the extent legally permitted under applicable Law, Symbotic will return to Walmart the amount of Covered Taxes subject to such Direct Pay Permit or Exemption Certificate paid to Symbotic by Walmart that have not been remitted by Symbotic to a Governmental Authority. Symbotic and Walmart agree to use commercially reasonable efforts to cooperate in the defense of any tax position related to such Covered Taxes that is challenged by a Governmental Authority, and each Party agrees to bear its own cost and expense incurred in such defense, provided that Walmart shall bear any reasonable costs and expenses incurred in connection with any such defense undertaken at Walmart’s request.

(e) Indemnification for Covered Taxes.

(i) Symbotic shall defend, indemnify and hold Walmart harmless from and against any Losses arising out of or in connection with the failure by Symbotic to (A) pay Covered Taxes to the applicable Governmental Authority in a timely and proper manner or (B) comply with applicable tax Law; provided that in the case of any Losses arising out of or in connection with the failure described in the foregoing clause (B), if any such Loss arises out of or in connection with a position described in Section 7.4(e)(ii)(C), such Loss shall not be subject to this Section 7.4(e)(i).

(ii) Walmart shall defend, indemnify and hold Symbotic and the Symbotic Indemnitees (as defined below) harmless from and against any Losses arising out of or in connection with, without duplication, (A) the failure by Walmart to timely pay to Symbotic all or any portion of the Covered Taxes, (B) any Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Walmart to Symbotic pursuant to Section 7.4(d) (Exemption Certificates and Direct Pay Permits), and (C) a position regarding Covered Taxes that relate to the taxability of property or services provided under this Agreement or a Project SOW taken by Symbotic upon the request of Walmart.

(f) Control of Tax Proceedings. Symbotic shall promptly provide written notice to Walmart within 10 Business Days of any tax audit, examination, inquiry, assessment, or administrative proceeding related to this Agreement (including, for the avoidance of doubt, Covered Taxes), provided that a failure of Symbotic to timely provide notice during such period shall not impose any liability on Symbotic except to the extent Walmart incurs any damages as a result therefrom. With respect to any tax audit or administrative procedure involving Symbotic or any Symbotic Indemnitee and relating solely to Covered Taxes against which Walmart is responsible to indemnify and hold Symbotic or any Symbotic Indemnitee harmless under this Agreement (the “Tax Proceedings”), Symbotic agrees to (i) in good faith conduct such Tax Proceedings in a diligent manner, (ii) keep Walmart timely and fully updated as to any non-material development relating to such Tax Proceedings, (iii) consult in good faith with Walmart prior to taking any material action in connection with such Tax Proceeding, including by providing to Walmart for review and comment a copy of written communication from or to the applicable Governmental Authority relating to such Tax Proceeding and giving serious and good faith consideration to any reasonable comments provided in writing by Walmart to Symbotic with respect thereto, and (iv) to the extent that the impact of potential outcomes of such Tax Proceedings would reasonably be expected to result in a liability for Covered Taxes in which Walmart (or any Affiliate thereof) is responsible for pursuant to Section 7.4(e), (x) provide Walmart with the opportunity to join and participate, with an advisor of Walmart’s choice and at Walmart’s own cost and expense, in such Tax Proceedings (including by joining meetings with any Governmental Authority and by commenting on any submission to any applicable Governmental Authority), if permitted by the Governmental Authority conducting such Tax Proceedings, and (y) not settle, surrender or otherwise resolve or dismiss any such Tax Proceedings without the prior written approval of Walmart (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) Record Retention.

(i) Symbotic shall retain records related to the collection and payment of all Covered Taxes.

(ii) Walmart shall retain records related to the collection and payment of all Covered Taxes that are the subject of a Direct Pay Permit or Exemption Certificate delivered by Walmart to Symbotic pursuant to Section 7.4(c) (Exemption Certificates and Direct Pay Permits) above.

(iii) Each of Symbotic and Walmart shall retain such records for a period of ten years following the filing of a tax return, customs declaration or other relevant filing, as applicable, or such longer period to the extent required under applicable Law, with respect to such Covered Taxes (the “Retention Period”); provided that to the extent that any claim, audit, administrative proceeding, litigation or other similar action is taken by Governmental Authority or by any of the Parties with respect to such Covered Taxes (“Tax Action”) and such Tax Action is still outstanding at the time the Retention Period is scheduled to expire, the Retention Period with respect to the applicable Covered Taxes shall be extended to cover any agreements relating to the retention of the relevant records or otherwise as may be required to administer such Tax Action. Each of Symbotic and Walmart shall give the other party, upon reasonable written request, the right to reasonably review such records during regular business hours.

(iv) Prior to disposing of or otherwise destroying any such records relating to Covered Taxes, Symbotic or Walmart, as the case may be, shall give the other party the right, at such other party’s expense, to take possession of such records.

(h) Withholding. Walmart shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments or other transfers made to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld from such payment under any relevant tax Laws. If Walmart so withholds (or causes to be withheld) any such amounts, and such amounts are paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event Walmart intends to withhold or deduct or cause to be deducted or withheld any amount pursuant to this Section 7.4(h) (Withholding), Walmart shall use commercially reasonable efforts to (i) promptly notify Symbotic of such intention, (ii) provide such notice as soon as reasonably practicable prior to the date of the applicable payment, (iii) cooperate with Symbotic to eliminate or mitigate such withholding obligations, and (iv) promptly provide Symbotic with a receipt or other reasonable evidence of any payment to the relevant Governmental Authority of amounts deducted or withheld under this Section 7.4(h).

(i) Project Specific Tax Requirements. Notwithstanding anything to the contrary in this Agreement or any Market Program Addendum, tax matters applicable to a specific Project within any EMAA Jurisdiction may be addressed in a Project SOW.

ARTICLE VIII

INTELLECTUAL PROPERTY RIGHTS

8.1 Retained Work. All Intellectual Property (a) owned by a Party or its Affiliates as of prior to the Effective Date, including any such Intellectual Property owned by a Party under the Prior Agreements, including the Existing Program Agreements (such Intellectual Property, the “Prior Agreements IP”); or (b) independently created or developed by a Party, its Affiliates or its contractors without (i) the direct or indirect involvement of the other Party or its Affiliates in a manner that would result in the Parties creating a “joint work” under intellectual property Laws or (ii) the use of or reference to the Confidential Information of the other Party, including the non-public inventions, materials, output, methods, processes, know-how, and data collections of the other Party (including any materials, output or work product derived from or based upon such Confidential Information) shall remain the exclusive property of that Party (any such Intellectual Property of a Party or its Affiliates, collectively, “Retained Works”). Except for the assignments, rights and licenses expressly granted by a Party to the other Party in this Agreement, neither Walmart nor Symbotic grants, assigns or in any way transfers any right, entitlement, privilege, permission, claim, title, ownership or interest in any Retained Works, either implicitly, by operation of law or otherwise. Each Party shall at all times have in place written assignment or work for hire agreements, or an employment relationship, with their employees and subcontractors who are or may be involved with the creation of any Intellectual Property that provide such Party with all necessary rights to comply with the allocation of Intellectual Property ownership set forth in this Article VIII (Intellectual Property Rights).

8.2 Intellectual Property Ownership.

(a) Except for its own Retained Works, and subject to Section 8.4 (No Other Jointly-Developed or Walmart-Owned Work Product), Walmart acknowledges and agrees that all right, title and Intellectual Property interest in and to Symbotic’s Retained Works, the Symbotic System, and the Symbotic System Enhancements, including the Applicable Specifications, Symbotic System Software, System Data, Software Documentation, Deposit Materials, Work Product, the designs of the Symbotic System (“Designs”), the As Built Drawings (subject to Section 8.3 (Project Drawings)), Feedback and any other deliverables that are created, developed, produced, reduced to practice or conceived of during the course of performing the Services (whether or not patentable or registrable under copyright or similar statutes) (“Deliverables”), Symbotic System Enhancements, and Derivative Works of any of the foregoing, and all Intellectual Property rights related to all of the foregoing, whether existing during the Term or acquired or developed by Symbotic after the Term, shall remain the property of or shall vest exclusively in Symbotic (all of the foregoing, collectively, “Symbotic Property”). Subject to Section 5.4(b) and except as may be set forth in a Development Program Addendum, Walmart further acknowledges and agrees that none of the Services, Work Product, Designs, As Built Drawings, Symbotic System Enhancements, nor any Deliverable or other Symbotic Property shall be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes. Except for the rights and licenses expressly set forth in this Agreement, no other right is granted, no other use is permitted and all other rights are expressly reserved by Symbotic.

(b) Without limiting the ownership rights established in Section 8.1 (Retained Work), to the extent Walmart obtains any right, title or interest in the Symbotic Retained Works, Work Product, Designs, As Built Drawings (subject to Section 8.3 (Project Drawings)), Symbotic System Enhancements, Deliverables, or any other Symbotic Property, by operation of applicable Law or otherwise, Walmart hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Personnel to perpetually and irrevocably assign, to Symbotic, any and all Intellectual Property right, title, and interest in and to the Symbotic Retained Works, Work

Product, Designs, As Built Drawings (subject to Section 8.3 (Project Drawings)), Symbotic System Enhancements, Deliverables and Symbotic Property (and all future modifications, Derivative Works and improvements to any of the foregoing) throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto, and all rights to sue for damages and other remedies for past, present or future infringement, misappropriation or other violation of the applicable Intellectual Property. From time to time upon Symbotic’s request, Walmart shall confirm, and shall cause its applicable Personnel to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Symbotic may request.

(c) Symbotic acknowledges and agrees that all right, title and Intellectual Property interest in and to Walmart Data shall be the property of, or shall vest exclusively in, Walmart. Walmart hereby grants Symbotic a non-exclusive, non-transferable, non-assignable, revocable, limited license for as long as Symbotic is providing Services hereunder or under the Support Agreement to use, reproduce, modify and display internally Walmart Data for the limited purpose of providing Services to Walmart hereunder and under the Support Agreement, including providing dashboards, creating and distributing insights to Walmart, analysis and statistics for training purposes, and for Symbotic’s internal business purpose of monitoring and improving the Services and Symbotic System.

(d) To the extent Symbotic obtains any right, title or interest in the Walmart Retained Works or Walmart Data by operation of applicable Law or otherwise, Symbotic hereby perpetually and irrevocably assigns, and, if applicable, shall cause its Personnel to perpetually and irrevocably assign, to Walmart, any and all Intellectual Property right, title, and interest in and to the Walmart Retained Works and Walmart Data (and all future modifications, Derivative Works and improvements thereto) throughout the world, including all uses in all media now known or in the future developed in any jurisdiction and all lawful means and forms of exploitation now known or in the future developed in any jurisdiction, including any Intellectual Property rights therein and thereto, and all rights to sue for damages and other remedies for past, present or future infringement, misappropriation or other violation of the applicable Intellectual Property. From time to time upon Walmart’s request, Symbotic shall confirm, and shall cause its applicable Personnel to confirm, such assignment by execution and delivery of such assignments, confirmations of assignment, or other written instruments as Walmart may request.

(e) In the event Symbotic plans to abandon any patent or patent application that is the subject of Section 5.1(a) (Software License), or Section 5.1(b) (Symbotic Property License), Symbotic shall give Walmart 60 days’ prior written notice of such desired abandonment and the Parties shall discuss in good faith any such planned abandonment, provided that nothing shall prevent Symbotic from proceeding with the abandonment.

8.3 Project Drawings. All copies of drawings, specifications or other documents furnished by Symbotic to Walmart for the Work, including “As Built Drawings” and schematics (collectively, the “Project Drawings”) shall become the property of Walmart; provided, however, that the information and tangible and intangible creative works embodied in the Project Drawings are not and shall not be considered “works for hire” under 17 U.S.C. § 101 or other similar statutes and Symbotic owns and shall retain all ownership rights and interests in and to all of the Intellectual Property and proprietary technical information contained therein. For illustration purposes only, Walmart shall own the medium in which such output is delivered (e.g., the physical hardcopy) but Walmart does not own the copyright or any other Intellectual Property in and to the design. Walmart shall at all times reproduce and shall not remove any proprietary, confidential and copyright notices from any and all Project Drawings; provided, however, Walmart shall be permitted to use, copy and distribute the Project Drawings for the purpose of exercising its rights pursuant to Section 5.1(b) (Symbotic Property License) and, following a Release Event, as reasonably necessary to operate, maintain, and support the Symbotic Systems.

8.4 No Other Jointly-Developed or Walmart-Owned Work Product. The Parties agree that, except as expressly set forth in Section 5.3(b), this Agreement does not contemplate any joint development or joint ownership of any Work Product, Deliverables, or Intellectual Property. If Walmart and Symbotic desire to create, develop or deliver Work Product, Deliverables, or Intellectual Property that are either to be jointly owned by the Parties or solely owned by Walmart, Walmart and Symbotic shall do so pursuant to a separate written agreement entered into hereunder. Such agreement shall include express terms specifying (a) the scope of Work Product, Deliverables or Intellectual Property, as applicable, that is subject to such Agreement, (b) the terms and conditions of such arrangement and the ownership of the Work Product, Deliverables, or Intellectual Property thereunder, and (c) the Parties’ respective rights and obligations with respect to the exploitation, licensing, duty to account, prosecution, maintenance, confidentiality, enforcement, and cooperation of and with respect to such Work Product, Deliverables, or Intellectual Property.

8.5 System Data and Walmart Data.

(a) General. Symbotic shall own all right, title and Intellectual Property interest in System Data, which shall be the property of or shall vest exclusively in Symbotic. Symbotic hereby grants Walmart a perpetual, royalty-free, non-exclusive, non-transferable, non-assignable license to use, copy, display and create derivative works of, System Data that is provided to Walmart for Walmart’s own internal business purposes. Symbotic shall also own all right, title and Intellectual Property interest in and to Aggregate Data, which Symbotic retains the right to use for any purpose in its sole and absolute discretion. “Aggregate Data” means aggregated statistics and aggregated data created or derived by Symbotic from (a) System Data, (b) Symbotic’s provision of the Symbotic System or Symbotic System Software or (c) Walmart’s use of the Symbotic System or Symbotic System Software (excluding Walmart Data and Walmart Confidential Information); provided, however, that such Aggregate Data will be anonymized (using industry-recognized anonymization methodologies) and aggregated with other data such that Walmart and Walmart Confidential Information cannot be identified in any way. Walmart shall have the right to audit the Aggregate Data to ensure compliance with this Agreement. Symbotic shall provide System Data to Walmart in a manner that does not hinder Walmart’s ability to use the System Data to the fullest extent of the rights granted to Walmart under this Section 8.5(a).

(b) Additional Development Use of Walmart Data. To the extent the Parties contemplate any development, research, or other work that would require Symbotic to access, use, or process Walmart Data beyond the scope of the licenses granted under this Agreement, the Parties shall enter into a Development Program Addendum in accordance with Section 1.1(c) (Development Program Addendum). For the avoidance of doubt, nothing in this Section 8.5 shall be construed to authorize Symbotic to access, use, or process Walmart Data or Walmart Confidential Information for any purpose other than as expressly permitted under this Agreement. Without limiting the foregoing, Symbotic shall not use any Walmart Data or Walmart Confidential Information to train, fine-tune, validate or otherwise develop any artificial intelligence or machine-learning model, or extract or reverse-engineer any artificial intelligence or machine-learning model embedded in any Walmart System, software or other materials, except as expressly agreed in writing by the Parties.

8.6 Third Party Intellectual Property.

(a) To the extent a Symbotic System or Deliverable incorporates or uses any Software, technology, materials or other Intellectual Property from a Third Party that is necessary for the operation of such Symbotic System (“Third Party Intellectual Property”), Symbotic shall use commercially reasonable efforts to procure for Walmart and its applicable Affiliates the rights and licenses reasonably necessary for Walmart and such Affiliates to exercise their rights under this Agreement with respect to such Third Party Intellectual Property, on terms that do not materially impair Walmart’s rights under this Agreement with respect to such Symbotic System. If a Third Party license restricts Symbotic’s ability to grant such rights, imposes confidentiality or scope restrictions, or requires Symbotic to pay a fee or other consideration, Symbotic shall promptly notify Walmart in reasonable detail and the Parties shall cooperate in good faith to determine whether and on what terms to address the applicable restriction. Symbotic shall not be required to disclose Third Party Intellectual Property or related information to the extent prohibited by supplier-imposed confidentiality or scope restrictions, shall have no obligation to pay any fee or other consideration to a Third Party to obtain rights for Walmart or its Affiliates unless Walmart agrees in writing to reimburse Symbotic for such fee or consideration, and shall not be required to waive, amend or otherwise modify any existing rights or protections under a Third Party agreement to obtain rights for Walmart or its Affiliates.

ARTICLE IX

INSURANCE REQUIREMENTS

9.1 Certificates. Within 10 days after execution and delivery of this Agreement, and at the renewal of each insurance policy herein, evidence of insurance or self-insurance, or certificates of insurance shall be made available to Symbotic and Walmart with respect to the insurance requirements set forth in this Article IX (Insurance Requirements).

9.2 Walmart’s Insurance Requirements.

(a) Walmart shall maintain or otherwise be covered by the following occurrence-based insurance coverage issued by a company having a rating of A- or better and a Financial Size Category rating of VII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies:

(i) Commercial general liability coverage with bodily injury, property damage, personal and advertising injury and products and completed operations limits of liability of not less than [***] per occurrence.

(ii) Commercial automobile insurance for all vehicles owned, non-owned, leased, hired or otherwise used by Walmart with a combined single limit per accident of not less than [***]. Alternate forms of evidence of financial responsibility acceptable to the Federal Motor Carrier Safety Administration or other governing authority, including surety or qualified self-insurance, shall be deemed acceptable for meeting this requirement.

(iii) Workers compensation coverage as required by applicable Law, and employer’s liability insurance with limits of liability not less than [***] Accident (each accident), [***] Bodily Injury – Disease (limit), and [***] Bodily Injury – Disease (each employee).

(b) With respect to the insurance required in Section 9.2(a)(i) and Section 9.2(a)(ii), Walmart shall name Symbotic and each Symbotic Affiliate as an additional insured, where applicable. Such policies shall apply as primary and non-contributory as respects of any other coverage available to Symbotic.

(c) Walmart shall provide to Symbotic prompt written notice of any notice of cancellation, or any written notice from any insurance provider or broker of an anticipated cancellation of, any insurance policy maintained by Walmart pursuant to this Section 9.2 (Walmart’s Insurance Requirements).

(d) Claims made policies can be utilized to the extent the purchase of occurrence policies is not commercially reasonable. Any such claims made policy must show evidence of appropriate retroactive dates to sufficiently cover the earliest inception of Work or Services contemplated by this agreement. Claims made policies must be kept in full force and effect for two years following the completion of Work or Services or include the option to purchase an extended reporting period of at least two years.

(e) Any insurance carried or required to be carried by Walmart, at Walmart’s option, may be carried under an insurance policy, self-insurance (but only so long as the tangible net worth of Walmart is not less than [***]), or pursuant to a master policy of insurance or so-called blanket policy of insurance covering other locations of Walmart or its affiliates, or any combination thereof.

(f) It is understood and agreed that if Walmart does not maintain or self-insure the required insurance set forth in this Section 9.2 (Walmart’s Insurance Requirements), Walmart shall be responsible, subject to all other terms of this Agreement, for any loss, damages, liabilities, claims, costs or expenses (including attorneys’ fees), or any other amounts that would have been covered if the insurance of the types and amounts required in this Section 9.2 (Walmart’s Insurance Requirements) had been maintained.

(g) In lieu of requiring Walmart to obtain and maintain builder’s risk insurance, and to the extent loss or damage is not covered by builder’s risk or other applicable insurance Walmart has agreed to reimburse Symbotic for [***] of any uninsured losses that would reasonably be expected to have otherwise been covered under a builder’s risk policy affording coverage for (A) losses, damages or costs actually sustained by Symbotic for delay in completion, including loss of income and soft costs, and the transportation and storage of materials and (B) loss for Symbotic’s remaining interest in the applicable Project. However, such obligations shall not apply to the extent losses are caused by the negligence, actual fraud or Willful Misconduct of Symbotic, its Personnel or Subcontractors.

9.3 Symbotic’s Insurance Requirements.

(a) Symbotic, during the Term and for a period of at least three years following the termination of this Agreement shall maintain the following occurrence-based insurance coverage issued by a company having a rating of A- or better and a Financial Size Category rating of VII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies:

(i) Commercial general liability coverage with bodily injury, property damage, personal and advertising injury and products and completed operations limits of liability of not less than [***] per occurrence. The policy shall not contain any exclusions directed toward any types of projects, materials or processes involved in the Services or Work.

(ii) Commercial automobile liability insurance for all vehicles owned, non-owned, leased, hired or otherwise used in connection with Symbotic’s Services or Work under this Agreement with a combined single limit per accident of not less than [***].

(iii) Workers compensation or similar coverage protecting against claims of work-related bodily injury or illness by employees of Symbotic with limits as required by applicable Law, or of no such law, then with limits of at least [***] per occurrence, and employer’s liability insurance with limits of liability not less than [***] Accident (each accident), [***] Bodily Injury – Disease (limit), and [***] Bodily Injury – Disease (each employee).

(iv) Professional Liability or Errors and Omissions coverage with a limit per claim of not less than [***].

(v) All-Risk Cargo Insurance coverage, including coverage for physical damage and theft for Symbotic-owned property of all kinds in accordance with industry standards.

(vi) Contractor’s Pollution Liability Insurance coverage, if (but only if) the Work or Services involve hazardous or regulated substances, including abatement, removal, replacement, repair, enclosure, encapsulation, and/or disposal of any hazardous, toxic or otherwise polluting material or substance or in any way related to pollution conditions, both sudden and accidental and gradual, which may arise from Symbotic’s or a Symbotic Subcontractor’s operations under this Agreement or an SOW with limits not less than [***] per occurrence.

(vii) Umbrella/Excess liability insurance with terms and conditions no less broad than the underlying liability policies required herein, with limits of no less than [***] per occurrence and in the annual aggregate.

(b) With respect to the insurance required in Section 9.3(a)(i), except Workers’ Compensation and Professional liability, Symbotic shall name Walmart Inc., its subsidiaries and affiliates as an additional insured, where applicable. With respect to the Commercial General Liability policy, additional insured status must be provided using either ISO additional endorsement CG 2010 11/85 or may also be satisfied by using ISO forms CG 2010 or CG 2037 (together) or their equivalents. Such policies shall apply as primary and non-contributory as respects of any other coverage available to Walmart.

(c) Symbotic shall provide to Walmart prompt written notice of any notice of cancellation or material adverse modification of, or any written notice from any insurance provider or broker of an anticipated cancellation of, any insurance policy maintained by Symbotic pursuant to this Section 9.3 (Symbotic’s Insurance Requirements).

(d) Claims made policies can be utilized to the extent the purchase of occurrence policies is not commercially reasonable. Any such claims made policy must show evidence of appropriate retroactive dates to sufficiently cover inception of Work or Services contemplated by this Agreement. Symbotic shall use its commercially reasonable efforts to include an extended reporting period of at least two years in its claims-made policies obtained and maintained pursuant to this Section 9.3 (Symbotic’s Insurance Requirements).

9.4 Waiver of Subrogation. All required policies in this Article IX (Insurance Requirements) shall contain waivers of subrogation in favor of each of Walmart and Symbotic and their respective affiliates, except to the extent prohibited by law.

9.5 EMAA Jurisdiction. In any EMAA Jurisdiction where Work is to be performed, the Parties shall, to the extent commercially reasonable, ensure appropriate coverage to meet at least the greater of limits required herein or those required by applicable Law.

ARTICLE X

CHANGE OF CONTROL

10.1 Notice Right.

(a) Symbotic represents and warrants to Walmart that, as of the Effective Date, Symbotic or any Symbotic Related Entity is not or has not, in the six-month period immediately preceding the Effective Date: (i) engaged in an exploration of strategic alternatives that would reasonably be expected by such Person to result in a Substantial Sale of Interests by such Person or a Change of Control of Symbotic or any Symbotic Entity; or (ii) received a bona fide written offer or proposal from a Third Party, which written offer or proposal is for a Substantial Sale of Interests or a Change of Control of Symbotic or any Symbotic Entity.

(b) To the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties or confidentiality obligations), Symbotic shall provide Walmart with a written notice (the “Notice”) in the event (i) Symbotic, any Symbotic Entity, or any of their respective direct or indirect subsidiaries, or (ii) to the actual knowledge of the Key Employees of Symbotic, Richard B. Cohen or any other member of the Cohen Group: (x) determines to explore strategic alternatives that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic or any Symbotic Related Entity; or (y) receives a bona fide written offer or proposal from a Third Party which written offer or proposal is for a Change of Control of Symbotic or any Symbotic Related Entity a Substantial Sale of Interests.

(c) During the Term, to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties or confidentiality obligations), without having provided at least [***] prior Notice to Walmart, none of Symbotic, or any Symbotic Related Entity, or any of its subsidiaries (i) will enter into a definitive agreement that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic or any Symbotic Related Entity or (ii) otherwise limit its ability (including through imposition of a break-up fee or entering into an exclusivity agreement) to pursue a Substantial Sale of Interests or Change of Control transaction of Symbotic or any Symbotic Related Entity with Walmart in each case during such minimum [***] period.

(d) If Symbotic, any Symbotic Related Entity or any of its subsidiaries, or, to the actual knowledge of the Key Employees of Symbotic or any member of the Cohen Group begins a process to explore strategic alternatives with any Third Parties that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic, in each case, during the Term, then Symbotic will in good faith and to the extent not in conflict with or breach or violation of applicable Law (including fiduciary duties), allow Walmart to participate therein on terms and conditions substantially similar to all other Third Party participants in such process, including with respect to the application of the criteria of inclusion or exclusion in such process as well as all periods for exercising rights related to participating in such process.

(e) Notwithstanding anything in this Agreement, none of Symbotic, the Symbotic Related Entities, any subsidiary thereof or any respective Representative thereof or any member of the Cohen Group will be required to identify any parties or potential parties to the Substantial Sale of Interests or Change of Control in advance of the consummation of a Symbotic Change of Control or Substantial Sale of Interests; provided that Symbotic shall promptly notify Walmart if any Restricted Entity, and the identity of any such Restricted Entity, is participating in any such process, or otherwise submits a bona fide written offer or proposal that would reasonably be expected by Symbotic to result in a Substantial Sale of Interests or Change of Control of Symbotic or any Symbotic Related Entity.

(f) Symbotic shall provide Walmart with a written notice of the consummation of a Symbotic Change of Control or, to the knowledge of the Key Employees of Symbotic, a Substantial Sale of Interests within four Business Days thereof, which notice shall include the identity of the counterparty to such transaction and the number and percentage of Interests acquired in such transaction (it being understood that public disclosure of such consummation, including through issuance of a press release or filing of a Form 8-K or Schedule 13D, shall satisfy such obligation of Symbotic).

(g) Any rights granted to Walmart or its Affiliates under the Existing Program Agreements with respect to such matters, including pursuant to Sections 10.1 and 16.8 of the Second MAA, Sections 9.1 and 15.5 of the 2025 MAA, are hereby superseded and deleted from the Existing Program Agreements and shall be of no further force or effect.

ARTICLE XI

EXCLUSIVITY

11.1 Specific Restrictions.

(a) With respect to (i) each Market Program Addendum, and (ii) Development Program Addendum, solely to the extent such Development Program Addendum provides for a Build Out Phase or otherwise provides for the installation or commissioning of one or more Symbotic Systems under such Development Program Addendum, Symbotic and its Affiliates shall not directly or indirectly, anywhere in the world, sell or license to, offer to sell or license to, or start installation or commissioning or integration of, any Comparable System for use in any distribution, fulfillment, supply chain, logistics, warehousing, retail or other commercial operations for the Exclusivity Entity or any other Dedicated Provider thereof, or enter into an agreement to do any of the foregoing, during the Build Out Phase of such Market Program Addendum or such Development Program Addendum (each such period, an “Exclusivity Period”). For the avoidance of doubt, (A) the restrictions in this Section 11.1(a) apply separately with respect to each Market Program Addendum and each applicable Development Program Addendum that provides for a Build Out Phase or otherwise provides for the installation or commissioning of one or more Symbotic Systems under such Development Program Addendum, such that the existence of a Build Out Phase under one Market Program Addendum or Development Program Addendum shall not restrict Symbotic with respect to Comparable Systems under any other Market Program Addendum or Development Program Addendum, unless such other Market Program Addendum or Development Program Addendum is otherwise subject to this Section 11.1(a), and (B) a Development Program Addendum that does not provide for a Build Out Phase or otherwise provde for the installation or comissioning of a Symbotic System under such Development Program Addendum shall not give rise to any restriction, or any Exclusivity Period, under this Section 11.1(a) and (iii) the restrictions set forth in the first sentence of Section 11.1(a) shall apply worldwide, such that while a Symbotic System is subject to a Build-Out Phase under any Market Program Addendum or Development Program Addendum, the related restrictions on Comparable Systems shall apply globally with respect to such Symbotic Systems type, for so long as any such Build-Out Phase remains in effect. Notwithstanding the foregoing: (y) nothing in this Agreement shall restrict Symbotic from marketing to Exclusivity Entity or any Dedicated Provider thereof [***] to the final day of the applicable Exclusivity Period; and (z) in no event shall Symbotic Go-Live with any Comparable System that is subject to the restrictions of this Section 11.1(a) for use in any distribution, fulfillment, supply chain, logistics, warehousing, retail or other commercial operations for Exclusivity Entity until [***] after the end of the applicable Exclusivity Period.

(b) In the event that Walmart challenges a termination by Symbotic pursuant to Section 16.4 (Termination by Symbotic for Walmart Material Breach) as being improper, the provisions of Article XVII (Dispute Resolution) shall apply to resolve such Dispute. Symbotic may not engage in any activity that is permitted under this Article XI (Exclusivity) upon termination for a Walmart Material Breach until the earlier of: (i) the end date of the Exclusivity Period and (ii) such date, if any, that the Parties receive a decision by the arbitrator that Symbotic’s termination was proper under Section 16.4 (Termination by Symbotic for Walmart Material Breach).

(c) For clarification purposes, nothing in this Section 11.1 (Specific Restrictions) shall limit C&S Wholesale Grocers, Inc. (“C&S”) or any Affiliate thereof or any officer, employee, director or direct or indirect owner of any securities or Equity Interest of C&S or any Affiliate of any of the foregoing (other than Symbotic) from conducting its business in any way, including conducting business of any kind with Exclusivity Entity subject to the restrictions on selling, offering to sell, licensing, starting installation or marketing automated material handling systems, including the Symbotic System, set forth in Section 11.1(a) as if C&S and such Affiliates and above-referenced Persons were Symbotic for the purposes of such provisions.

(d) Nothing herein or under any Market Program Addendum shall limit the fulfillment of any contractual obligations of any Acquired Person or any of its Affiliates (on the one hand) to Exclusivity Entity (on the other hand) as such obligations relate to a contractual obligation existing for at least [***] prior to the date on which a Person becomes an Acquired Person (an “Existing Relationship”); provided, however, that (i) Symbotic may not expand or enhance an Existing Relationship with Exclusivity Entity in a manner not required for the fulfillment of the contractual obligations for such Existing Relationship to such entities as set forth above and (ii) in no event shall an Acquired Person or any of its Affiliates begin providing a Comparable System to Exclusivity Entity if not required for the fulfillment of such contractual obligations. Symbotic acknowledges that it shall be a material breach of this Agreement by Symbotic in the event that the Acquired Person entered into, expanded or enhanced an Existing Relationship prior to being acquired by Symbotic (even if occurring more than [***] prior to being so acquired) and in anticipation of such acquisition in order to circumvent the exclusivity requirements of this Section 11.1 (Specific Restrictions) and Symbotic knew or reasonably should have known under the circumstances that the Acquired Person had taken such action.

ARTICLE XII

ENHANCED COOPERATION PROTOCOL

12.1 Enhanced Cooperation Protocol. The Parties shall adhere to the Enhanced Cooperation Protocol as defined and further set forth in Exhibit E-BB (Enhanced Cooperation Protocol), solely where expressly set forth in this Agreement or in the Ancillary EMAA Agreements.

ARTICLE XIII

CONFIDENTIALITY AND ACCESS TO WALMART SYSTEMS

13.1 Treatment of Confidential Information Generally. Each Party (the “Receiving Party”) shall maintain as confidential and shall not (a) disclose (or allow the disclosure of) except to those of its and its Affiliates’ employees, contractors, consultants, attorneys, accountants and other advisors in their capacity as such, which contractors and consultants do not, as of the time of disclosure, compete with Symbotic or Walmart in their respective businesses (collectively, “Representatives”) who need to know such information in connection with this Agreement, and who have been informed of the confidentiality obligations hereunder, (b) copy, or (c) use for purposes other than the performance of this Agreement, any Confidential Information of the other Party (the “Disclosing Party”) which, in connection with the activities under this Agreement, the Disclosing Party discloses to the Receiving Party, or to which the Disclosing Party provides the Receiving Party with access, or which is otherwise obtained by the Receiving Party. As the Receiving Party, each Party agrees to protect the Disclosing Party’s Confidential Information with the same degree of care a prudent Person would exercise to protect its own confidential information of similar nature and to prevent the loss or unauthorized or inadvertent use, disclosure, or publication thereof. The Receiving Party shall, to the extent permitted by applicable Law, notify the Disclosing Party in writing of any loss or unauthorized or inadvertent use or disclosure of or access to the Disclosing Party’s Confidential Information promptly following the Receiving Party’s discovery of such loss, use, disclosure or access and shall, to the extent permitted by applicable Law, promptly take measures to minimize the effect of such loss, use, disclosure or access and to prevent its recurrence. As between Symbotic and Walmart, Walmart Confidential Information shall at all times belong solely and exclusively to Walmart and Symbotic Confidential Information shall at all times belong solely and exclusively to Symbotic.

13.2 Exceptions. For the purposes of this Agreement, Confidential Information of a Disclosing Party shall not include any information that is:

(a) publicly known at the time of the disclosure by the Disclosing Party or subsequent to such disclosure becomes publicly known through no wrongful act or omission of the Receiving Party or its Representatives hereunder;

(b) lawfully known by or in the possession of the Receiving Party prior to its receipt from the Disclosing Party without obligations of confidentiality;

(c) subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party not, to the Receiving Party’s knowledge, having a confidential relationship with the Disclosing Party and which Third Party rightfully, to the Receiving Party’s knowledge, acquired such information; or

(d) independently developed by the Receiving Party without the use of, or reference to, any of the Disclosing Party’s Confidential Information, as demonstrated by the Receiving Party’s written records kept in the ordinary course of its business.

13.3 Mandatory Disclosure. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information as necessary pursuant to the lawful requirement of any Governmental Authority so long as, in connection with any such activity, the Receiving Party must inform such Governmental Authority that the information being provided is confidential, including disclosure as required by the SEC (or any Local Equivalent) or any stock exchange on which the securities of the Receiving Party are listed, or by any subpoena, summons or order issued by a Governmental Authority or other judicial process before a Governmental Authority, or to the extent necessary to comply with its obligations under Section 7.4 (Taxes) of this Agreement (each of the foregoing, a “Legally Required Disclosure”); provided, however, that promptly following receipt of any order compelling such disclosure, or a reasonable determination that disclosure is required under this Section 13.3 (Mandatory Disclosure), the Receiving Party has notified, to the extent not prohibited by Law, the Disclosing Party in writing of such requirement to disclose and has cooperated with the Disclosing Party’s, at the Disclosing Party’s cost and expense, reasonable, lawful efforts to resist, limit or delay disclosure, including by requesting confidential treatment with respect to any public filing. Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information if, and to the extent, such disclosure was specifically approved by the Disclosing Party, in writing, prior to such disclosure by the Receiving Party. Confidential Information disclosed under the circumstances described in this Section 13.3 (Mandatory Disclosure) shall remain Confidential Information, and the Receiving Party’s obligations with respect to such Confidential Information shall continue in accordance with this Agreement, following any such disclosure. Notwithstanding anything to the contrary in this Article XIII, nothing in this Agreement prohibits either Party from making disclosure to, or cooperating with, any Governmental Authority, to the extent required or protected under applicable Law, including any applicable whistleblower, anti-retaliation or similar provisions of Law.

13.4 Return; Destruction of Information. Other than with respect to the Deposit Materials that were released (which shall be subject to Section 5.4(h) (Return of Deposit Materials)), each Party shall, upon termination pursuant to Article XVI (Term And Termination) of this Agreement or expiration of this Agreement, return or destroy (by rendering unreadable and unusable) Confidential Information of the other Party. Upon request, the destroying Party shall at such time provide the other Party with a certificate signed by an officer of the destroying Party certifying that all Confidential Information has been returned or destroyed. Each Party will erase all of the other Party’s Confidential Information from all forms of magnetic and electronic media in accordance with the requirements provided for in this Agreement. If any Confidential Information cannot be erased from all forms of magnetic and electronic media, the destroying Party will use its commercially reasonable efforts to ensure that it cannot be easily recovered or accessed. Notwithstanding anything to the contrary in this Section 13.4 (Return; Destruction of Information), the Receiving Party and its Representatives may each retain copies of the Confidential Information solely to the extent required by bona fide policies and procedures implemented by the Receiving Party or its Representatives in order to comply with applicable Law or, with respect to the Representatives, professional standards of such Representatives.

13.5 Disclosure to Representatives; Obligations. Each Party shall be liable to the other under this Agreement for any breach of this Article XIII (Confidentiality and Access to Walmart Systems) by such Party and any act or omission by a Party’s Representatives that would constitute a breach of this Article XIII (Confidentiality and Access to Walmart Systems) if taken or omitted by such Party. With regard to any Representative of the Receiving Party (other than the Receiving Party’s employees) which will have access to the Disclosing Party’s Confidential Information, the Receiving Party shall (a) maintain in effect a written agreement with such Representative containing obligations and restrictions that, with respect to the Disclosing Party’s Confidential Information, are at least as stringent as those contained in this Article XIII (Confidentiality and Access to Walmart Systems), except with respect to its Representatives that are otherwise subject to professional or fiduciary duties of confidentiality; and (b) advise such Representative of the obligations and restrictions set forth in this Article XIII (Confidentiality and Access to Walmart Systems).

13.6 No Walmart Personal Information. Subject to Section 2.18, (i) the Parties hereby acknowledge and agree that the Services contemplated hereunder do not require or involve and will not require or involve the disclosure, exchange, access to, processing or use of Walmart Personal Information and (ii) Symbotic shall not request, require or solicit any Walmart Personal Information from Walmart in connection with the Services or otherwise. Walmart hereby represents, warrants and covenants that Walmart shall not provide, make available, transmit or otherwise disclose to Symbotic or to Symbotic Personnel any Walmart Personal Information in connection with the Services or otherwise. In the event that Symbotic becomes aware in the exercise of reasonable diligence of Symbotic’s inadvertent possession of Walmart Personal Information, Symbotic shall promptly notify Walmart of the receipt of Walmart Personal Information and shall cooperate with Walmart to return the Walmart Personal Information to Walmart in accordance with Section 13.4 (Return; Destruction of Information) in a secure manner mutually agreed by the Parties.

13.7 Walmart System.

(a) Walmart shall only be required to grant access to the Walmart System to such Symbotic Personnel who require such access to perform the Work. With respect to Symbotic Personnel that are given access to the Walmart System, Symbotic shall, and shall, to the extent applicable, cause such Personnel to: (a) comply with all applicable Walmart written policies provided by Walmart to Symbotic concerning access to, use of, and security of, the Walmart System to which such Personnel have been granted access; (b) use such access and the Walmart System solely for purposes directly related to the Services; (c) cease use of the Walmart System immediately upon completion or termination of the corresponding Services, or as directed by Walmart; and (d) specifically comply with the provisions of the Information Security Addendum attached hereto as Exhibit E-T (Information Security Addendum). For clarification, to the extent such Personnel are working on Symbotic hardware (laptops, etc.) or networks and are accessing or networked to the Walmart System, such Symbotic hardware or networks shall comply with such Walmart’s policies and procedures generally applicable to Walmart vendors and provided by Walmart to Symbotic. To the extent Walmart directs any Symbotic Personnel to cease use of any Walmart System other than where such direction results from such Symbotic Personnel’s breach of Walmart’s policies and procedures or the terms of this Agreement, any delay or performance by Symbotic as a direct result thereof shall be deemed an Excused Delay. Unless otherwise agreed by the Parties in writing, Walmart shall block access and shall not provide to Symbotic or to Symbotic’s Personnel access to any Walmart networks or systems other than the Walmart System. In the event Symbotic or any Symbotic Personnel inadvertently installs or allows the installation of any Malicious Code into the Walmart System or into a Symbotic System, Symbotic will cooperate with Walmart on the removal of such Malicious Code and the mitigation of any damage resulting from such Malicious Code.

(b) In addition to the obligations set forth in Section 13.7(a), Symbotic agrees to cooperate with Walmart in good faith to establish robust, industry-standard security and back-up measures (including, but not limited to, measures around real-time recovery and uptime resiliency and redundancy) to ensure the long-term security and recoverability of the Walmart Systems that operate any Symbotic System and the Symbotic System Software itself, including cooperating with Walmart to establish an industry standard disaster recovery backup plan and information security policies.

13.8 Cyber-Operational Continuity Testing. The Parties shall conduct joint cyber-operational continuity testing exercises in accordance with Exhibit E-AA (Cyber-Operational Continuity Testing Protocol).

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES; WARRANTY;

CORRECTION OF DEFECTS

14.1 Symbotic Representations and Warranties. Symbotic represents and warrants to Walmart, to the extent such representations and warranties are not duplicative of any representations or warranties made by Symbotic of any of its Affiliates to Walmart under any Ancillary EMAA Agreement, Existing Program Agreement or the Mexico Master Agreement Side Letter:

(a) As of the date hereof, Symbotic is a corporation duly formed under the Laws of Delaware and each Symbotic Entity is duly formed, organized or incorporated under the Laws of the jurisdiction of its formation, organization or incorporation and is duly qualified and in good standing (to the extent such concept or analogous concept exists) in each other jurisdiction where the failure to be so qualified and in good standing (as applicable) would have a material adverse effect on its business, activities, ability to perform its obligations under this Agreement or any Ancillary EMAA Agreement, as applicable, or compliance with any of its promises, representations and warranties hereunder or thereunder.

(b) As of the date hereof, Symbotic has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions, as applicable.

(c) Neither the execution and delivery of this Agreement by Symbotic nor the performance by Symbotic of its obligations hereunder will conflict with or result in a breach of any Third Party agreement to which Symbotic or any of its Affiliates is a party or by which it is bound, except for any such conflict or breach that would not reasonably be expected to materially and adversely affect Walmart’s rights or benefits under this Agreement.

(d) Throughout the Term, Symbotic shall (i) not intentionally or as a result of Symbotic’s breach of subsection (ii) of this Section 14.1(d), insert into the Symbotic System Software any virus, Trojan horse, worm, trapdoor, backdoor or malicious code the purpose of which is to disrupt, damage, or destroy the use or operation of any of the software, firmware, hardware, services, data, programs or computer or telecommunications facilities (“Malicious Code”) and (ii) with respect to the Symbotic System Software, at all times use detection software for Malicious Code that is at a level consistent with generally accepted industry standards and practices and that is designed to prevent the introduction of Malicious Code into the Symbotic System Software or network;

(e) Throughout the Term, the Work shall be performed by Symbotic in a professional and workmanlike manner by qualified and trained Symbotic Personnel with relevant expertise;

(f) Throughout the Term, the Work will not infringe upon or violate (i) any copyrights or trade secrets of any Third Party and (ii) to the actual knowledge of the Key Employees, any patents or patent applications of any Third Party;

(g) Throughout the Term, the Equipment shall be delivered in good and undamaged condition and shall conform to and operate in accordance with Exhibit E-W (Reference Standards);

(h) Throughout the Term, any and all Work performed pursuant to the Agreement shall be compliant with Exhibit E-W (Reference Standards); and

(i) During the Warranty Period, unless otherwise specified in any Ancillary EMAA Agreements with respect to repaired Equipment, the Equipment shall upon delivery be new and not used, remanufactured, reconditioned, or refurbished.

14.2 Warranty Coverage. In the event that Symbotic becomes aware of a Defect arising from the Equipment or the Symbotic System Software during the Warranty Period, either because of a notice thereof from Walmart or otherwise (in which event Symbotic shall provide Walmart with prompt notice of the discovery of such Defect), the following will be Symbotic’s sole and exclusive obligations and Walmart’s sole and exclusive remedies with respect to such Defect:

(a) If such Defect arises from Equipment, Symbotic will replace, at no cost to Walmart, the defective materials or parts; provided, however, that: (i) with respect to such Defect arising from materials or parts purchased by Walmart from Third Parties where such materials or parts have not been validated and certified in writing by Symbotic for use in the Symbotic System for the purpose for which Walmart has used such materials or parts, Symbotic shall not, and shall not have an obligation to provide any warranty for such materials or parts; (ii) Symbotic shall not be responsible for the cost of any replacement Consumable purchased by Walmart in connection with such Defects in Consumables arising from normal wear and tear; (iii) Walmart shall bear the costs associated with any Defect arising due to negligence, misuse, accident or other damage unless such negligence, misuse, accident or other damage is caused by Symbotic, including Equipment damaged by unreasonable overloading, material noncompliance with Symbotic’s maintenance instructions, exposure to corrosive or abrasive substances, Equipment that has been improperly installed, adjusted, operated, maintained, repaired, or altered by Persons other than Symbotic, any damage resulting from natural wear, material noncompliance with operating rules, failure by Walmart to comply with Walmart Responsibilities, or other reasons not caused by Symbotic; (iv) the warranty covers the cost of replacement materials and parts only, including the cost of shipping for such replacement materials and parts; and (v) the costs of labor and related expenses with respect to the diagnosis of Defects or other faults, repair or replacement of material or parts, or for any preventative or reactive maintenance, shall be allocated to Walmart unless such labor costs and related expenses arise out of any re-installation or re-work that was required solely as a result of actions taken or omitted by Symbotic in the initial installation, commissioning, or testing of the applicable Symbotic System (which such rework shall be completed by Symbotic and such costs and expenses shall be allocated to Symbotic). With respect to the foregoing clause (i) of this Section 14.2(a), Symbotic shall not unreasonably withhold the validation and certification of materials or parts purchased by Walmart from Third Parties that are then-current suppliers to Symbotic of such materials or parts for use in Symbotic Systems.

(b) If such Defect arises from Symbotic System Software, Symbotic will address the Defect as provided in Exhibit E-G (Support Agreement) or the applicable support and maintenance terms of any Market Program Addendum.

14.3 Warranty Pass-Through. Symbotic shall, to the extent permitted by any applicable Third Party contract, pass-through to Walmart any Third Party warranties for material or parts purchased from such Third Party.

14.4 No Additional Representations. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 2.20(g)(ii) (ANTI-MONEY LAUNDERING), SECTION 10.1(a) (NOTICE RIGHT), SECTION 14.1 (SYMBOTIC REPRESENTATIONS AND WARRANTIES) AND IN THE ANCILLARY EMAA AGREEMENTS, SYMBOTIC MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES INCLUDING WITH RESPECT TO THE SYMBOTIC SYSTEMS, SYMBOTIC PROPERTY, OR THE SERVICES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY, DESIGN, CONDITION, DURABILITY, PERFORMANCE, QUALITY, CAPACITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS (EXCEPT AS SET FORTH IN SECTION 14.1(f)) ARE EXPRESSLY EXCLUDED. WALMART ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY INCLUDED IN SECTION 14.1 (SYMBOTIC REPRESENTATIONS AND WARRANTIES) OR THE ANCILLARY EMAA AGREEMENTS, INCLUDING, ANY SALES PRESENTATIONS, DEMOS, REPLIES TO REQUESTS FOR PROPOSAL (EACH, AN “RFP”), MANAGEMENT PRESENTATIONS, OR OTHER COMMUNICATIONS (COLLECTIVELY, “SYMBOTIC INFORMATION”), AND WILL NOT ASSERT, AND WILL CAUSE ITS AFFILIATES AND PERSONNEL NOT TO ASSERT, ANY CLAIM AGAINST SYMBOTIC WITH RESPECT TO THEIR RELIANCE ON ANY SYMBOTIC INFORMATION. IF WALMART OR ANY WALMART INDEMNITEE ASSERTS ANY CLAIM AGAINST SYMBOTIC WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 14.1 (SYMBOTIC REPRESENTATIONS AND WARRANTIES) OR IN THE ANCILLARY EMAA AGREEMENTS, NONE OF WALMART, ITS AFFILIATES OR ITS PERSONNEL MAY ASSERT A SEPARATE CLAIM ARISING OUT OF THE SAME FACTS OR CIRCUMSTANCES IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ANCILLARY EMAA AGREEMENTS.

14.5 Walmart Representations and Warranties. Walmart represents and warrants to Symbotic, to the extent such representations and warranties are not duplicative of any representations or warranties made by Walmart of any of its Affiliates to Symbotic under any Ancillary EMAA Agreement, Existing Program Agreements or the Mexico Master Agreement Side Letter:

(a) As of the date hereof, Walmart is a corporation duly incorporated under the Laws of Delaware and is duly qualified and in good standing (to the extent such concept or analogous concept exists) in each other jurisdiction where the failure to be so qualified and in good standing (as applicable) would have an adverse effect on its business, activities, ability to perform its obligations under this Agreement or any Ancillary EMAA Agreement, as applicable, or compliance with any of its promises, representations and warranties hereunder or thereunder;

(b) As of the date hereof, Walmart has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions, as applicable;

(c) Neither the execution and delivery of this Agreement by Walmart nor the performance by Walmart of its obligations hereunder will conflict with or result in a breach of any Third Party agreement to which Walmart or any of its Affiliates is a party or by which it is bound, except for any such conflict or breach that would not reasonably be expected to materially and adversely affect Symbotic’s rights or benefits under this Agreement;

(d) Throughout the Term, Walmart will perform its obligations under this Agreement in accordance with Laws to the extent applicable to the performance of its obligations hereunder (including those relating to the payment of wages, the withholding of sums for Taxes and otherwise and employee work discrimination and eligibility laws);

(e) Throughout the Term, Walmart will (i) not intentionally or as a result of Walmart’s breach of subsection (ii) below insert into any Symbotic System or network any Malicious Code; and (ii) at all times use detection Software for Malicious Code that is at a level consistent with generally accepted industry standards and practices that is designed to prevent the introduction of any Malicious Code into any Symbotic System or network; and

(f) To Walmart’s knowledge, the Walmart Site Information and any amendment or revision thereof is accurate and complete as of each date on which it is delivered to Symbotic.

14.6 No Additional Walmart Representations or Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE IN SECTION 2.20(g)(ii) (ANTI-MONEY LAUNDERING), SECTION 14.5 (WALMART REPRESENTATIONS AND WARRANTIES) AND IN THE ANCILLARY EMAA AGREEMENTS, WALMART MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER WHATSOEVER AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF MERCHANTABILITY, DESIGN, CONDITION, DURABILITY, PERFORMANCE, QUALITY, CAPACITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS ARE EXPRESSLY EXCLUDED. SYMBOTIC ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES NOT SPECIFICALLY INCLUDED IN SECTION 14.5 (WALMART REPRESENTATIONS AND WARRANTIES) OR THE ANCILLARY EMAA AGREEMENTS, INCLUDING, ANY SALES PRESENTATIONS,

DEMOS, REPLIES TO RFPS, MANAGEMENT PRESENTATIONS, OR OTHER COMMUNICATIONS (COLLECTIVELY, “WALMART INFORMATION”), AND WILL NOT ASSERT, AND WILL CAUSE ITS AFFILIATES AND PERSONNEL NOT TO ASSERT, ANY CLAIM AGAINST WALMART WITH RESPECT TO THEIR RELIANCE ON ANY WALMART INFORMATION. IF SYMBOTIC OR ANY SYMBOTIC INDEMNITEE ASSERTS ANY CLAIM AGAINST WALMART WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 14.5 (WALMART REPRESENTATIONS AND WARRANTIES) OR IN THE ANCILLARY EMAA AGREEMENTS, NONE OF SYMBOTIC, ITS AFFILIATES OR ITS PERSONNEL MAY ASSERT A SEPARATE CLAIM ARISING OUT OF THE SAME FACTS OR CIRCUMSTANCES IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ANCILLARY EMAA AGREEMENTS.

ARTICLE XV

INDEMNIFICATION; LIMITATION OF LIABILITY

15.1 Infringement or Misappropriation of Intellectual Property Rights.

(a) Symbotic shall defend, and hold Walmart and Walmart’s Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Walmart Indemnitees”) harmless from and against all claims made by a Third Party against the Walmart Indemnitees that the Work or a Symbotic Property, or portion thereof, infringes or misappropriates any Intellectual Property rights of such Third Party (each, an “Infringement Claim”) and shall indemnify the Walmart Indemnitees for damages finally awarded against the Walmart Indemnitees in any such action or proceeding to the extent attributable to such Infringement Claim or those damages agreed to in a monetary settlement of such action or proceeding reached by Symbotic on the Walmart Indemnitees’ behalf, as well as any reasonable and documented legal fees and expenses incurred relating to the Walmart Indemnitees’ defense; provided that Symbotic shall have no obligation under this Section 15.1 (Infringement or Misappropriation of Intellectual Property Rights) with respect to any Infringement Claim, solely to the extent such Infringement Claim arises out of Intellectual Property provided by Walmart or its Affiliates to Symbotic under an Ancillary EMAA Agreement, to the extent such Intellectual Property is owned, licensed or purported to be owned or licensed by Walmart or its Affiliate (“Walmart-Provided IP”), other than any Infringement Claim to the extent arising out of (i) any use, modification, alteration, enhancement or adaptation of, or creation of any Derivative Work of Walmart-Provided IP by or on behalf of Symbotic or any Symbotic Entity, to the extent not authorized by Walmart or such Affiliate in writing or (ii) any combination of Walmart-Provided IP with other Intellectual Property by or on behalf of Symbotic or any Symbotic Entity, to the extent not authorized by Walmart or such Affiliate in writing, in each case, solely to the extent such Infringement Claim would have been avoided but for such modification, alteration, enhancement, adaptation, creation of a Derivative Work or combination.

(b) In the event of any claim described in Section 15.1(a), Symbotic, at its expense and discretion, may take one or more of the following actions: (i) modify the infringing portion of the applicable Symbotic Property, as the case may be, so that it is no longer infringing (provided that its overall functionality is not materially impaired as measured by the Performance

Standards); (ii) replace the infringing portion of the applicable Symbotic System with products functionally equivalent in all material respects; (iii) obtain the right for Symbotic to continue to provide the applicable Symbotic Property to Walmart or the right for Walmart to continue using the Symbotic Property; or (iv) if, after providing Walmart the right to consult with Symbotic regarding possible modifications or replacements pursuant to options (i) and (ii) and the right to participate in (but not control) any negotiations pursuant to option (iii), Symbotic reasonably determines that none of the above options (i) through (iii) can be implemented by Symbotic using its commercially reasonable efforts or can be obtained by Symbotic on commercially reasonable terms, terminate some or all of Walmart’s rights under this Agreement with respect to any Symbotic Property provided that such termination shall be deemed a termination pursuant to Section 16.2 (Termination by Walmart for Symbotic Material Breach). Notwithstanding any such replacement, modification, licensing or termination, Symbotic’s obligations to defend and indemnify Walmart Indemnitees subject to the terms of this Agreement shall not be changed.

(c) Symbotic shall have no obligation to indemnify any Walmart Indemnitee under this Article XV (Indemnification; Limitation of Liability) with respect to any claim or Loss: (i) relating to Symbotic Systems or components or parts thereof that are compliant with written specifications provided by any Walmart Indemnitee, in all material respects solely to the extent that compliance with the written specifications provided by such Walmart Indemnitee caused such claim or Loss and such claim or Loss would not have arisen but for compliance with such written specifications; (ii) Walmart’s use, development or ownership of the applicable technology and Intellectual Property related to the Symbotic Systems following a Release Event in connection with Walmart’s completion of the manufacture and installation of Symbotic Systems as contemplated by Section 5.4(f); or (iii) that would have arisen even if Symbotic had completed the work itself in accordance with the terms of this Agreement.

(d) Symbotic shall have no obligation to indemnify, defend or hold harmless any Walmart Indemnitee under this Article XV (Indemnification; Limitation of Liability) for any claim or Loss to the extent caused by or to the extent increased by: (i) any Walmart Indemnitee’s or anyone acting on its behalf’s use of a Symbotic System or components or parts thereof other than in accordance with this Agreement and any documentation or use instructions of a Symbotic System or components or parts thereof; (ii) any Walmart Indemnitee’s or anyone acting on its behalf’s use of such Symbotic System in combination with non-Symbotic software or other components other than as specifically authorized by Symbotic in writing; (iii) any Walmart Indemnitee’s or anyone acting on its behalf’s use of materials, designs, methods, components, technology, software, hardware or services not provided by or at the direction of Symbotic or its Affiliates; (iv) any modification, alteration or enhancement of the Work, a Symbotic System or any Symbotic Property, or of any Software or other Intellectual Property delivered or made available by Symbotic, by or on behalf of any Walmart Indemnitee, other than any such modification, alteration or enhancement performed by Symbotic or any Symbotic Entity or authorized by Symbotic in writing, in each case, to the extent the claim or Loss would have been avoided but for any Walmart Indemnitee taking any of the actions described above; (v) any Walmart-Provided IP, other than any Infringement Claim to the extent arising out of (i) any use, modification, alteration, enhancement or adaptation of, or creation of any Derivative Work of Walmart-Provided IP by or on behalf of Symbotic or any Symbotic Entity, to the extent not authorized by Walmart or such Affiliate in writing or (ii) any combination of Walmart-Provided IP with other Intellectual Property by or on behalf of Symbotic or any Symbotic Entity, to the extent not authorized by Walmart or such Affiliate in writing, in each case, solely to the extent such Infringement Claim would have been avoided but for such modification, alteration, enhancement, adaptation, creation of a Derivative Work or combination.

15.2 Other Symbotic Indemnification Obligations. Symbotic shall defend, indemnify and hold the Walmart Indemnitees harmless from and against all Losses resulting from claims made by a Third Party, subject to the terms and conditions set forth in Section 6.5(a) of this Agreement, without duplication, to the extent arising out of: (a) damage to, destruction of, or loss of property or the injury to or death of any Walmart Indemnitee or any other Person resulting from Symbotic’s performance of its obligations hereunder, or any defect in the design or construction of the Symbotic System except to the extent such performance is at the written direction or request of a Walmart Indemnitee or such defect results from Symbotic following the written directions or requests of Walmart; (b) actions, inactions or omissions to act by employees or Subcontractors of Symbotic based on or arising out of: (x) their potential, current or past employment with or engagement by Symbotic, including any claim arising under workers’ compensation or other applicable Law, and any claim based on a theory that a Walmart Indemnitee is an employer or joint employer of any such employees; or (y) unlawful treatment of Walmart Personnel by Symbotic Site Personnel; (c) any gross negligence, Willful Misconduct or actual fraud of Symbotic in the performance of this Agreement; (d) Symbotic’s violations of Laws (including such violations that result in the assessment of any fine, penalty, citation or other regulatory sanction by a Governmental Authority) or material non-compliance with Reference Standards applicable to Symbotic in its performance of its obligations under this Agreement in accordance with Exhibit E-W (Reference Standards); (e) any breach of this Agreement by Symbotic (whether such breach is a result of an act or omission of Symbotic, a Symbotic Indemnitee or anyone acting on their behalf); or (f) the collection, use, disclosure or distribution of the photographs or video from the Symbotic cameras of the personal likeness of Walmart employees captured in such photographs or video pursuant to Section 2.18(b) (Symbotic Photographs and Videos); provided, however, that Symbotic shall not be responsible (or be required to defend or hold Walmart Indemnitees harmless from and against) Losses arising out of (x) any action taken by any Walmart Indemnitee relating to or against an employee or contractor based on or arising from the use of such photographs or video; or (y) any action taken by law enforcement or a Governmental Authority based on or arising from the use of such photographs or video, except, in each case, related to (a) through (f) of this Section 15.2 (Other Symbotic Indemnification Obligations), to the extent the claimed Losses are based on, arising out of or otherwise in connection with any event with respect to which Walmart otherwise has the obligation to indemnify Symbotic under this Agreement or Walmart’s breach of this Agreement.

15.3 Walmart Indemnity Obligations. Walmart shall defend, indemnify and hold Symbotic and Symbotic’s Affiliates, and its and their respective officers, directors, employees and agents (collectively, “Symbotic Indemnitees”) harmless from and against all Losses resulting from claims made by a Third Party, without duplication, to the extent arising out of: (a) damage to, destruction of, or loss of property or the injury to or death of any Symbotic Indemnitee or any other Person resulting from Walmart’s performance of its obligations hereunder (other than if such performance is at the direction or request of a Symbotic Indemnitee) or its use of the Symbotic System, and any such damage, destruction, loss of property, injury or death shall have been caused by or arising out of: (i) removal of or modifications to Symbotic furnished safety features; (ii) disregard of, or acts or omissions in conflict with, Symbotic’s furnished user safety instructions;

or (iii) improper maintenance or other modifications to a Symbotic System or any portion or component thereof (other than to the extent Symbotic performed or directed such maintenance); (b) actions by employees of Walmart based on or arising out of: (x) their potential, current or past employment with Walmart, including any claim arising under workers’ compensation or other applicable Law, (y) any claim based on a theory that a Symbotic Indemnitee is an employer or joint employer of any such employees, or (z) unlawful treatment of Symbotic Site Personnel by Walmart Personnel; (c) any gross negligence, Willful Misconduct or actual fraud of Walmart in the performance of this Agreement; (d) Walmart’s violations of Laws applicable to Walmart in its performance of its obligations under this Agreement; (e) any breach of this Agreement by Walmart (whether such breach is a result of an act or omission of Walmart, a Walmart Indemnitee or anyone acting on their behalf); (f) any breach or violation of any occupational safety and health administration Laws or Local Equivalent, including, by Symbotic, any of Symbotic’s subcontractors, anyone directly or indirectly employed by them or anyone for whose acts any of them may be liable, in each case, arising from, relating to or in connection with any use of any other equipment, feature or component (e.g., type 1 conveyor crossovers) that Symbotic advised should not be used which shall nonetheless be used at the request of Walmart or anyone acting on its behalf; (g) all actions taken by Symbotic in compliance with written instructions of Walmart’s employees or representatives if Symbotic advised against or objected to such instructions before such action was taken; (h) product liability claims related to merchandise sold or otherwise distributed by Walmart; (i) all actions taken by Walmart following a Release Event in connection with Walmart’s completion of the manufacture and installation of a Symbotic System as contemplated by Section 5.4(f); and (j) any allegations that Walmart’s planned or actual use of any Symbotic System (or any other technology) in its and its Affiliates’ operations directly would cause or caused Walmart to terminate the employment of Walmart employees, except, in each case related to (a) through (j) of this Section 15.3 (Walmart Indemnity Obligations), to the extent the claimed Losses are based on, arising out of or otherwise in connection with any event with respect to which Symbotic otherwise has the obligation to indemnify Walmart under this Agreement or Symbotic’s breach of this Agreement.

15.4 Indemnification Procedure. In the event of a claim by a Third Party for which a Walmart Indemnitee or Symbotic Indemnitee (each, as applicable, an “Indemnitee”) seeks indemnification hereunder (“Third Party Claim”), the Indemnitee shall promptly notify the other Party (the “Indemnifying Party”) in writing of any such Third Party Claim and forward all related documents received with the Third Party Claim to the Indemnifying Party. Any delay or failure of notice will not relieve the Indemnifying Party of its obligations except to the extent it has been actually and materially prejudiced thereby. The Indemnifying Party shall have sole control of the defense of any Third Party Claim, except that:

(a) The Indemnitees reserve the right to be represented by counsel and the Indemnitees and their counsel shall have the right to participate in the defense or settlement of any Third Party Claim. Such representation shall be at the expense of the Indemnitees, except that the Indemnifying Party shall, at its own expense, assign separate counsel to itself and to the Indemnitees if: (i) the employment of separate counsel by Indemnitees has been previously authorized by the Indemnifying Party; (ii) the Indemnitees have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnitees in the conduct of any defense; or (iii) the Indemnifying Party does not continue to retain counsel to fulfill its indemnification obligation under this Section 15.4 (Indemnification Procedure).

(b) The Indemnifying Party shall not agree to any settlement of any Third Party Claim if such settlement (i) imposes restrictions or liability on any Indemnitee or requires an admission of wrongdoing; or (ii) requires any action by any Indemnitee, including any payment, without the Indemnifying Party first obtaining such Indemnitee’s written consent.

15.5 No Consequential Damages. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 15.8 (EXCLUSION FROM LIABILITY CAP), AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT AND AS A FUNDAMENTAL CONDITION HEREOF, EACH OF THE PARTIES AGREES THAT NEITHER SYMBOTIC NOR WALMART SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL LOSS, PUNITIVE DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, LOSSES RELATED TO PROCUREMENT OF ALTERNATIVE GOODS OR SERVICES, LOST PROFITS, DIMINUTION IN VALUE, LOSS OF DATA OR LOSS OF OPPORTUNITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION IN CONTRACT, TORT, STRICT LIABILITY OR NEGLIGENCE, OR OTHER ACTIONS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

15.6 Survival of Claims. For the avoidance of doubt, nothing in this Agreement is intended to, and shall not, extend or supersede any statute of limitations set forth in or applicable to any Market Program Addenda during which either Party may bring a claim pursuant to this Agreement or any Ancillary EMAA Agreement. For the avoidance of doubt, neither Party may circumvent any applicable limitation period under a Market Program Addendum by asserting under this Agreement or any other Ancillary EMAA Agreement a claim in respect of the same breach or Losses, including on a different legal theory.

15.7 Limitation of Liability.

(a) EACH PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT AND ALL INSTRUMENTS GOVERNED BY IT SHALL NOT EXCEED [***] (THE “LIABILITY CAP”), SUBJECT TO THE EXCLUSIONS SET FORTH IN SECTION 15.8 (EXCLUSION FROM LIABILITY CAP). FOR THE AVOIDANCE OF DOUBT, THE LIABILITY CAP SHALL APPLY AS A CAP ON THE AGGREGATE LIABILITY OF A PARTY ACROSS ALL SUCH INSTRUMENTS. ALL AMOUNTS PAID OR PAYABLE BY A PARTY UNDER OR IN CONNECTION WITH ANY ANCILLARY EMAA AGREEMENT SHALL COUNT TOWARD, AND CORRESPONDINGLY REDUCE, SUCH PARTY’S REMAINING LIABILITY UNDER THE LIABILITY CAP. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY ANCILLARY EMAA AGREEMENT, NO PARTY MAY RECOVER ANY LOSS UNDER THIS AGREEMENT TO THE EXTENT SUCH PARTY HAS ALREADY RECOVERED IN RESPECT OF SUCH LOSS UNDER ANY ANCILLARY EMAA AGREEMENT (OR VICE VERSA), WHETHER BY WAY OF INDEMNIFICATION, DAMAGES FOR BREACH, LIQUIDATED DAMAGES, DELAY CREDITS, WARRANTY REMEDIES OR OTHERWISE.

(b) Periodic Review of Liability Cap. From time to time (including, if requested by either Party, on or around each anniversary of the Effective Date), the Parties may meet to discuss whether the Liability Cap remains appropriate in light of the aggregate Charges paid or committed to be paid by Walmart under this Agreement and all Ancillary EMAA Agreements and Existing Program Agreements. Nothing in this Agreement or in any other agreement shall obligate either Party to agree to any adjustment to the Liability Cap, and any such adjustment shall require a written amendment to this Agreement executed by both Parties.

15.8 Exclusion from Liability Cap. The limitations set forth in Section 15.7 (Limitation of Liability) shall not apply to the following categories of Losses, and such Losses shall not count towards the Liability Cap amount under this Article XV:

(a) a Party’s or its Affiliates’ gross negligence, actual fraud or Willful Misconduct in its performance of the Agreement;

(b) Walmart’s obligation to pay the Charges;

(c) claims for indemnification under Section 15.1 (Infringement or Misappropriation of Intellectual Property Rights);

(d) claims for indemnification under Section 15.2 (Other Symbotic Indemnification Obligations);

(e) claims for indemnification under Section 15.3 (Walmart Indemnity Obligations);

(f) a breach of any obligation under:

(i) Section 5.1(a) (Software License), Section 5.1(b) (Symbotic Property License) or the Training Materials License set forth in Exhibit E-G (Support Agreement);

(ii) the first sentence of Section 5.1(h)(i) but solely to the extent Walmart is violating the Software License or the second sentence of Section 5.1(h)(i);

(iii) the first sentence of Section 5.1(h)(ii), Section 5.1(h)(ii)(B) through (D), Section 5.1(h)(ii)(G) or Section 5.1(h)(ii)(H) solely to the extent applicable to the foregoing;

(iv) Section 5.1(h)(iii);

(v) Section 5.4(f) (Source Code License) or Section 5.4(g) (Rights in Deposit Materials);

(vi) Article VIII (Intellectual Property Rights);

(vii) Article XI (Exclusivity);

(viii) Section 13.1 (Treatment of Confidential Information Generally), Section 13.3 (Mandatory Disclosure), Section 13.4 (Return; Destruction of Information), Section 13.5 (Disclosure to Representatives; Obligations); or

(g) taxes for which a Party is responsible pursuant to Section 7.4 (Taxes).

(h) For the avoidance of doubt, the [***] shall not count towards the Liability Cap under this Article XV.

15.9 Treatment of Claims Under the Support Agreement. The provisions of Sections 15.5 (No Consequential Damages) and 15.7 (Limitation of Liability) shall also apply to Losses arising out of or in connection with the Support Agreement as if such Losses arose out of or in connection with this Agreement, and, except as set forth in Section 15.8, all Losses paid out under the Support Agreement shall be deducted from the Liability Cap as if such Losses were paid out under this Agreement. In the event of termination of this Agreement for any reason or expiration of this Agreement, the Liability Cap shall be the amount that existed on the date of termination or expiration.

15.10 Parental Guarantee.

(a) Enforcement of this guaranty (the “Guaranty”) shall be subject to and in accordance with the terms of Article XVII (Dispute Resolution) of this Agreement, including Sections 17.3 (Good Faith Dispute Resolution Process) and 17.2(j) (Claims Not Required to be Brought in Arbitration) and the escalation and dispute resolution procedures set forth in an applicable Market Program Addendum or Development Program Addendum, or Exhibit E-D (Relationship Governance) of this Agreement, as applicable. If, following exhaustion of the procedures set forth in the immediately preceding sentence, a Symbotic Entity party to a Market Program Addendum or Development Program Addendum or any Project SOW or Non-Project SOW executed under such Market Program Addendum or Development Program Addendum (in each case, to which Symbotic is not a party) (each such entity, a “Symbotic Primary ObligorEntity” and each such Market Program Addendums, Project SOWs and Non-Project SOWs, a “Guaranteed Agreement”) fails to perform an express obligation set forth in a Guaranteed Agreement (subject to any applicable qualifications, limitations, exceptions and rights that would excuse performance related to such obligations, a “Guaranteed Obligation” and such failure to perform, a “Guaranty Event”), then Symbotic shall promptly following receipt of written notice from Walmart, which notice shall specify the Guaranty Event, perform or procure performance of such Guaranteed Obligation, including payment obligations (the “Symbotic Guaranty”).

(b) Any modification to any Guaranteed Agreement in accordance with Section 19.15 (Amendment and Modification) of this Agreement shall be covered by this Guaranty, subject to Section 15.10(c) of this Agreement.

(c) Symbotic agrees that its obligations with respect to the Symbotic Guaranty are irrevocable, absolute and unconditional and Symbotic waives any defense based on the invalidity, unenforceability, or modification of the Symbotic Primary Obligor Entity’s obligations under the applicable Guaranteed Agreement; provided that Walmart shall, no fewer than five Business Days before making any such modification, notify Symbotic of such modification in writing.

(d) This Guaranty is for the sole benefit of the Walmart entity that is party to an applicable Guaranteed Agreement (each, a “Walmart Obligee Entity”) and may be enforced against Symbotic by the applicable Walmart Obligee Entity or Walmart, and each such Walmart Obligee Entity is an express Third Party beneficiary of this Section 15.10(d). In the event of a Guaranty Event, Symbotic’s obligations under the Symbotic Guaranty shall remain in full force and effect until the Guaranteed Obligation is fully satisfied. For the avoidance of doubt, Symbotic’s obligation to defend, indemnify and hold the applicable Walmart Obligee Entity harmless shall be limited to, and shall not exceed, the Symbotic Primary Obligor Entity’s aggregate liability arising out of or in connection with the applicable Guaranteed Agreement, as set forth in the applicable Guaranteed Agreement, and Symbotic’s total liability for any Guaranteed Obligation may never exceed what the Symbotic Primary Obligor Entity would owe. Walmart acknowledges and agrees that Symbotic is a party to each Guaranteed Agreement solely with respect to the enforcement of this Guaranty, and each of Walmart and any Walmart Obligee Entity, collectively, shall only be entitled to recover, whether from Symbotic under the Symbotic Guaranty, from the applicable Symbotic Primary Obligor Entity under the applicable Guaranteed Agreement, or from any combination of them, once with respect to the same Guaranteed Obligation or Guaranty Event.

(e) Without limitation of the foregoing, the obligations of Symbotic under this Guaranty shall not be reduced, limited, impaired, discharged, terminated or affected by any change, reorganization or termination of the structure or existence of Symbotic or the Symbotic Primary Obligor Entity or any of their respective Subsidiaries and any corresponding restructuring of the Guaranteed Obligations or any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

ARTICLE XVI

TERM AND TERMINATION

16.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect unless and until terminated in accordance with this Article XVI (Term and Termination). For the avoidance of doubt, this Article XVI governs only the termination of this Agreement and does not modify or supersede the term or termination provisions of any Existing Program Agreements, each of which shall continue in effect in accordance with its own term and termination provisions.

16.2 Termination by Walmart for Symbotic Material Breach . Walmart may terminate this Agreement upon a material breach of this Agreement by Symbotic that causes Walmart material harm under this Agreement, taken as a whole (“Symbotic Material Breach”), in the event that Symbotic has not cured such Symbotic Material Breach within 90 days of receipt of a notice from Walmart describing in reasonable detail the Symbotic Material Breach (“Walmart Material Breach Notice”); provided that no cure period shall be available if the Symbotic Material Breach is not capable of being cured. The Walmart Material Breach Notice shall specify whether the breach is curable and, if curable, the date on which the applicable cure period for the Symbotic Material Breach must be cured. At any time after expiration of the cure period (or in the Walmart Material Breach Notice, if such Symbotic Material Breach is not curable), Walmart may, upon written notice to Symbotic, terminate this Agreement. For the avoidance of doubt, the termination or expiration of any Ancillary EMAA Agreement or Existing Program Agreement shall not, by itself, result in the termination of this Agreement or constitute a Symbotic Material Breach, except to the extent the underlying circumstances independently satisfy the requirements of a Symbotic Material Breach under this Section 16.2.

16.3 Termination for Symbotic Change of Control. Walmart may terminate this Agreement in the event of a Symbotic Change of Control in which the Acquiring Person is, controls or is controlled by a Restricted Entity by providing written notice to Symbotic not later than 90 days after receiving notice from Symbotic of the consummation of such Change of Control. Such notice by Walmart shall specify the effective date of termination, which may not be less than 30 days or more than 180 days after delivery of such notice. For the avoidance of doubt, if a Person gains control of or becomes controlled by Symbotic and then a Restricted Entity gains control of or becomes controlled by such Person, Walmart may terminate this Agreement in accordance with this Section 16.3. If Walmart does not exercise the foregoing right to terminate within 90 days after the right to terminate accrues, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 16.3 for the applicable Symbotic Change of Control.

16.4 Termination by Symbotic for Walmart Material Breach. Symbotic may terminate this Agreement upon a material breach of this Agreement by Walmart that causes Symbotic material harm under this Agreement (“Walmart Material Breach”), in the event that Walmart has not cured such Walmart Material Breach within 90 days of receipt of a notice from Symbotic describing in reasonable detail the Walmart Material Breach (“Symbotic Material Breach Notice”), provided that no cure period shall be available if the Walmart Material Breach is not capable of being cured. The Symbotic Material Breach Notice shall specify whether the breach is curable and, if curable, the date on which the applicable cure period for the Walmart Material Breach must be cured. At any time after expiration of the cure period (or in the Symbotic Material Breach Notice, if such Walmart Material Breach is not curable), Symbotic may, upon written notice to Walmart, terminate this Agreement.

16.5 Termination for Insolvency. A Party may terminate this Agreement by written notice with immediate effect if the other Party undergoes an Insolvency Event other than an Insolvency Event constituting the commencement of a bankruptcy proceeding under Chapter 11 of the Bankruptcy Code.

16.6 Termination for CPS Failure and Symbotic Failure to Meet Performance Standards on Project Time Schedule. Each Market Program Addendum may set forth the rights enabling Walmart to terminate such Market Program Addendum for CPS Failures and Symbotic’s failure to meet Performance Standards on the Project Time Schedule applicable to that Market Program Addendum, among any other termination rights set forth thereunder.

16.7 Effect of Termination.

(a) Upon the expiration or termination of this Agreement for any reason, each Ancillary EMAA Agreement then in effect shall automatically terminate as of the effective date of such expiration or termination, without any further action by either Party. Any such termination shall be subject to the applicable survival provisions of this Agreement and shall not affect any rights or obligations accrued prior to the effective date of termination.

(b) Software License and Symbotic Property License. Notwithstanding any termination or expiration of this Agreement, the Software License set forth in Section 5.1(a) (Software License) and the Symbotic Property License as specified in Section 5.1(b) (Symbotic Property License) shall continue in perpetuity for each Symbotic System that has passed Preliminary Acceptance, provided that upon termination of this Agreement for any reason, Walmart shall, within 30 days of the effective date of such termination, either: (i) pay the Fully Paid License Fee set forth in Exhibit E-J (Pricing) for all Fee-Required Systems (as such term is defined in Exhibit E-J (Pricing)); or (ii) inform Symbotic in writing that Walmart will continue to pay the License and Support Fee Installments for all Fee-Required Systems as set forth in Exhibit E-J (Pricing) until such License and Support Fee Installments are fully paid up. The Software License shall terminate in the event that: (x) Walmart does not pay the Fully Paid License Fee or make an election to continue to pay the License and Support Fee Installment by the date specified in the preceding sentence and actually make such payments; or (y) Walmart elects to continue to pay the License and Support Fee Installment, but fails to make such payment at any point in the future, subject to any cure periods permitted under this Agreement. In the event that Walmart elects to continue to pay the License and Support Fee Installment, any provisions of this Agreement applicable to such payment requirements shall survive and continue in full force and effect until such time that the final License and Support Fee Installment by Walmart for all applicable Fee-Required Systems has been made or Walmart has paid the Fully Paid License Fee for all applicable Fee-Required Systems. For the avoidance of doubt, even if Walmart elects to continue to pay the License and Support Fee Installment, it can at any point, opt to pay the then-applicable Fully Paid License Fee set forth in Exhibit E-J (Pricing) for all Fee-Required Systems, at which time it shall no longer have any License and Support Fee Installment obligations for such Fee-Required Systems.

(c) Walmart Rights. In addition to Walmart’s rights under Section 5.4 (Escrow Deposit), upon expiration or termination of this Agreement for any reason other than termination by Symbotic pursuant to Section 16.4 (Termination by Symbotic for Walmart Material Breach), the following provisions shall apply, subject to applicable Laws and any superseding provisions in the applicable Market Program Addenda:

(i) if Walmart so elects, subject to the terms of the applicable agreements, Symbotic shall assign, sublicense or novate to Walmart, any or all Third Party agreements, including all licenses for Third Party software and technology, used to operate or maintain the Symbotic Systems or the Services provided by Symbotic hereunder to the extent such agreements are not used by Symbotic to service other Symbotic customers or to service Symbotic’s internal needs or the needs of Symbotic’s Affiliates (such agreements, “Project Contracts”) and to the extent such Project Contracts are freely assignable to Walmart. Notwithstanding the foregoing, in no event shall Symbotic have any obligation to make any payment or expend any funds to effectuate such assignment, sublicense or novation; provided that, if a counterparty to a Project Contract conditions such assignment, sublicense or novation on any payment, Symbotic shall consult in good faith with Walmart before rejecting any such request;

(ii) if Walmart so requests, Symbotic shall sell to Walmart at the fair market value and free from any security interest all or any part of the stocks of material and other assets, spare parts and other moveable property owned by Symbotic and either unique to the Symbotic Systems installed at a Site or otherwise already designated by Symbotic for use by Walmart;

(iii) subject to Article VIII (Intellectual Property Rights), as applicable, Symbotic shall deliver to Walmart (to the extent not already delivered to Walmart or released as Deposit Materials pursuant to the Escrow Agreement):

(A) a reasonable number of copies of all existing Software Documentation and Deliverables, including all Design Documents and other documents produced in connection with the Services;

(B) one complete set of existing Design Documents and other documentation showing all alterations made to the Symbotic System since the commencement of the operation of the Symbotic System;

(C) one complete set of existing, up-to-date maintenance, operation and training manuals for the Symbotic System;

(D) contact information for any Material Subcontractors engaged in operating or maintaining the Symbotic Systems, together with a description of the activities conducted by such Material Subcontractor with respect to the Symbotic Systems;

(E) a copy of any records and documents in Symbotic’s possession that Walmart reasonably requires to continue the ongoing operation of any Symbotic System;

(F) to the extent permitted by applicable Law, Symbotic shall assign to Walmart all Permits applicable to Work to be performed solely on Walmart Sites;

(G) Symbotic shall take such other actions, and execute such other documents as may be necessary to effectuate and confirm the foregoing matters; and

(H) for the avoidance of doubt, Walmart shall not be obligated to pay any [***] in the event of a termination pursuant to Section 16.2 (Termination by Walmart for Symbotic Material Breach).

(d) Transitional Obligations. Provided that Walmart has paid all undisputed Charges that are due upon termination of this Agreement for any reason other than termination by Symbotic pursuant to Section 16.4 (Termination by Symbotic for Walmart Material Breach) for Walmart’s non-payment of undisputed Charges, Symbotic shall:

(i) except to the extent set forth in Section 16.8 (In-Progress Work), promptly cease all Services as of the effective date of termination of this Agreement, or if applicable a Project SOW or non-Project SOW, and as soon as practicable after the effective date of termination vacate, and cause all Symbotic Personnel to vacate, all applicable Sites, and leave all applicable Sites in a safe, clean and orderly condition;

(ii) at Walmart’s request and at Walmart’s reasonable expense, cooperate fully with Walmart and any Third Party providing services to Walmart in order to achieve a smooth transition from Symbotic to Walmart or a Walmart Third Party provider; and

(iii) except to the extent set forth in Section 16.8 (In-Progress Work), as soon as practicable following the effective date of termination of this Agreement or any Project SOW or Non-Project SOW, remove from the Sites all property of Symbotic. For the avoidance of doubt, Walmart shall own all Equipment and materials for which it has paid. If Symbotic has not removed its property within 60 days after any notice from Walmart requiring it to do so, Walmart may (without being responsible for any loss, damage, costs or expenses) remove and sell any such property and will hold any proceeds less all costs incurred by Walmart in connection therewith, to the credit of any amount owing to Symbotic and otherwise to the credit and direction of Symbotic.

16.8 In-Progress Work.

(a) Notwithstanding the early termination of this Agreement, at the request of Walmart, Symbotic shall complete the Work under any executed Project SOW for which physical installation of the Symbotic System at a Project Site has commenced (“In-Progress Symbotic Systems”). This Agreement shall continue in full force and effect with respect to such In-Progress Symbotic Systems until the earlier of: (a) the last of such In-Progress Symbotic Systems achieves Final Acceptance; or (b) Walmart provides written notice to Symbotic to cease work on the In-Progress Symbotic Systems specifying the date on which such work is to end and the date on which this Agreement shall be deemed terminated; provided that the following provisions shall not survive with respect to In-Progress Symbotic Systems: Section 5 of ExhibitE-N (Priority Call on Capacity), Section 6 of Exhibit E-N (Priority Call on Design Resources) and Section 4.2(a) of Exhibit E-J (Margin Credits; Delay Credits).

(b) In the event that Walmart elects not to complete the Work under Section 16.8(a), for any Project SOW that has been executed as of the date of termination, Walmart shall pay to Symbotic for each applicable Symbotic System for which Work is being terminated: (i) any Cost of Material and Labor for materials and parts that have already been ordered and Work already performed as of the date Walmart provides written notice not to proceed with the Work; and (ii) the Margin Payment for such Symbotic System.

16.9 Survival of Obligations. The rights and obligations of the Parties under the following provisions of this Agreement shall survive the termination or expiration of this Agreement: Section 2.1 (General) (solely with respect to the last two sentences thereof), Section 5.1(a) (Software License, including Symbotic’s right to revoke the Software License as set forth therein), Section 5.1(b) (Symbotic Property License, including Symbotic’s right to revoke the Symbotic Property License as set forth therein), Section 5.1(c) (Successors), Section 5.1(e) (Software License Fee), Section 5.1(f) (Software Maintenance Term), Section 5.1(g) (License), Section 5.1(h) (Limitations and Restrictions), Section 5.1(i) (Walmart Authorized Third Parties),

Section 5.4 (Escrow Deposit), with respect to the escrow duration, solely for the duration set forth in Section 5.4(d) (Escrow Duration) and with respect to the Source Code License, solely as set forth in Section 5.4(f) (Source Code License), Section 5.5 (Bankruptcy); Section 7.1 (Charges), Section 7.2 (Invoicing), Section 7.4 (Taxes), Article VIII (Intellectual Property Rights), Article IX (Insurance Requirements) (solely for the time period set forth therein), Section 13.1 (Treatment of Confidential Information Generally), Section 13.2 (Exceptions), Section 13.3 (Mandatory Disclosure), Section 13.4 (Return; Destruction of Information), Section 13.5 (Disclosure to Representatives; Obligations), Section 13.6 (No Walmart Personal Information) (last sentence only), Section 15.1 (Infringement or Misappropriation of Intellectual Property Rights) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 15.2 (Other Symbotic Indemnification Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 15.3 (Walmart Indemnity Obligations) (but only with respect to events and circumstances occurring prior to termination or expiration of the Agreement), Section 15.4 (Indemnification Procedure), Section 15.5 (No Consequential Damages), Section 15.7 (Limitation of Liability), Section 15.8 (Exclusion from Liability Cap), Section 15.9 (Treatment of Claims Under the Support Agreement), Section 16.7 (Effect of Termination), Section 16.8 (In-Progress Work), this Section 16.9 (Survival of Obligations), Article XVII (Dispute Resolution), Article XIX (Miscellaneous Provisions), (but with respect to Section 19.20 (Audit Rights) solely for the time period set forth in Exhibit E-R (Audit Rights)), Exhibit E-A (Definitions), Exhibit E-J (Pricing), Exhibit E-N (Expected Timeline) (solely with respect to Section 3(e) and Section 4(c) thereof and the definitions used therein), Exhibit E-P (Stranded Costs), and Exhibit E-R (Audit Rights) (solely with respect to permissible post-termination audits), and any other provisions of this Agreement mutually agreed upon by the Parties (or a transition planning EMAA Working Group established by the Parties in accordance with Section 2.13(b)) as surviving such termination or expiration, for such period as the Parties (or such transition planning EMAA Working Group) may specify. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, (a) each Party and each Person shall remain fully liable for any and all Losses incurred or suffered by the other party as a result of any breaches (or deemed breaches) of this Agreement by such Party or Person occurring prior to the termination or expiration of this Agreement, (b) each Party shall remain obligated to pay all accrued and unpaid amounts owed to the other Party pursuant to the terms of this Agreement or any Ancillary EMAA Agreement and, for the avoidance of doubt, any obligations of the Parties under Exhibit E-J (Pricing) to calculate, settle or true up such amounts owed as of the date of termination or expiration of this Agreement or Ancillary EMAA Agreement shall remain in full force and effect (including Sections 3.3, 3.4, 4.3(e), and 5.7(c) of Exhibit E-J (Pricing)), and no rights already accrued by a Party prior to such expiration or termination shall be affected, and (c) notwithstanding the expiration of this Agreement or any Ancillary EMAA in accordance with its terms, Article IV of Exhibit E-J (Pricing) shall remain in full force and effect until the expiration of the obligations thereunder in accordance with, and subject to, its terms, conditions and time limits.

16.10 Severable Termination of Ancillary EMAA Agreements. Each Market Program Addendum and Development Program Addendum shall set forth the termination rights and consequences applicable to such addendum and the Project SOWs and Non-Project SOWs entered into thereunder, and any termination thereof shall be governed by the termination provisions of the applicable Market Program Addendum or Development Program Addendum, as applicable. For the avoidance of doubt, the termination of any Market Program Addendum,

Development Program Addendum, Existing Program Agreement, Project SOW or Non-Project SOW shall not, by itself, constitute or give rise to a termination of this Agreement or any other Ancillary EMAA Agreement. Upon any severable termination, the enterprise-level obligations of the Parties under this Agreement, including the obligations that survive termination pursuant to Section 16.9 (Survival of Obligations), shall continue to apply with respect to all remaining Ancillary EMAA Agreements and Existing Program Agreements then in effect. Notwithstanding anything to the contrary herein, the termination of this Agreement shall not, in and of itself, result in the immediate termination of the Support Agreement or any existing Support Services SOW (as such term is defined in Exhibit E-G (Support Agreement)) with respect to the Support Service(s) (as such term is defined in Exhibit E-G (Support Agreement)) provided thereunder, and this Agreement shall survive solely to the extent necessary for the performance, interpretation and enforcement of the Support Agreement and any applicable Support Services SOW throughout the applicable Support Term (as such term is defined in Exhibit E-G (Support Agreement)) and thereafter, subject to the terms of the Support Agreement, any Applicable Support Services SOW and limitation periods pursuant to applicable Law.

ARTICLE XVII

DISPUTE RESOLUTION

17.1 General Dispute Resolution Process. The Parties consent to the application of the dispute resolution process as set forth in this Article XVII (Dispute Resolution), and hereby agree (a) that those Disputes arising under or relating to Section 2.6(d) (Design Document Preparation) or Section 2.16(e) (Acceptance Disputes) shall be resolved pursuant to the expedited dispute resolution procedures set forth under Section 17.2 (Arbitration) and shall be subject to arbitration without the need to adhere to the procedures set forth in Section 17.3 (Good Faith Dispute Resolution Process), and (b) subject to Section 2.20(c) (Reference Standards), Section 7.3 (Payment Disputes) and Section 17.2(j) (Claims Not Required to Be Brought in Arbitration), all other Disputes between the Parties relating to, arising out of or in any way connected with this Agreement, shall be resolved pursuant to the procedures set forth in Section 17.3 (Good Faith Dispute Resolution Process), including, for the avoidance of doubt, any dispute as to the applicability of the matters set forth in Section 1.2(b), and, to the extent that such Dispute remains unresolved following application of the procedures set forth in Section 17.3 (Good Faith Dispute Resolution Process), must arbitrate such matters in accordance with Section 17.2 (Arbitration) prior to pursuing other available remedies as allowed under Section 17.4 (Right to Seek Additional Remedies); provided, however, that arbitration brought pursuant to this Agreement shall be governed by the Federal Arbitration Act. Solely to the extent that a Dispute is (x) not required to be brought in arbitration pursuant to this Article XVII or (y) a claim to enforce an arbitration decision is being made, venue for any Dispute between the Parties shall lie exclusively in the United States District Court for the Eastern District of Texas, Sherman Division, and the state courts of Collin County, Texas. The Parties hereby irrevocably and unconditionally submit to the jurisdiction of the State of Texas and waive any challenge to venue in these jurisdictions based upon lack of personal jurisdiction or forum non conveniens. Walmart and Symbotic hereby waive the right to jury trial for all claims arising under or relating to this Agreement.

17.2 Arbitration.

(a) All Disputes subject to resolution under this Section 17.2 (Arbitration) shall be resolved by arbitration conducted in Dallas, Texas and administered by JAMS (“JAMS”) under the Expedited Procedures (Rule 16.1) of its Comprehensive Arbitration Rules and Procedures (“JAMS Rules”) in effect as of the date of the applicable Arbitration Notice, except as modified herein. Arbitration shall be conducted before one arbitrator and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties shall request that the arbitrator appointed pursuant to this Section 17.2 (Arbitration) and, where applicable, the JAMS itself observe the provisions of this Section 17.2 (Arbitration). The Parties agree to engage exclusively in the process outlined under this Section 17.2 (Arbitration) to resolve the Disputes specified to be resolved under this Section 17.2 (Arbitration) as set forth in Section 17.1 (General Dispute Resolution Process), and submit to the following procedures therefor:

(b) The Party initiating the arbitration (the “Initiating Party”) shall make a demand for arbitration by delivering notice (each such notice being herein called an “Arbitration Notice”) of its desire for arbitration to the other Party (the “Responding Party”) within 20 days following the day on which the applicable Dispute becomes subject to arbitration under Section 17.1 (General Dispute Resolution Process) or Section 17.3 (Good Faith Dispute Resolution Process); provided that a Party’s failure to deliver an Arbitration Notice within such period shall not waive that Party’s right to arbitrate absent material and actual prejudice to the other Party. Notwithstanding the notice provisions of Section 19.13 (Notices), an Arbitration Notice under this Section 17.2(b) shall be given by email with email or facsimile confirmation and with a physical, paper copy sent by messenger or by overnight courier delivery service, with a copy to JAMS as provided under the JAMS Rules. An Arbitration Notice shall describe the Dispute in question, with reference to the sections or provisions of this Agreement under which such Dispute arises, and shall list all then-known relevant witnesses, documents or other information that the Initiating Party deems necessary for a determination to be rendered.

(c) Within five Business Days after the Responding Party’s email receipt of an Arbitration Notice, the Parties shall, in good faith, seek to agree upon a mutually acceptable arbitrator from the JAMS roster who shall have experience in resolving disputes similar to the Dispute at issue with respect to either the Services or the Work, if such issues are material to the Dispute.

(d) If agreement as to a mutually acceptable arbitrator is not reached within seven Business Days, then the Parties shall immediately notify JAMS that mutual agreement has not been reached and the Parties shall defer to JAMS for appointment and selection of the arbitrator in accord with Rule 15(b) of the JAMS Rules. The Parties shall advise JAMS that with respect to arbitrator selection for any arbitration conducted under this Section 17.2 (Arbitration), they agree upon the following: (1) the list of arbitrators referred to in Rule 15(b) shall be issued within seven days from the date of JAMS’s receipt of notification under this Section 17.2(d); (2) the Parties shall agree to an arbitrator from the list provided under Rule 15(b), and shall so notify JAMS, within seven days of receipt of such list; (3) if the Parties are unable to agree upon an arbitrator as previously described, the Parties shall notify JAMS by email and a copy via regular mail within seven days of receipt of the list of the two arbitrators that they would like to strike pursuant to Rule 15(c); and (4) the Parties shall object to JAMS’s appointment of an arbitrator under Rule 15(c) within three Business Days of such appointment or any such objection shall be waived, except that a Party may challenge the continued service of an arbitrator for cause at any point during the arbitration process consistent with Rule 15(i).

(e) Within three Business Days of the agreement or appointment of an arbitrator, a Preliminary Conference shall be conducted pursuant to Rule 16. With respect to any arbitration conducted under this Section 17.2 (Arbitration), the Parties agree (and so shall advise the JAMS of this agreement) that: (1) the exchange of information under Rule 17 shall include a statement of position and final offer from each Party setting forth in no more than seven, double-spaced pages (not including any exhibits thereto) the decision and award that it believes the arbitrator should render (“Position”); (2) despite the guidelines set forth in Rule 17, if either Party objects to a resolution of the Dispute on a submission of the documents without a hearing, regardless of the amount in controversy, then the arbitration shall include a hearing; (3) in all instances, the procedures set forth in Rule 17 (a) – (e) shall be utilized; (4) any notice of hearing, as required under Rule 19, shall be given at least five Business Days in advance of any hearing; (5) any additional hearing shall be held within two Business Days after the initial hearing and, in total, no more than 20 hours of hearings may be held in any arbitration conducted under this Section 17.2 (Arbitration); and (6) the decision and award of the arbitrator shall be made not later than 30 calendar days after completion of the hearing, or, if a hearing has been waived, within 30 calendar days after the arbitrator’s receipt of the Position, except (i) by the agreement of the Parties; (ii) upon good cause for an extension of time to render the Award; or (iii) as provided in Rule 22(i) and shall be final and binding on the Parties.

(f) The arbitrator may decide that either Walmart’s Position or Symbotic’s Position is correct: i.e., the arbitrator shall not be authorized to issue a determination which differs from both Parties’ Positions and the arbitrator may only select the Position of one of the Parties. The arbitrator may not modify or vary in any way the provisions of this Agreement.

(g) Any arbitrator appointed hereunder shall neither be, nor have been, employed or engaged by Walmart, Symbotic or any Affiliate of Walmart or Symbotic, and, in all other respects, shall be independent.

(h) The administrative fees and expenses of any arbitration shall be equally shared by the Parties, but the reasonable attorneys’ fees, experts’ fees and related costs of the successful Party shall be borne by the unsuccessful Party.

(i) Disputes under this Section 17.2 (Arbitration) shall be decided in accordance with the substantive laws of the State of Delaware (excluding its conflicts-of-law principles) and in accordance with the rules and procedures referenced and set forth herein without regard to the state’s conflicts of law principles.

(j) Claims Not Required to Be Brought in Arbitration. This Article XVII permits, but does not require claims brought by either Party seeking injunctive relief pursuant to Section 19.4 (Equitable Relief), including, for the avoidance of doubt, with respect to enforcement of any arbitration award relating to enforcement of the Guaranty, to be brought in arbitration.

17.3 Good Faith Dispute Resolution Process. Subject to Section 2.20(c) and Section 7.3 (Payment Disputes) as set forth in Section 17.1 (General Dispute Resolution Process), all Disputes relating to, arising out of or in any way connected with this Agreement, that are not Disputes arising under or relating to Section 2.6(d) (Design Document Preparation) or Section 2.16(e) (Acceptance Disputes) shall be resolved pursuant to the process set forth in Article IV of Exhibit E-D (Relationship Governance). Each Party shall treat all discussions and negotiations conducted by the Parties pursuant to Article IV of Exhibit E-D (Relationship Governance) relating to such Dispute as confidential and all such negotiations shall be considered to be compromise and settlement negotiations for purposes of applicable rules of evidence.

17.4 Right to Seek Additional Remedies. In the event a Dispute is not resolved by (x) Article IV of Exhibit E-D (Relationship Governance) as described above, or (y) the arbitration process set forth in Section 17.2 (Arbitration), then each Party shall be free to pursue any and all remedies available to such Party, at law or in equity, subject to the terms of this Agreement; provided, however, that nothing herein shall preclude either Party from seeking preliminary restraining orders, preliminary injunctions or other equitable relief from a court of competent jurisdiction pursuant to Section 19.4 (Equitable Relief). If any such Dispute arises following the termination of this Agreement, each Party shall use its commercially reasonable efforts to follow a process consistent with that set forth in this Section 17.4 (Right to Seek Additional Remedies).

17.5 Statute of Limitations; Toll. The initiation of this Dispute resolution process shall toll the running of the statute of limitations for any cause of action arising from any Dispute. For the avoidance of doubt, the filing of a demand for arbitration pursuant to Section 17.2 (Arbitration) shall toll the running of the statute of limitations with respect to all claims asserted in such demand, effective as of the date such demand is filed. The initiation of the Dispute resolution procedures described in this Section 17.5 (Statute of Limitations; Toll) shall not prevent any Party from exercising any of its other rights or remedies available under this Agreement. Each Party agrees to continue performing its obligations under this Agreement while a Dispute is being resolved except to the extent (a) the issue in Dispute precludes performance (and Dispute over payment shall not be deemed to preclude performance) or (b) the Dispute concerns a material breach by the other Party that remains uncured beyond the applicable cure period under Article XVI (Term and Termination), in which case the non-breaching Party shall be entitled, but not obligated, (such decision made in its sole discretion) to exercise the suspension and other remedies expressly provided in this Agreement.

ARTICLE XVIII

FORCE MAJEURE AND SUPPLY CHAIN RESILIENCE

18.1 Force Majeure. Notwithstanding anything to the contrary in this Agreement, no Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control (a “Force Majeure Event”), including: (a) acts of God; (b) any earthquake, hurricane, flood, fire, explosion, tsunami and other natural disaster; (c) any hostility, riot, act of war (whether declared or not), sabotage, terrorism or military actions, or any escalation or worsening of any such hostility, riot, act of war, sabotage, terrorism or military actions; (d) cyberattacks or cyberterrorism (including by means of cyberattack by or sponsored by a Governmental Authority) except for cyberattacks or cyberterrorism specifically targeted at Walmart or Symbotic; (e) embargoes or blockades in effect on or after the Effective Date; (f) national or regional emergency; (g) strike, labor stoppages, labor disputes or slowdowns or other industrial disturbances by employees of Persons other than Symbotic and its Subcontractors (other than any labor disputes that are limited to Symbotic and its Personnel); (h) shortage of adequate power or transportation facilities; (i) failures of utilities (e.g., power companies, Internet service providers, telecommunications providers); (j) global health conditions including any epidemic, pandemic or disease outbreak (including any Law or public health response, guideline, recommendation or directive, in each case, of any Governmental Authority in relation thereto, including providing for business closures, “shelter-in-place”, social distancing, travel restrictions, border controls or other restrictions that relate to, or arise out of any epidemic, pandemic or disease outbreak or any change in such Law or public health response following the date hereof); and (k) a shortage of raw materials necessary for the construction of a Symbotic System such that these raw materials are not available on commercially reasonable terms. The Party suffering a Force Majeure Event shall give notice of the Force Majeure Event to the other Party as soon as reasonably practicable, stating the period of time the occurrence is expected to continue, and shall use reasonably diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. Walmart may terminate this Agreement if a Force Majeure Event affecting Symbotic continues substantially uninterrupted for a period of 120 days or more.

18.2 Quality Management System.

(a) ISO 9001. Symbotic shall use commercially reasonable efforts to cause the Symbotic System components to be in accordance with the terms of this Agreement no later than two years following the Effective Date, and, when and where appropriate, with respect to the Symbotic System components, Symbotic shall comply with ISO 9001 standards, including obtaining and maintaining valid ISO 9001 certification (or, with Walmart’s prior written consent, an equivalent internationally recognized quality management standard) from a reputable and accredited Third Party certification body with respect to such Symbotic System components. Subject to the other applicable terms of this Agreement, Symbotic may comply with the applicable standards with respect to Symbotic System components on a phased basis as the applicable requirements of this Section 18.2(a) are satisfied with respect to each such component without requiring that such requirements first be satisfied with respect to all Symbotic System components.

(b) Additional Quality Assurance Standards.

(i) Notwithstanding the foregoing, Symbotic shall ensure that, at a minimum, it has established a documented system for selecting new OEMs for any material Symbotic System component (such new OEM, a “New OEM” and such system, the “Quality Management System”). Symbotic shall seek Walmart’s input in connection with the foregoing Quality Management System, and any concerns raised by Walmart must be taken into account by Symbotic during Symbotic’s selection of any New OEM. For the avoidance of doubt, Symbotic shall have the ultimate responsibility and final decision with respect to its selection of any New OEM.

(ii) Symbotic’s Quality Management System shall also include a mechanism for in-depth failure analysis and corrective action programming for all design, tooling, test equipment, manufacturing and test operations supplied to Walmart in connection with this Agreement or otherwise used to manufacture, test or support the Symbotic System in accordance with the terms of this Agreement (including any Spare Parts), in order to ensure that Symbotic is in compliance with its representations and warranties under Section 14.1 (Symbotic Representations and Warranties) and its warranty obligations under Section 14.2 (Warranty Coverage) of the Agreement.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.1 Integrated Agreement. This Agreement, the Ancillary EMAA Agreements, the Existing Program Agreements and the Mexico Master Agreement Side Letter, together with the EMAA Exhibits and all other exhibits, schedules, addenda and any other instruments appended hereto and thereto, in each case, as may be amended, modified or supplemented from time to time in accordance with the terms hereof or thereof, constitute the complete integrated agreement between the Parties concerning the subject matter hereof and thereof (including, for the avoidance of doubt, subject to Section 1.2 (Order of Precedence)). Subject to the provisions of Section 1.2(c) and Section 1.2(d), all prior and contemporaneous agreements, understandings, negotiations or representations, whether oral or in writing, relating to the subject matter hereof (the “Prior Agreements”) are superseded and canceled in their entirety.

19.2 Severability. Subject to the terms and conditions set forth in Section 6.8 (Acknowledgement), if any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction nor shall it invalidate the entire Agreement. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.3 Interpretation. References herein to any applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever used in this Agreement, except as otherwise expressly provided any noun or pronoun shall be deemed to include the plural as well as the singular and the possessive forms thereof, and to cover all genders and the terms “include,” “includes” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.” Unless otherwise specified, “shall” and “must” express a mandatory obligation, “will” expresses a promise of future performance, and “may” expresses a discretionary right or permission. Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including all Schedules and Exhibits to this Agreement and any instrument entered into pursuant to this Agreement) and references herein to Sections, Articles, Schedules or Exhibits refer to the applicable sections, articles, schedules or exhibits of this Agreement. Any reference in this Agreement to any other agreement, instrument, or other document includes all schedules, exhibits, annexes, and appendices attached thereto or incorporated therein. Capitalized terms used in this Agreement have the meanings specified or referred to in Exhibit E-A (Definitions). All references to “dollars” or “$” under this Agreement are to United States dollars, unless otherwise specified. Currencies shall be denominated as set forth in the applicable Market Program Addendum, and all references to any other currencies under each Market Program Addendum shall have the meanings set forth therein. Unless a different standard for approval or consent is otherwise specified herein, consents or approvals required under this Agreement shall not be unreasonably withheld, conditioned or delayed. Where a period of time is specified to run from or after a given day or the day of an act or event, it is to be calculated exclusive of such day; and where a period of time is specified as commencing on a given day or the day of an act or event, it is to be calculated inclusive of such day; a reference to a day is a reference to a period of time commencing at midnight and ending the following midnight; a reference to a Business Day is a reference to a period of time commencing at 9:00 AM local prevailing time on a Business Day and ending at 5:00 PM local prevailing time on the same Business Day; if the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day. Accounting terms used herein shall be as used in accordance with GAAP unless otherwise specified. Any reference in this Agreement to a “subsidiary” of any Person means any direct or indirect subsidiary of such Person, whether or not so specified. Whenever this Agreement requires a subsidiary of any Person to take any action, such requirement shall be deemed to include an undertaking on the part of such Person to cause such subsidiary to take such action. For the avoidance of doubt, whenever this Agreement requires Walmart to take any action, such requirement shall be deemed to include an undertaking on the part of Walmart to cause its applicable subsidiary to take such action. Any reference to an Exhibit, Schedule (including any Project Time Schedule), Project SOW or Non-Project SOW refers to that Exhibit, Schedule, Project SOW or Non-Project SOW as it may have been amended, modified or supplemented from time to time by the Parties pursuant to the terms of this Agreement.

19.4 Equitable Relief. Each Party acknowledges and agrees that any failure by such Party to perform its obligations under this Agreement may result in irreparable harm to the other Party, because monetary damages alone may not provide sufficient or adequate relief, and that the other Party is therefore entitled to seek specific performance or an injunction (without any need or requirement, subject to applicable Law, to post a bond) to enforce all its rights under this Agreement in accordance with the terms of this Agreement.

19.5 Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) Without limiting Symbotic’s rights under Section 6.5(a) to subcontract and delegate to Subcontractors, neither Party to this Agreement may assign any of its rights or obligations hereunder (or in any certificate or instrument entered into or provided in connection herewith) by contract, operation of law or otherwise without the prior written consent of the other Party; provided, however, that either Party may, without the prior written consent of the other Party, assign all or any portion of its rights or obligations under this Agreement (or under any certificate or instrument entered into or provided in connection herewith) to one or more

Persons constituting an Affiliate thereof as of immediately prior to such assignment, but no such assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, including the foregoing provisions of Section 19.5(b), a Party may, without the prior consent of the other Party and at any time, but subject to compliance with Section 10.1 (Notice Right), assign all or any portion of its rights or obligations under this Agreement (or under any certificate or instrument entered into or provided in connection herewith) to any Acquiring Person or any Affiliate thereof as part of a Change of Control of such assigning Party.

19.6 Cumulative Remedies. Subject to the terms and provisions hereof, remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at Law (subject to the limitations set forth in this Agreement) or in equity. For the avoidance of doubt, neither Party or their respective Indemnitees may recover more than once for the same Loss, whether under Article XV (Indemnification, Limitation of Liability) or any other provision of this Agreement or any Ancillary EMAA Agreement. All rights and remedies remain subject to the applicable conditions and limitations set forth in that Article.

19.7 Late Payments. Any due and unpaid amount owed under this Agreement by either Party to the other shall incur a late charge equal to the lower of (i) 10% per annum and (ii) the highest rate permitted by Law, on all amounts not subject to a bona fide dispute under Section 7.3 (Payment Disputes) that are overdue beyond 30 days, but this late charge will not waive or extend any obligation of a Party to make undisputed payments when due. In case a late payment is the result of a good faith dispute that is subsequently resolved in payee Party’s favor, interest shall accrue from the date of resolution of the dispute until the date of actual payment by payor Party. In case a late payment is not with respect to a payment subject to a good faith dispute, interest shall accrue from the date that such payment was due until the date of actual payment by payor Party. For the avoidance of doubt, Symbotic’s rights to receive a late payment fee under this Section 19.7 (Late Payments) shall not be in lieu of Symbotic’s rights under this Agreement.

19.8 Governing Law. This Agreement and any Dispute in connection therewith, including in connection with the entering into, performance or termination thereof shall be governed solely by the Laws of the State of Delaware in the United States of America, without regard to its Laws regarding conflicts of laws. Notwithstanding the foregoing, each Ancillary EMAA Agreement and any Dispute arising exclusively under such Ancillary EMAA Agreement shall be governed by the Law expressly specified therein.

19.9 Jurisdiction; Venue. Subject to Article XVII (Dispute Resolution), the Parties mutually consent and submit to the sole jurisdiction of the federal and state courts for New Castle County, Delaware, and agree that any action, suit or proceeding concerning this Agreement, including in connection with the entering into, performance or termination thereof, shall be brought only in the federal or state courts for New Castle County, Delaware; provided, however, that either Party may bring an equitable action in any court having jurisdiction with respect to a breach or threatened breach by the other Party of Section 6.7 (Non-Solicitation), Article V (Licensing and Technology Escrow), Article VIII (Intellectual Property Rights) or Article XIII (Confidentiality and Access to Walmart Systems), provided, further, that subject to applicable Law, either Party may bring an action in any court having jurisdiction with respect to the recognition or enforcement of a judgement or decision issued by an arbitrator obtained in connection, and in accordance with the terms of, this Agreement. The Parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court for New Castle County, Delaware, any defense or objection based upon lack of personal jurisdiction, improper venue, or inconvenience of forum. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS CLAUSE AND AGREE WILLINGLY TO ITS TERMS.

19.10 Waiver of Right to Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING CONCERNING THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS WHICH MAY BE ENTERED INTO BETWEEN WALMART AND SYMBOTIC, INCLUDING IN CONNECTION WITH THE ENTERING INTO, PERFORMANCE OR TERMINATION THEREOF.

19.11 Publicity. Except for any Legally Required Disclosure (which shall be governed by Section 13.3 (Mandatory Disclosure)), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement; provided, however, that Symbotic and Walmart, respectively, shall be permitted to: (a) disclose the existence (but not any of the terms) of this Agreement in connection with an RFP; (b) disclose the terms of this Agreement to actual and prospective Financing Partners, auditors, investors or purchasers of such Party or its assets or to Third Parties in connection with Symbotic’s obligations under Section 2.26 (Third Party Agreements) hereof; provided that such recipients are not employed by or affiliated with any Restricted Entity and are made subject to written duties of confidentiality substantially similar to the duties of confidentiality to which the disclosing Party is subject under this Agreement (subject to the exceptions in Article XIII (Confidentiality and Access to Walmart Systems)); and (c) make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers, in any filing with or submission to the SEC or any securities exchange on which its securities are listed, or via earnings releases, industry conferences or analyst or investor conference calls or presentations, so long as such statements, disclosures or communications are consistent in tone and substance with previous public statements, disclosures or communications made by the Parties, are required or advisable based upon the reasonable advice of counsel, or to the extent that they have been reviewed and previously approved by each other Party.

19.12 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

19.13 Notices. The Parties shall agree on a process regarding notices for day-to-day operational activities. All other notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing (which shall include email) and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a globally recognized overnight courier (receipt requested) or by email; (c) the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid); or (d) on the date sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the methods described in the foregoing clauses (a), (b) and (c) of this Section 19.13. Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this section):

If to Walmart:

SVP, Innovation and Automation

805 Respective Drive

Bentonville, AR 72716

[***] (or the email of the then-current SVP, Innovation and Automation)

With a copy to:

VP and Chief Counsel, Walmart U.S. Operations Legal

802 Respect Drive.

Bentonville, AR 72716-0710

[***] (or the email of the then-current Chief Counsel, Walmart U.S.

Operations – Supply Chain)

If to Symbotic:

Chief Executive Officer

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

[***]

With a copy to:

General Counsel

Symbotic LLC

200 Research Drive

Wilmington, MA 01887

[***]

19.14 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

19.15 Amendment and Modification.

(a) General. Subject to Section 19.15(b), this Agreement may only be amended, modified, or supplemented by an agreement in writing signed by the Parties.

(b) EMAA Permanent Provisions. The EMAA Permanent Provisions may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto that specifically references Section 1.2(f) (Enterprise Level Permanent Provisions) of this Agreement.

19.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.17 Relationship of the Parties. Nothing herein shall be construed to create a joint venture or partnership between the Parties or any employee/employer or agency relationship with the other Party’s Personnel. Symbotic shall be an independent contractor pursuant to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Third Party.

19.18 Ambiguities. The Parties negotiated this Agreement in good faith. Any ambiguities in the language of this Agreement are not to be construed or resolved against either Party based on the fact that such Party was principally responsible for drafting this Agreement.

19.19 No Third Party Beneficiaries. Except with respect to Walmart Indemnitees or Symbotic Indemnitees, which shall constitute Third Party beneficiaries hereunder, this Agreement is for the sole benefit of the Parties and their respective permitted successors and assignees.

19.20 Audit Rights. Each Party shall have the audit rights to which it is entitled under Exhibit E-R (Audit Rights).

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

WALMART INC.		WALMART INC.

By:	/s/ David Guggina	By:	/s/ Chris Nicholas
	Name: David Guggina		Name: Chris Nicholas
	Title: Walmart U.S., Chief Executive Officer Date: October 29, 2026		Title: Walmart International, President and Chief Executive Officer
Date: October 29, 2026

SYMBOTIC INC.		SYMBOTIC LLC

By:	/s/ Richard B. Cohen	By:	/s/ Richard B. Cohen
	Name: Richard B. Cohen		Name: Richard B. Cohen
	Title: Chairman, President and Chief Executive Officer		Title: Chief Executive Officer
	Date: October 29, 2026		Date: October 29, 2026

[Signature Page to Enterprise Master Automation Agreement]

Exhibit E-A

Definitions

In the Agreement, the following terms have the meanings specified or referred to in this Exhibit E-A (Definitions).

“Acquired Person” means any Person or its Affiliates that is a Party to a transaction in which Symbotic or an Affiliate thereof is an Acquiring Person.

“Acquiring Person” means a Person or a group of Persons, as the case may be, the acquiring party or parties in a Change of Control; provided, however, that for the purpose of a Change of Control, a Person that is a wholly owned subsidiary of a Party as of immediately prior to the first transaction in a series of related transactions which would otherwise constitute a Change of Control of such Party shall not be deemed an Acquiring Person in such a Change of Control; provided, further, that any transaction or series of related transactions in which one or more members of the Cohen Group (alone or together with other members of the Cohen Group) is the acquiring party or parties shall not constitute a Change of Control, and no such member shall be deemed an Acquiring Person.

“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person, whether through ownership of securities, by contract or otherwise, in each case as of the date on which the applicable right is exercised or obligation arises and for so long as such relationship is in effect (including Affiliates subsequently established by acquisition, merger or otherwise). For purposes of the rights and obligations under this Agreement, C&S, GreenBox Systems LLC and its subsidiaries shall not be deemed to be Affiliates of Symbotic or their respective Affiliates.

“Aggregate Data” has the meaning set forth in Section 8.5(a).

“Agreement” has the meaning set forth in the Preamble.

“Ambient DC System” means Symbotic’s proprietary automated material handling system(s) for use in the ambient portion of a distribution or fulfillment center, including the Symbotic System Software used in connection therewith, and all other components as provided by Symbotic to Walmart used in connection therewith.

“Ancillary EMAA Agreements” means each Market Program Addendum, Development Program Addendum, and all Project SOWs and Non-Project SOWs executed under any of the foregoing, but excludes the Existing Program Agreements.

“Anti-Corruption Laws” has the meaning set forth in Section 2.20(f)(i).

“API” means Application Programming Interface.

“Applicable Specifications” means the Design Documents and the Software Documentation and any other Symbotic user manuals made available by Symbotic to Walmart.

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“Arbitration Notice” has the meaning set forth in Section 17.2(b).

“As Built Drawings” shall mean a revised set of drawings submitted by Symbotic upon Final Acceptance of a Symbotic System, which shall reflect all changes made in the Applicable Specifications and drawings of such Symbotic System during performance of the Work, and show the exact dimensions, geometry, and location of all elements of such Symbotic System.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. §101 et seq.).

“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any state thereof or other applicable jurisdictions (whether or not in the United States) from time to time in effect affecting the rights of creditors generally.

“Board of Directors” has the meaning set forth in Section 2.31(a).

“Board Observer” has the meaning set forth in Section 2.31(b).

“Build Out Phase” means, with respect to each Market Program Addendum, the period commencing on the date of execution of such Market Program Addendum until the earlier of (a) the date on which there has been Final Acceptance of the last Symbotic System committed to be purchased by Walmart under such Market Program Addendum, and (b) the expiration or termination of such Market Program Addendum.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“C&S” has the meaning set forth in Section 6.7.

“Calendar Year” has the meaning set forth in Section 1(a) of Exhibit E-N (Expected Timeline).

“Capacity Failure” has the meaning set forth in Exhibit E-N (Expected Timeline).

“Chairperson of the Board of Directors” has the meaning set forth in Section 2.31(a).

“Change of Control” means a transaction or a series of related transactions by which: (a) an Acquiring Person obtains the direct or indirect ownership of more than 50% of the applicable Person’s (or its direct or indirect controlling Person’s) outstanding capital stock (or other form of Equity Interest, including membership interests or units in a limited liability company) by sale, merger, reorganization or otherwise; (b) an Acquiring Person obtains the direct or indirect voting power to elect a majority of the directors of the applicable Person’s (or its direct or indirect controlling Person’s) board of directors (or other similar governing body); (c) an Acquiring Person obtains directly or indirectly or exclusively licenses all or substantially all of the applicable Person’s (or its direct or indirect controlling Person’s) assets; (d) the majority of the seats on the board of directors (or other similar governing body) of the applicable Person (or its direct or

E-A-2

indirect controlling Person) cease to be occupied by Persons who either (i) are members of such governing body on the date hereof or (ii) are elected by, or nominated by, such governing body (or a committee thereof) for election to such governing body; or (e) with respect to Symbotic, the members of the Cohen Group, directly or indirectly, hold (in the aggregate) less than 25% of the voting power of the fully diluted equity capital of Symbotic (or its direct or indirect controlling Person). Notwithstanding anything to the contrary, a Transfer of Interests to, or any other Transfer of Interests among, any members of the Cohen Group shall not constitute a Change of Control. Notwithstanding anything to the contrary, no reduction in the voting power held (in the aggregate) by the members of the Cohen Group resulting solely from the expiration, sunset, termination or conversion of the dual-class share structure of Symbotic (or its direct or indirect controlling Person) in accordance with its organizational documents shall constitute a Change of Control, including under clause (e) above.

“Change Order” has the meaning set forth in Section 2.14.

“Change Request” has the meaning set forth in Section 2.14.

“Charges” has the meaning set forth in Section 7.1.

“Cohen Group” means (a) Richard B. Cohen, (b) his immediate family members and their descendants and the spouses thereof (“Immediate Family”), (c) trusts for the benefit of Richard B. Cohen or his Immediate Family, (d) charitable trusts, foundations or other charitable giving vehicles for which Richard B. Cohen or his Immediate Family retain voting control of the securities held thereby or ultimate beneficial ownership of the securities contributed thereto, (e) any of the transferees or assignees of the foregoing for estate planning purposes for no (or nominal) consideration, (f) the estates of any of the foregoing and (g) any other Person with respect to which any of the foregoing Persons holds, directly or indirectly, individually or with any other such Person, the majority of the beneficial ownership.

“Commitment” means, individually, (a) the Initial Commitment and (b) each additional commitment of Walmart or its Affiliates to purchase, and of Symbotic to implement, Symbotic Systems (collectively, the “Commitments”). References in this Agreement to the Modules comprising, or required under, the Commitments mean the Modules allocated in respect of the Commitments in Exhibit E-N (Expected Timeline).

“Comparable System” means [***].

“Confidential Information” means Walmart Confidential Information or Symbotic Confidential Information, as applicable.

“Consumables” shall have the meaning set forth in a Project SOW.

“Cost of Material and Labor” means the cost of material and labor for a Symbotic System calculated in accordance with Exhibit E-J (Pricing).

“Covered Taxes” has the meaning set forth in Section 7.4(b) (Collection of Covered Taxes).

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“CPS Failure” has the meaning set forth in Exhibit E-V (Continuous Performance Standards).

“CPS Remediation Period” has the meaning set forth in Exhibit E-V (Continuous Performance Standards).

“Dedicated Provider” means a Third Party or Symbotic Affiliate logistics provider or distributor who, for a Symbotic material handling, logistics, warehousing, supply chain, retail, and fulfillment system(s), dedicates a majority of the throughput capacity of such system to Exclusivity Entity.

“Defect” means the failure of the Symbotic System to comply with the Applicable Specifications.

“Delay Credit” has the meaning set forth in Section 4.2(a) of Exhibit E-J (Pricing).

“Delayed Work” has the meaning set forth in Section 5 of Exhibit E-N (Expected Timeline).

“Deliverables” has the meaning set forth in Section 8.2(a).

“Deposit Materials” has the meaning set forth in Section 5.4(a)(vi).

“Derivative Work” means a work that is based upon one or more preexisting works and that, if prepared without the authorization of the owner of the preexisting work, would constitute a copyright infringement, or any improvement, enhancement, modification or adaptation of or to a preexisting work.

“Design Documents” has the meaning set forth in Section 2.6(d).

“Designs” has the meaning set forth in Section 8.2(a).

“Development Program Addendum” has the meaning set forth in Section 1.1(c), including any exhibits, schedules, appendices, Statements of Work, Change Orders or any other documents or instruments appended thereto.

“Development Project” has the meaning set forth in Section 1.1(c).

“Development SOW” has the meaning set forth in Section 2.4(b)(i).

“Direct Pay Permit” has the meaning set forth in Section 7.4(d).

“Disclosing Party” has the meaning set forth in Section 13.1.

“Dispute” means any dispute or difference of any kind whatsoever between the Parties arising under, out of or in any way in connection with the Agreement (including any question regarding its existence, validity or termination and whether based in breach of contract, tort or any other legal doctrine) or the execution of the Services or the Work, including any dispute as to any decision, opinion, interpretation, instruction, determination, acceptance, or payment, whether during the execution of the Services or the Work after completion thereof and whether before or after the termination, abandonment or breach of the Agreement.

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“Effective Date” has the meaning set forth in the Preamble.

“EMAA Exhibits” means any and all exhibits attached to this Agreement, including any schedules, appendices or other documents or instruments attached thereto; provided that, for the avoidance of doubt, any executed Ancillary EMAA Agreement is not an EMAA Exhibit.

“EMAA Jurisdiction” means each jurisdiction in which an Ancillary EMAA Agreement has been executed and remains in effect.

“EMAA Permanent Provisions” has the meaning set forth in Section 1.2(f).

“EMAA Working Group” has the meaning set forth in Section 2.13(b).

“Enterprise Program” has the meaning set forth in the Recitals.

“Equipment” means all materials and parts required for a Symbotic System and as set forth in a Project SOW.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Escrow Agent” has the meaning set forth in Section 5.4(a).

“Escrow Agreement” has the meaning set forth in Section 5.4(a).

“Exclusivity Entity” means [***].

“Exclusivity Period” has the meaning set forth in Section 11.1(a).

“Excused Delay” has the meaning set forth in Section 4.1.

“Enterprise Executive Management Committee” has the meaning set forth in Exhibit E-D (Relationship Governance).

“Exemption Certificate” has the meaning set forth in Section 7.4(d).

“Existing Commercial Agreements” has the meaning set forth in the Recitals.

“Existing EMAA Jurisdiction” means the EMAA Jurisdictions as of the date of this Agreement.

“Existing Program Agreements” has the meaning set forth in the Recitals.

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“Existing Relationship” has the meaning set forth in Section 11.1(d).

“Expected Timeline” has the meaning set forth in Section 1 of Exhibit E-N (Expected Timeline).

“Feedback” means ideas, suggestions, recommendations, feedback or designs provided to Symbotic regarding the Symbotic System, Symbotic Property, and the Services. Feedback shall not include Walmart Data or Confidential Information of Walmart.

“Final Acceptance” has the meaning set forth in Section 2.16(d).

“Final Acceptance Criteria” has the meaning set forth in the applicable Project SOW.

“Final Acceptance Date” has the meaning set forth in the applicable Project SOW.

“Financing Partner” means, with respect to a Person, lenders, any lessor under a leveraged lease transaction, or equity (including tax equity) investors, and any trustee or agent of such lenders, lessors or equity investors providing equipment, development, bridge, construction, interim, long term, sale-leaseback or permanent equity or debt financing or refinancing of the equipment, or the development, construction, ownership, leasing, operation or maintenance (including working capital) of any Symbotic System or related products or services, whether that financing or refinancing takes the form of private debt or equity, public debt or equity or any other form.

“Force Majeure Event” has the meaning set forth in Section 18.1.

“Form Project SOW” has the meaning set forth in Section 2.7.

“Fully Paid License Fee” has the meaning set forth in Exhibit E-J (Pricing).

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“General SOW Provisions” has the meaning set forth in Section 2.7.

“Global Bill of Materials” has the meaning set forth in Section 2.29(a).

“Go-Live” means the date on which the first case is shipped to a customer using any Symbotic automated material handling system, logistics, warehousing, supply chain, retail, and fulfillment system(s).

“Governmental Authority” means any federal, state, interstate, regional, local, county, parish, town, city, or municipal government of competent jurisdiction, whether based within or outside the United States, or any department, court, agency, commission, bureau, board, or other administrative, regulatory, or judicial body of any such government.

“Guaranty” has the meaning set forth in Section 15.10(a).

“Hiring Party” has the meaning set forth in Section 6.7.

E-A-6

“Immigration Laws” means any U.S. laws, conventions, and treaties and any applicable Local Equivalents relating to the immigration or work eligibility of foreign workers, including the Immigration Reform and Control Act of 1986, the Immigration and Nationality Act, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996.

“In-Progress Symbotic Systems” has the meaning set forth in Section 16.8(a).

“Indemnifying Party” has the meaning set forth in Section 15.4.

“Indemnitee” has the meaning set forth in Section 15.4.

“Independent” shall mean a Person who qualifies as an “independent director” under the listing standards of the principal national securities exchange on which the common stock of Symbotic is then listed and Rule 10A-3(b)(ii) of the Securities Exchange Act of 1934.

“Infringement Claim” has the meaning set forth in Section 15.1.

“Initial Commitment” has the meaning set forth in Section 2.1.

“Initial DPA Commitment” has the meaning set forth in Section 2.1.

“Initial MPA Commitment” has the meaning set forth in Section 2.1.

“Initiating Party” has the meaning set forth in Section 17.2(b).

“Insolvency Event” shall mean any of the following: (a) a Party voluntarily commences any proceeding under any Bankruptcy Law; (b) a Party has a proceeding under any Bankruptcy Law involuntarily commenced against it, and such proceeding is not dismissed or terminated within 90 days of commencement; (c) a Party makes a general assignment for the benefit of creditors; or (d) a Party has a receiver, trustee, custodian or similar agent appointed by final order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

“Installation Commencement Date” has the meaning set forth in Section 2.10.

“Installation Project” means any Project pursuant to which a Symbotic System is installed at a Project Site.

“Intellectual Property” means all rights, throughout the world, in: (a) patents and patent applications; (b) trademarks, service marks, trade dress, trade names, corporate names, slogans, any other indicia of origin, and all goodwill associated with the foregoing, whether or not registered with a Governmental Authority, and any applications for such registrations; (c) copyrights and other works of authorship, whether or not registered with a Governmental Authority; (d) non-public inventions, methods, processes, know-how, data collections, and other confidential information whether or not any of the foregoing is a legally protectable trade secret; (e) databases; (f) personal information; or (g) any other intellectual property rights or intangible proprietary rights.

E-A-7

“Interests” means the capital stock of, or other Equity Interests in Symbotic and each of its direct and indirect subsidiaries, including Symbotic Canada.

“JAMS” has the meaning set forth in Section 17.2.

“JAMS Rules” has the meaning set forth in Section 17.2.

“Key Employees” has the meaning set forth in Section 6.4.

“Law” means any law, declaration, decree, standards, code (including the National Fire Protection Association codes and standards), legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, domestic, international, or foreign, and any rules and regulations of self-regulatory organizations that may be applicable to a Party in the performance of its obligations under this Agreement, in each case that are in effect from time to time during the Term.

“Legally Required Disclosure” has the meaning set forth in Section 13.3.

“Lert” means John G. Lert, an individual.

“Liability Cap” has the meaning set forth in Section 15.7(a).

“License and Support Fee Installment” has the meaning set forth in Exhibit E-J (Pricing).

“Lien” means any mortgage, pledge, assessment, security interest, lien, levy, charge or any other agreement to give any of the foregoing.

“Local Equivalent” means, with respect to any Law, statute, regulation, code, Governmental Authority, agency, accounting or auditing standard or framework, professional or industry standard, or other defined regime referenced in this Agreement, the analogous or equivalent Law, statute, regulation, code, Governmental Authority, agency, standard or framework, or regime of the EMAA Jurisdiction in which the applicable Work, Symbotic System, Project Site or other subject matter is located or to which the applicable obligation relates, in each case that are in effect from time to time during the Term.

“Lockdown Period” has the meaning set forth in Exhibit E-K (Project Schedule).

“Losses” means any and all claims, liabilities, losses, damages, causes of action, indemnification obligations, orders of Governmental Authorities, fines, penalties, litigation, lawsuits, administrative proceedings, arbitration, mediation, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other reasonable costs of suit, arbitration, dispute resolution or other similar proceedings.

“Maintenance Modification” has the meaning set forth in Exhibit E-G (Support Agreement).

E-A-8

“Major CPS Failure” has the meaning set forth in Exhibit E-V (Continuous Performance Standards).

“Major Performance Failure” has the meaning set forth in Exhibit E-M (Performance Standards and Acceptance Criteria).

“Malicious Code” has the meaning set forth in Section 14.1(d).

“Market Entry Requirements” has the meaning set forth in Section 1.3.

“Market Program Addendum” has the meaning set forth in Section 1.1(b), including any exhibits, schedules, appendices or any other documents or instruments appended thereto (but excluding, for the avoidance of doubt, any executed Statement of Work or Change Order).

“Margin Payment” has the meaning set forth in Exhibit E-J (Pricing).

“Material Subcontractors” shall have the meaning set forth in Section 6.5(b).

“Mexico Master Agreement” has the meaning set forth in the Recitals.

“Mexico Master Agreement Side Letter” has the meaning set forth in the Recitals.

“Module” has the meaning set forth in Exhibit E-N (Expected Timeline).

“New OEM” has the meaning set forth in Section 18.2(b)(i).

“Nomination and Corporate Governance Committee” has the meaning set forth in Section 2.31(a).

“Non-Hiring Party” has the meaning set forth in Section 6.7.

“Non-Project SOW” means a statement of work executed by the Parties under a Market Program Addendum, a Development Program Addendum or other instrument contemplated by this Agreement that is not a Project SOW, such as, a System Operating SOW.

“Notice” has the meaning set forth in Section 10.1(b).

“Object Code” means executable, machine-readable software code.

“OnSite Subcontractor” has the meaning set forth in Section 6.5(b).

“Original Allocation” has the meaning set forth in Exhibit E-N (Expected Timeline).

“Parties” has the meaning set forth in the Preamble.

“Pass-Through Costs” has the meaning set forth in Exhibit E-J (Pricing).

“Performance Standards” has the meaning set forth in the applicable Project SOW.

E-A-9

“Permits” means permits, special development, impact documents, certificates, temporary easements, temporary permits and all other such requirements of public authorities or private parties.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority. A Person shall include any officer, director, member, manager, employee or agent of such Person.

“Personnel” means, with respect to a Party, such Party’s employees and contractors, as applicable.

“Position” has the meaning set forth in Section 17.2(e).

“Pricing Working Group” has the meaning set forth in Exhibit E-J (Pricing).

“Preliminary Acceptance” has the meaning set forth in Section 2.16(c).

“Preliminary Acceptance Criteria” has the meaning set forth in the applicable Project SOW.

“Prior Agreements” has the meaning set forth in Section 19.1.

“Prior Agreements IP” has the meaning set forth in Section 8.1.

“Priority Call Notice” has the meaning set forth in Section 5 of Exhibit E-N (Expected Timeline).

“Priority Design Call Notice” has the meaning set forth in Section 6 of Exhibit E-N (Expected Timeline).

“Procurement Approval Date” has the meaning set forth in the Rolling Project Schedule.

“Procurement Efficiency Plan” has the meaning set forth in Section 2.29(a).

“Procurement Working Group” has the meaning set forth in Section 2.29(a).

“Project” means the design, engineering, manufacturing, delivery, installation, integration, commissioning, testing, licensing, support and/or maintenance, as applicable, of Symbotic System at a Site in accordance with the terms of a Project SOW.

“Project Contracts” has the meaning set forth in Section 16.7(c)(i).

“Project Drawings” has the meaning set forth in Section 8.3.

“Project Site” means a Site where Work is being performed under a Project SOW.

“Project SOW” means the statement of work executed in connection with each Project and reflecting the particular attributes of such Project. A Project SOW may be executed under the Market Program Addendum or the Development Program Addendum.

E-A-10

“Project SOW Date” has the meaning set forth in Section 2.5.

“Project Time Schedule” means a detailed Work schedule for each Project, prepared and delivered by Symbotic to Walmart, which will be incorporated into the applicable Project SOW.

“Quality Management System” has the meaning set forth in Section 18.2(b)(i).

“Reallocation” has the meaning set forth in Exhibit E-N (Expected Timeline).

“Receiving Party” has the meaning set forth in Section 13.1.

“Reference Standards” means the safety standards set forth in Exhibit E-W (Reference Standards).

“Relationship Manager” means the individual identified for each Party in the applicable Project SOW.

“Release” has the meaning set forth in Exhibit E-G (Support Agreement).

“Release Event” has the meaning set forth in Section 5.4(e).

“Release Expiration” has the meaning set forth in Section 5.4(h).

“Release Preparedness Training” has the meaning set forth in Section 5.2(a).

“Representatives” has the meaning set forth in Section 13.1.

“Responding Party” has the meaning set forth in Section 17.2(b).

“Restricted Employees” has the meaning set forth in Section 6.7.

“Restricted Entity” means: [***].

“Retained Works” has the meaning set forth in Section 8.1.

“Retention Period” has the meaning set forth in Section 7.4(g)(iii).

“Revenue” means, with respect to Symbotic, the total consolidated revenue of Symbotic and its Affiliates, determined in accordance with GAAP, as reported in Symbotic’s audited annual financial statements (or, for interim periods, Symbotic’s unaudited quarterly financial statements prepared on a basis consistent with GAAP).

“RFP” has the meaning set forth in Section 14.4.

“Richard B. Cohen” means Richard B. Cohen, an individual.

“Rolling Project Schedule” has the meaning set forth in Section 2.5.

“SEC” has the meaning set forth in Section 6.4(a).

E-A-11

“Second MAA” has the meaning set forth in the Recitals.

“Senior Representatives” has the meaning set forth in Section 2.6(d).

“Service Contact” has the meaning set forth in Exhibit E-X (Form of Market Program Addendum).

“Services” means the Work and any other services provided by or on behalf of Symbotic under the Agreement.

“Site” means the location specified in the applicable Project SOW.

“Site Inspection” has the meaning set forth in Section 2.6(b).

“Site Inspection Report” has the meaning set forth in Section 2.6(c).

“Software” means any software programs and programming, applications, operating systems, utilities and interfaces, and all documentation relating thereto, together with all corrections, improvements, updates, releases, and new versions thereof.

“Software Documentation” means, in digital or printed form, the written technical, user, and reference manuals and guides published by Symbotic, including the DOO (as defined in Exhibit E-B (Form Project SOW)) applicable to the specific Symbotic System, describing the operation and use of the Symbotic System Software, that are made available by Symbotic to Symbotic’s general customer base who use the Symbotic System Software.

“Software License” has the meaning set forth in Section 5.1(a).

“Software License Fee” has the meaning set forth in Exhibit E-J (Pricing).

“Software Maintenance Term” has the meaning set forth in Section 5.1(f).

“Source Code” has the meaning set forth in Section 5.4(a)(i).

“Source Code Deposit” has the meaning set forth in Section 5.4(a)(i).

“Source Code License” has the meaning set forth in Section 5.4(f).

“Spare Parts” has the meaning set forth in Exhibit E-G (Support Agreement).

“Stranded Costs” means the unrecoverable costs calculated in accordance with Exhibit E-P (Stranded Costs).

“Subcontractor” means any Person that Symbotic uses to perform any of the Services.

“Subcontractor Agreement” has the meaning set forth in Section 6.5(c).

“Substantial Sale” means, excluding any bona fide public offerings, the sale of 25% or more of the voting power of the then-issued and outstanding capital stock of, or other Equity Interests in any entity; provided that, any Transfers of Interests to, or any Transfer of Interests among, any members of the Cohen Group shall not constitute a Substantial Sale.

E-A-12

“Symbotic” has the meaning set forth in the Preamble.

“Symbotic Canada” means Symbotic Group Holdings, ULC, a British Columbia unlimited liability company.

“Symbotic Competitor” has the meaning [***].

“Symbotic Confidential Information” means any information or data of a confidential or proprietary nature, disclosed in connection with this Agreement, whether orally, visually, or in writing, by way of any media, of Symbotic, any Affiliate of Symbotic, any client or customer of Symbotic or of an Affiliate of Symbotic, or any Third Party which has disclosed such information to Symbotic or to an Affiliate of Symbotic on a confidential basis, including Symbotic’s or a Symbotic Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, the types and amounts of Services provided hereunder by Symbotic to Walmart, System Data, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing. In addition, all Symbotic Property shall be Symbotic Confidential Information.

“Symbotic Delayed Design Work Plan” has the meaning set forth in Section 6 of ExhibitE-N (Expected Timeline).

“Symbotic Delayed Work Plan” has the meaning set forth in Section 5 of Exhibit E-N (Expected Timeline).

“Symbotic Entities” means Symbotic and its direct and indirect subsidiaries, including Symbotic Canada and its subsidiaries. For the avoidance of doubt, any obligation of Symbotic under this Agreement performed by a Symbotic Entity shall be deemed performance by Symbotic for all purposes of this Agreement; provided that Symbotic shall remain responsible for any breach or other violation of this Agreement by any Symbotic Entity as if such breach or violation were a breach or violation by Symbotic.

“Symbotic Indemnitees” has the meaning set forth in Section 15.3.

“Symbotic Information” has the meaning set forth in Section 14.4.

“Symbotic Material Breach” has the meaning set forth in Section 16.2.

“Symbotic Material Breach Notice” has the meaning set forth in Section 16.4.

E-A-13

“Symbotic Property” has the meaning set forth in Section 8.2(a). For the avoidance of doubt, Symbotic Property includes all Intellectual Property rights in and to the Symbotic Systems.

“Symbotic Property License” has the meaning set forth in Section 5.1(b).

“Symbotic Site Personnel” has the meaning set forth in [***].

“Symbotic Related Entity” shall mean any Affiliate of Symbotic that, (a) provides or supports any Services or Symbotic Systems for Walmart or any of its Affiliates under this Agreement, any Ancillary EMAA Agreement or any Existing Program Agreement in a manner such that, in the event of a Substantial Sale of Interests or Change of Control of such Symbotic Related Entity, Symbotic or any other Symbotic Affiliate could not comply with such their obligations hereunder or thereunder, or (b) owns or controls any Symbotic Property, Intellectual Property or Personnel used or materially relied upon by Symbotic or any of its Affiliates to perform their obligations under this Agreement, any Ancillary EMAA Agreement or any Existing Program Agreement; provided that a Symbotic Affiliate that is party to a Market Program Addendum shall not constitute a Symbotic Related Entity.

“Symbotic Stranded Costs” has the meaning set forth in Exhibit E-P (Stranded Costs).

“Symbotic System” means proprietary automated, robotic, or other system(s) and technology, including automated material handling, logistics, warehousing, supply chain, retail, and fulfillment system(s), whether for use in the ambient, refrigerated, frozen, or any other portion of a distribution, fulfillment, or other retail or supply chain facility, the Symbotic System Software, the Symbotic System Enhancement and all other components, equipment, technology, and services, in each case, provided or developed by or on behalf of Symbotic or its Affiliates to Walmart or any of its Affiliates under this Agreement or any Ancillary EMAA Agreement.

“Symbotic System Enhancements” has the meaning set forth in Section 5.2(b).

“Symbotic System Software” means the software (i) installed on the Equipment, including, in accordance with Exhibit E-G (Support Agreement) or any support and maintenance terms under any Market Program Addendum, all Releases and Maintenance Modification, and any configurations and customizations; and (ii) used in the operation of the Symbotic System, including, to manage bots, lifts, inbound and outbound cells, safety, and to communicate with Walmart’s designated business or warehouse software.

“System Data” means any and all data, information, metadata, configuration and log and metric files generated, processed or used by a Symbotic System at any Walmart Site in connection with the installation, implementation, use, operation, maintenance or support of such Symbotic System in accordance with the terms of this Agreement and all derivatives thereof, other than Walmart Data and Walmart Confidential Information.

“System Operating SOW” has the meaning set forth in Section 2.22(a).

“Tax Action” has the meaning set forth in Section 7.4(g)(iii).

E-A-14

“Tax Proceedings” has the meaning set forth in Section 7.4(f).

“Technical Information” means relevant up to date information, whether in tangible or any other form, including, specifications, reports, data, notes, documentation, drawings, designs, circuit diagrams, models, patterns, schematics, samples, inventions, (whether capable of being patented or not) and know-how (including any tooling specifications and assembly and quality procedures), and the media (if any) upon which such information is supplied and documented.

“Term” has the meaning set forth in Section 16.1.

“Third Party” means a Person other than either of the Parties or their Affiliates.

“Third Party Acknowledgement Form” has the meaning set forth in Section 2.26(a).

“Third Party Claim” has the meaning set forth in Section 15.4.

“Third Party Dedicated Services Agreement” has the meaning set forth in Section 2.26(a).

“Total Annual Commitment” has the meaning set forth in Exhibit E-N (Expected Timeline).

“Trailing Measurement Period” means a period of four consecutive Walmart Fiscal Quarters.

“Transfer” means any voluntary or involuntary issuance, grant, sale, assignment, transfer, grant of a participation in, pledge, mortgage, encumbrance or other disposition of any Interests or other assets.

[***]

[***]

[***]

[***]

“U.S.” means the United States of America.

“VAT” means any value added tax, goods and services tax, sales tax, consumption tax, or similar tax imposed by any Governmental Authority, together with any interest, penalties, or additions thereto.

“Walmart” has the meaning set forth in the Preamble.

“Walmart Authorized Third Parties” means any Third Party (a) to whom Walmart has outsourced all or part of its operations of the Symbotic Systems who needs to use the Symbotic System Software and the Software Documentation in the performance of their duties to operate the Symbotic Systems for Walmart, or (b) that is providing support and maintenance services to Walmart after a Release Event, provided, however, that (i) such Third Party is not (x) a direct competitor to Symbotic in the manufacture of automated material handling systems or (y) Lert or

E-A-15

any entity on which Lert serves as an officer or director or has an Equity Interest (other than publicly traded companies where Lert’s ownership interest is less than one percent (1%)); and (ii) shall enter into a nondisclosure agreement with Symbotic or with Walmart to the extent the Release Event was caused by Section 5.4(e)(i) or Section 5.4(e)(ii) which are no less restrictive with respect to Confidential Information than the terms of the nondisclosure agreement between Walmart and Symbotic.

“Walmart Confidential Information” means any information or data of a confidential or proprietary nature, disclosed in connection with this Agreement, whether orally, visually, or in writing, by way of any media, of Walmart, any Affiliate of Walmart, any client or customer of Walmart or of an Affiliate of Walmart, or any Third Party which has disclosed such information to Walmart or to an Affiliate of Walmart on a confidential basis, including Walmart Data, and Walmart’s or a Walmart Affiliate’s, its respective customers’ or such Third Party’s business or financial affairs, trade secrets, technology, research and development, pricing, product plans, marketing plans, the terms of this Agreement, the types and amounts of Services provided hereunder by Symbotic to Walmart, know-how, trade secrets, technical and economic data, computer programs, systems documentation, interfaces, requirements, specifications, database tables, dictionaries and designs, functional descriptions, interface control documents, system implementation plans, user and maintenance guides, screen and file formats, Web page designs, procedures, formulas, improvements, ideas (including patent information), copyrights or publications of a confidential nature, and all copies, summaries, and compilations of any of the foregoing.

“Walmart Data” means output data from Symbotic Systems specifying the volume of specific product delivered to specific stores, or any other output data from Symbotic Systems that could be used to determine or calculate such specific volume or specific products, and all derivative works thereof whether created by Symbotic or Walmart.

“Walmart Development Team” has the meaning set forth in Section 5.2(b).

“Walmart Embedded Teams” has the meaning set forth in Section 5.2(b).

“Walmart Indemnitees” has the meaning set forth in Section 15.1.

“Walmart Information” has the meaning set forth in Section 14.6.

“Walmart Material Breach” has the meaning set forth in Section 16.4.

“Walmart Material Breach Notice” has the meaning set forth in Section 16.2.

“Walmart Obligee Entity” has the meaning set forth in Section 15.10(d).

“Walmart Personal Information” means any information about an individual that would be considered (a) “personal information” as defined by the applicable U.S. state data breach notification laws; or (b) “non-public personal information” within the meaning of Title V of the Gramm-Leach-Bliley Act of 1999, Public Law 106-102, 113 Stat. 1338 and its implementing regulations regarding private consumer information.

E-A-16

“Walmart Release Preparedness Team” has the meaning set forth in Section 5.2(a).

“Walmart Responsibilities” means any activities or actions for which Walmart is responsible under the Agreement, including, but not limited to, the Walmart Site Responsibilities and Walmart Dependencies (as defined in [***]).

“Walmart Site Information” means all the data, information, documents, drawings, and reports related to each Site and provided by Walmart to Symbotic for purposes of designing and installing the Symbotic System.

“Walmart Site Responsibilities” has the meaning set forth in Section 2.6(c).

“Walmart System” means, collectively, all networks, servers, databases, applications, platforms, warehouse management systems, enterprise resource planning systems, and any other information technology systems, infrastructure, or environments, in each case, owned and controlled by Walmart and Walmart Affiliate with which any Symbotic System integrates, interfaces, communicates, or on which any Symbotic System Software is installed or operated, in each case in connection with this Agreement or any Ancillary EMAA Agreement. For the avoidance of doubt, Walmart Systems do not include any Symbotic System.

“Walmart System Personnel” has the meaning set forth in [***].

“Warranty Period” means, with respect to a Symbotic System installed by Symbotic under a Project SOW, the three-year period commencing on the date on which such Symbotic System has achieved Preliminary Acceptance.

“Willful Misconduct” means an action or omission taken or omitted (a) with the knowledge at the time of commission or omission that the action or omission at issue is a breach of such Party’s obligations under this Agreement, and (b) for the purpose of harming the other Party or its customers or clients.

“Work” means the performance by Symbotic of all work and services required under a Project SOW.

“Work Product” means all materials, works of authorship, inventions, ideas, techniques, know-how, designs, specifications, data collections, plans, methods, processes, procedures, and technical and other information conceived, authored, invented, generated or produced by Symbotic or its Personnel in the course of performing the Services or otherwise pursuant to this Agreement.

E-A-17

EXHIBIT E-X

[COUNTRY]

FORM MARKET PROGRAM ADDENDUM

BY AND BETWEEN

[WALMART ENTITY]

and

[SYMBOTIC ENTITY]

DATED

[•]

[Signature Page to Enterprise Master Automation Agreement]

List of Market Program Addendum-Specific Exhibits:

Exhibit M-A	Definitions

Exhibit M-J	Pricing

xix

MARKET PROGRAM ADDENDUM1

This Market Program Addendum (this “Market Program Addendum” or “Agreement”), effective on [•] (the “Effective Date”), is entered into pursuant to the EMAA by and between [Walmart Entity], a [•] (“Walmart”), and [Symbotic Entity], a [•] (“Symbotic”). Each of Walmart and Symbotic is referred to herein as a “Party.”

RECITALS

WHEREAS, Walmart Inc., [Symbotic US and Symbotic LLC] have entered into that certain Enterprise Master Automation Agreement, dated October 29, 2026 (the “EMAA”), which, among other things, subject to the terms and conditions therein, establishes a contracting framework governing all current and future Walmart-Symbotic automation programs on a global basis and harmonizes core commercial, operational, technical and support terms across markets; and

WHEREAS, pursuant to the EMAA, the Parties are entering into this Market Program Addendum under which, subject to the terms and conditions in the EMAA and those herein, Symbotic shall commercialize, deploy, install, license, support and maintain the applicable Symbotic Systems at Project Sites located in [Country].

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable mutual consideration, the receipt and adequacy whereof are hereby acknowledged by each of the Parties, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

OVERVIEW OF THE MARKET PROGRAM ADDENDUM

1.1 Order of Precedence. This Agreement is entered into pursuant to the EMAA and is subject to Sections 1.2 (Order of Precedence) and 19.1 (Integrated Agreement) of the EMAA.

ARTICLE II

PROJECTS

2.1 General. Section 2.1 of the EMAA shall be incorporated by reference into this Market Program Addendum, pursuant to which Walmart shall purchase [System Type] representing an aggregate spend for the Modules allocated to [System Type] in the EMAA Jurisdiction of the [Country] as set forth in Table 1 of Schedule 1 to Exhibit E-N (Expected Timeline) to the EMAA, as such Schedule 1 is updated from time to time pursuant to Section 2.2 of the EMAA (Updates to Exhibit E-N) and Section 1(m) of Exhibit E-N (Updates and Extension of the Expected Timeline) (such Modules, as so allocated from time to time, the “[Country] Modules”; such aggregate spend, the “[Country] Commitment”; and the [System Type] corresponding to the [Country] Modules, the “[Country] Committed Systems”); provided that the [Country] Commitment forms part of, and is not incremental to, the Commitments, and the purchase of the [Country] Committed Systems shall count towards satisfaction of the Commitments.

[1]

Note to Form: If the EMAA Jurisdiction is not the United States, conforming updates will be required for the applicable Market Program Addendum for the cover page, recitals and signature page, including with respect to Symbotic US as guarantor.

E-X-1

2.2 Updates to Exhibit E-N. Section 2.2 of the EMAA shall be incorporated by reference into this Market Program Addendum. Any update to Schedule 1 to Exhibit E-N (Expected Timeline) made in accordance with Section 2.2 of the EMAA and Section 1(m) of Exhibit E-N (including upon any Reallocation or other shift of Modules permitted under Exhibit E-N) shall automatically adjust the [Country] Modules, the [Country] Commitment and the [Country] Committed Systems accordingly, without any further action by, or any amendment to this Market Program Addendum, by the Parties. The Parties acknowledge and agree that the [Country] Modules, and the Calendar Years in which the corresponding [Country] Committed Systems are allocated in the Expected Timeline to have a Commencement Date, in each case as set forth in Table 1 of Schedule 1 to Exhibit E-N (Expected Timeline) to the EMAA as most recently updated pursuant to Section 2.2 of the EMAA and Section 1(m) of Exhibit E-N, constitute the binding commitment of Walmart [Country] to purchase, and of Symbotic [Country] to implement, the [Country] Committed Systems under this Market Program Addendum, and are binding on, and enforceable against, each Party as if set forth in full herein, in each case without the need for any amendment to this Market Program Addendum; provided that the designations, determinations, thresholds and limitations set forth in Section 3 of Exhibit E-N (including the Minimum Annual Commitment and the Maximum Annual Commitment) shall continue to be calculated and applied on an aggregate, enterprise-wide basis across the Commitments, all Symbotic System types and all EMAA Jurisdictions as provided in Exhibit E-N, and not separately with respect to this Market Program Addendum. For the avoidance of doubt, the [Country] Modules may be increased, decreased or otherwise changed only in accordance with the EMAA and Exhibit E-N. Any Reallocation or other shift of Modules permitted under Section 3 of Exhibit E-N, and any such change shall be reflected in Schedule 1 to Exhibit E-N pursuant to Section 1(m) of Exhibit E-N. Neither any amendment to this Market Program Addendum nor any other agreement of Walmart [Country] and Symbotic [Country] shall increase, decrease or otherwise change the [Country] Modules, the [Country] Commitment or the [Country] Committed Systems except to the extent effected in accordance with the EMAA and Exhibit E-N.

2.3 Projects. Section 2.3 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.4 Statements of Work. Section 2.4 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.5 Scheduling. Section 2.5 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.6 Pre-Project SOW Work. Section 2.6 of the EMAA shall be incorporated by reference into this Market Program Addendum.

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2.7 Preparation of Project SOW. Section 2.7 of the EMAA shall be incorporated by reference into this Market Program Addendum. Each Project SOW entered into under this Market Program Addendum shall be substantially in the form of Exhibit E-B (Form Project SOW) to the EMAA.

2.8 Execution of Project SOWs. Section 2.8 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.9 As Built Drawings. Section 2.9 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.10 Project Work – Walmart Site Responsibilities. Section 2.10 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.11 Project Work – Legal Compliance. Section 2.11 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.12 Reporting. Section 2.12 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.13 Relationship Governance.

(a) General. Section 2.13(a) of the EMAA shall be incorporated by reference into this Market Program Addendum.

(b) Service Contacts. Each Party shall assign a Representative who shall be the principal contact and primary point of contact for the other Party in relation to this Market Program Addendum (each, a “Service Contact”). Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated Service Contacts, by giving advance notice thereof to the other Party. In the event a Dispute arising under this Market Program Addendum is not resolved by the Service Contacts during the applicable time frame set out in this Agreement or the EMAA, such Dispute shall be governed by Article XVII (Dispute Resolution) of this Market Program Addendum. The Service Contacts under this Market Program Addendum initially are the following individuals:

(i) with respect to Walmart:

(1) [•]

(ii) with respect to Symbotic:

(1) [•]; and

(2) [•].

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(c) Working Groups. Section 2.13(b) of the EMAA shall not be incorporated by reference into this Market Program Addendum.

2.14 Changes to a Project SOW. Section 2.14 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.15 Project Site Procedures. Section 2.15 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.16 Testing and Acceptance. Section 2.16 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.17 Title and Risk of Loss. Section 2.17 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

2.18 Photographs and Video. Section 2.18 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

2.19 Site Safety and Project Security. Section 2.19 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

2.20 Compliance with Policies and Procedures. Section 2.20 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

2.21 Records. Section 2.21 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

2.22 Symbotic System Operation. Section 2.22 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

2.23 Symbotic System Software Support. Section 2.23 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum, provided, that the enterprise-level support and maintenance and Spare Parts controlled by the Support Agreement in the form set forth on Exhibit E-G to the EMAA shall provide for [System Type] support and maintenance and Spare Parts with respect to this Market Program Addendum.

2.24 Walmart Cooperation. Section 2.24 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.25 Permits and Regulations. Section 2.25 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.26 Third-Party Agreements. Section 2.26 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.27 Storage of Equipment. Section 2.27 of the EMAA shall be incorporated by reference into this Market Program Addendum.

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2.28 Excuse of Walmart Performance. Section 2.28 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.29 Procurement Assistance; Other Cooperation. Section 2.29 of the EMAA shall not be incorporated by reference into this Market Program Addendum.

2.30 CPS Failures. Section 2.30 of the EMAA shall be incorporated by reference into this Market Program Addendum.

2.31 Symbotic’s Board of Directors. Section 2.31 of the EMAA shall not be incorporated by reference into this Market Program Addendum.

ARTICLE III

COMPETITIVE TECHNOLOGIES AND 3C CERTIFICATION

3.1 Symbotic System to Remain Competitive. Section 3.1 of the EMAA shall be incorporated by reference into this Market Program Addendum only during the Build Out Phase of this Market Program Addendum and with respect to the [System Type] contemplated by this Market Program Addendum.

3.2 Capabilities, Capacity and Continuity Certification. Section 3.2 of the EMAA shall not be incorporated by reference into this Market Program Addendum.

ARTICLE IV

WALMART RESPONSIBILITIES

4.1 Excuse of Symbotic Performance. Section 4.1 of the EMAA shall be incorporated by reference into this Market Program Addendum.

ARTICLE V

LICENSING AND TECHNOLOGY ESCROW

5.1 Licenses. Section 5.1 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

5.2 Walmart Embedded Teams. Section 5.2 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum, provided, that the Walmart Embedded Teams may extend their services to the [System Type] deployed under this Market Program Addendum pursuant to Section 5.2(d) of the EMAA.

5.3 Development Work. Section 5.3 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

5.4 Escrow Deposit. Section 5.4 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum, provided, that the Escrow Agreement referred to in Section 5.4 of the EMAA shall apply to the Deposit Materials deposited hereunder, and no additional escrow agreement shall be entered into pursuant to this Market Program Addendum.

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5.5 Bankruptcy. Section 5.5 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

ARTICLE VI

SUPERINTENDENCE AND EMPLOYEES

6.1 Symbotic Personnel. Section 6.1 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

6.2 Walmart Personnel. Section 6.2 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

6.3 Removal of Symbotic Personnel. Section 6.3 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

6.4 Key Employees. Section 6.4 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

6.5 Subcontractors.

(a) Section 6.5(a) of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

(b) Section 6.5(b) of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

(c) Section 6.5(c) of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

(d) Section 6.5(d) of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

(e) Section 6.5(e) of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

6.6 Relationship of Personnel. Section 6.6 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

6.7 Non-Solicitation. Section 6.7 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

6.8 Acknowledgement. Section 6.8 of the EMAA shall be incorporated by reference into this Market Program Addendum.

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6.9 Specific Immigration Compliance.

(a) Section 6.9(a) of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

(b) Section 6.9(b) of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

ARTICLE VII

FEES; PAYMENTS

7.1 Charges. Section 7.1 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

7.2 Invoicing. Section 7.2 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

7.3 Payment Disputes. Section 7.3 of the EMAA shall be incorporated by reference into this Market Program Addendum.

7.4 Taxes. Section 7.4 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

ARTICLE VIII

INTELLECTUAL PROPERTY RIGHTS

8.1 The provisions set forth in Article VIII (Intellectual Property Rights) of the EMAA shall be incorporated by reference into this Market Program Addendum.

ARTICLE IX

INSURANCE

9.1 The provisions set forth in Article IX (Insurance) of the EMAA shall not be incorporated by reference into this Market Program Addendum. For the avoidance of doubt, the obligations set forth in Article IX (Insurance) of the EMAA are enterprise-level obligations applicable to this Market Program Addendum, which obligations shall not be independently modified or terminated by this Market Program Addendum or its termination.

ARTICLE X

CHANGE OF CONTROL

10.1 Without duplication of the provisions set forth in Article X (Change of Control) of the EMAA, such provisions shall be incorporated by reference into this Market Program Addendum. The provisions set forth in Article X (Change of Control) of the EMAA shall be incorporated by reference into this Market Program Addendum; provided that for the avoidance of doubt, (a) each reference therein to “Symbotic” shall be deemed to refer to Symbotic [Country] and each reference therein to “Walmart” shall be deemed to refer to Walmart [Country], (b) each reference to a “Change of Control of Symbotic” or a “Symbotic Change of Control” shall be deemed to refer to a Change of Control of Symbotic [Country] and (c) a Change of Control of Symbotic [Country] shall not include a Change of Control of Symbotic US or any other Symbotic Entity.

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ARTICLE XI

EXCLUSIVITY

11.1 The provisions set forth in Article XI (Exclusivity) of the EMAA shall not be incorporated by reference into this Market Program Addendum. For the avoidance of doubt, the restrictions set forth in Article XI of the EMAA are enterprise-level obligations and shall not be independently modified or terminated by the termination of this Market Program Addendum.

ARTICLE XII

ENHANCED COOPERATION PROTOCOL

12.1 The provisions set forth in Article XII (Enhanced Cooperation Protocol) of the EMAA shall not be incorporated by reference into this Market Program Addendum.

ARTICLE XIII

CONFIDENTIALITY AND ACCESS TO WALMART SYSTEMS

13.1 Treatment of Confidential Information Generally. Section 13.1 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

13.2 Exceptions. Section 13.2 of the EMAA shall be incorporated by reference into this Market Program Addendum.

13.3 Mandatory Disclosure. Section 13.3 of the EMAA shall be incorporated by reference into this Market Program Addendum.

13.4 Return; Destruction of Information. Section 13.4 of the EMAA shall be incorporated by reference into this Market Program Addendum.

13.5 Disclosure to Representatives; Obligations. Section 13.5 of the EMAA shall be incorporated by reference into this Market Program Addendum.

13.6 No Walmart Personal Information. Section 13.6 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

13.7 Walmart System. Section 13.7 of the EMAA shall be incorporated by reference into this Market Program Addendum.

13.8 Cyber-Operational Continuity Testing. Section 13.8 of the EMAA shall not be incorporated by reference into this Market Program Addendum.

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ARTICLE XIV

REPRESENTATIONS AND WARRANTIES; WARRANTY; CORRECTION OF DEFECTS

14.1 Symbotic Representations and Warranties. Section 14.1 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

14.2 Warranty Coverage. Section 14.2 of the EMAA shall be incorporated by reference into this Market Program Addendum.

14.3 Warranty Pass-Through. Section 14.3 of the EMAA shall be incorporated by reference into this Market Program Addendum.

14.4 No Additional Representations. Section 14.4 of the EMAA shall be incorporated by reference into this Market Program Addendum.

14.5 Walmart Representations and Warranties. Section 14.5 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

14.6 No Additional Walmart Representations or Warranties. Section 14.6 of the EMAA shall be incorporated by reference into this Market Program Addendum.

ARTICLE XV

INDEMNIFICATION; LIMITATION OF LIABILITY

15.1 Infringement or Misappropriation of Intellectual Property Rights. Section 15.1 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.1 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

15.2 Other Symbotic Indemnification Obligations. Section 15.2 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.2 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

15.3 Walmart Indemnity Obligations. Section 15.3 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.3 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

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15.4 Indemnification Procedure. Section 15.4 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.4 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

15.5 No Consequential Damages. Section 15.5 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

15.6 Survival of Claims. Section 15.6 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.6 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

15.7 Limitation of Liability. Section 15.7 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.7 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

15.8 Exclusion from Liability Cap. Section 15.8 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.8 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

15.9 Treatment of Claims Under the Support Agreement. Section 15.9 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. For the avoidance of doubt, this incorporation by reference shall not create rights, remedies or obligations duplicative of those arising under Section 15.9 of the EMAA, and performance or satisfaction of an obligation under either the EMAA or this Market Program Addendum shall be deemed to satisfy the corresponding obligation under the other.

15.10 Parental Guarantee. Section 15.10 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. [Symbotic US is a party to this Market Program Addendum solely for purposes of this Section 15.10 and Section 19.15 (Amendment and Modification) and acknowledges and agrees that its obligations under the Symbotic Guaranty (as defined in Section 15.10 of the EMAA) are binding upon Symbotic US as if Symbotic US were a direct signatory to each applicable provision of this Market Program Addendum giving rise to such obligations. Walmart [Country] acknowledges and agrees that Symbotic US is a party to this Market Program Addendum solely with respect to the enforcement of the Symbotic Guaranty and the execution of amendments pursuant to

E-X-10

Section 19.15, and each of Walmart, Walmart [Country] and any other Walmart Obligee Entity, collectively, shall only be entitled to recover, whether from Symbotic US under the Symbotic Guaranty, from Symbotic [Country] under this Market Program Addendum, or from any combination of them, once with respect to the same Guaranteed Obligation or Guaranty Event, and Symbotic US’s aggregate liability in respect of any Guaranteed Obligation shall be limited to, and shall in no event exceed, the amount that Symbotic [Country] would owe in respect of such Guaranteed Obligation under this Market Program Addendum. For the avoidance of doubt, the obligations set forth in Section 15.10 of the EMAA are enterprise-level obligations applicable to this Market Program Addendum, which obligations shall not be independently modified or terminated by this Market Program Addendum or its termination.]2

ARTICLE XVI

TERM AND TERMINATION

16.1 Term. Section 16.1 of the EMAA shall not be incorporated by reference into this Market Program Addendum. The term of this Market Program Addendum (the “MPA Term”) shall commence on the Effective Date and continue until the Project SOW governing the last of the [Country] Committed Systems that has achieved Final Acceptance expires in accordance with its terms or is otherwise terminated. Upon such expiration or termination, this Market Program Addendum shall automatically expire by its terms without any further action by either Party, unless earlier terminated upon: as a result of: (a) termination of this Market Program Addendum in accordance with this Article XVI (Term and Termination); or (b) termination of the EMAA in accordance with Article XVI of the EMAA. For purposes of the foregoing, the [Country] Committed Systems shall be determined by reference to the Modules allocated to [System Types] in the EMAA Jurisdiction of the [Country] in Table 1 of Schedule 1 to Exhibit E-N (Expected Timeline) to the EMAA as most recently updated pursuant to Section 2.2 of the EMAA and Section 1(m) of Exhibit E-N, and shall exclude any Modules reallocated to another EMAA Jurisdiction or Symbotic System type, and any Cancelled Walmart Shifted Modules, Cancelled Shortfall Modules, [***] or [***], in each case in accordance with Exhibit E-N; and if Schedule 1 to Exhibit E-N is updated to increase the Modules allocated to [System Type] in the EMAA Jurisdiction of the [Country], the MPA Term shall automatically extend until Final Acceptance of all additional [Country] Committed Systems resulting therefrom. It is the intent of the Parties that the MPA Term and the Build Out Phase of this Market Program Addendum be coterminous, and Section 16.7 (In-Progress Work) shall continue to apply to any In-Progress [System Type] following any earlier termination of this Market Program Addendum.

16.2 Termination by Walmart for Symbotic Material Breach. Walmart may terminate this Market Program Addendum upon a material breach of this Market Program Addendum by Symbotic that causes Walmart material harm under this Market Program Addendum, taken as a whole (“Symbotic Material Breach”), in the event that Symbotic has not cured such Symbotic Material Breach within 90 days of receipt of a notice from Walmart

[2]	Note to Form: Include if Symbotic Entity is not (a) Symbotic Inc. or (b) Symbotic LLC.

E-X-11

describing in reasonable detail the Symbotic Material Breach (“Symbotic Material Breach Notice”); provided that no cure period shall be available if the Symbotic Material Breach is not capable of being cured. The Symbotic Material Breach Notice shall specify whether the breach is curable, and if curable, the date on which the applicable cure period for the Symbotic Material Breach must be cured. At any time after expiration of the cure period (or in the Symbotic Material Breach Notice, if such Symbotic Material Breach is not curable), Walmart may, upon written notice to Symbotic, terminate this Market Program Addendum. For the avoidance of doubt, the termination or expiration of any Project SOW or Non-Project SOW executed under this Market Program Addendum shall not, by itself, result in the termination of this Market Program Addendum or constitute a Symbotic Material Breach, except to the extent the underlying circumstances independently satisfy the requirements of a Symbotic Material Breach under this Section 16.2.

16.3 Termination for Symbotic Change of Control. Without duplication of the provisions set forth in Section 16.3 of the EMAA, such provisions shall be incorporated by reference into this Market Program Addendum. Walmart [Country] may terminate this Agreement in the event of a Symbotic [Country] Change of Control in which the Acquiring Person is, controls or is controlled by a Restricted Entity by providing written notice to Symbotic [Country] not later than 90 days after receiving notice from Symbotic [Country] of the consummation of such Change of Control. Such notice by Walmart [Country] shall specify the effective date of termination, which may not be less than 30 days or more than 180 days after delivery of such notice. For the avoidance of doubt, if a Person gains control of or becomes controlled by Symbotic [Country] and then a Restricted Entity gains control of or becomes controlled by such Person, Walmart [Country] may terminate this Agreement in accordance with this Section 16.3. If Walmart [Country] does not exercise the foregoing right to terminate within 90 days after the right to terminate accrues, Walmart [Country] shall be deemed to have waived its right to terminate pursuant to this Section 16.3 for the applicable Symbotic [Country] Change of Control; provided that, for the avoidance of doubt, a Change of Control of Symbotic [Country] shall not include a Change of Control of Symbotic US or any other Symbotic Entity and shall not independently trigger a termination right of the EMAA or any other agreement entered into with any Symbotic Entity other than Symbotic [Country].

16.4 Termination by Symbotic for Walmart Material Breach. Symbotic may terminate this Agreement upon a material breach of this Market Program Addendum by Walmart that causes Symbotic material harm under this Market Program Addendum (“Walmart Material Breach”), in the event that Walmart has not cured such Walmart Material Breach within 90 days of receipt of a notice from Symbotic describing in reasonable detail the Walmart Material Breach (“Walmart Material Breach Notice”), provided that no cure period shall be available if the Walmart Material Breach is not capable of being cured. The Walmart Material Breach Notice shall specify whether the breach is curable, and if curable, the date by which the Walmart Material Breach must be cured. At any time after expiration of the cure period (or in the Walmart Material Breach Notice, if such Walmart Material Breach is not curable), Symbotic may, upon written notice to Walmart, terminate this Market Program Addendum.

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16.5 Termination for Insolvency. Section 16.5 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

16.6 Termination for CPS Failure and Symbotic Failure to Meet Performance Standards or Project Time Schedule.

(a) Symbotic Failure to Meet Performance Standards on Project Time Schedule.

(i) In the event that in any calendar year two or more Major Performance Failures (as defined in Exhibit E-M (Performance Standards and Acceptance Criteria)) occur and Symbotic (x) fails to correct such Major Performance Failures or (y) cannot demonstrate that such Major Performance Failures were a result of the operation of the [System Type] at issue by Walmart Personnel, in each case within the Required Remediation Period, Walmart may, in its sole discretion, (A) provide a written notice that a Major Performance Failure has occurred (a “Major Performance Failure Notice”) and (B) (1) terminate this Market Program Addendum pursuant to Section 16.6(a)(iii) or specific Project SOW(s) or Non-Project SOWs pursuant to Section 16.6(a)(ii), or (2) provide Symbotic with additional time, determined by Walmart in its sole discretion, to allow Symbotic to remediate the Major Performance Failures, and (a) require that Symbotic cease some or all activities in connection with some or all In-Progress [System Type] (including, but not limited to, requiring that Symbotic cease all ongoing procurement activity, all development and installation activity, and/or all testing activity) and/or (b) postpone future Procurement Approval Dates until the applicable [System Type](s) has achieved the Performance Standards required for Final Acceptance. If at the end of any additional cure period granted by Walmart pursuant to subsection (i)(B), Symbotic has still failed to remediate the Major Performance Failures, Walmart shall provide Symbotic with a Major Performance Failure Notice and may terminate this Market Program Addendum pursuant to Section 16.6(a)(iii) or specific Project SOW(s) or non-Project SOWs pursuant to Section 16.6(a)(ii). The “Required Remediation Period” means a period of [***] for a Major Performance Failure resulting from the [System Type] Software or [***] for a Major Performance Failure resulting from all other causes, in each case from the date of Walmart’s written notice to Symbotic describing the failure in reasonable detail, such periods to be extended to account for any Excused Delays. For the avoidance of doubt, Symbotic’s submission of Change Requests shall not, individually or in the aggregate, be the sole basis for a Major Performance Failure or the assertion of any right by Walmart pursuant to Section 16.6(a)(iii) of the EMAA.

(ii) In the event that the Major Performance Failure concerns a specific Project SOW(s) or Non-Project SOW(s), Walmart shall have the option to limit its termination to such Project SOW or Non-Project SOW, subject to the cure periods set forth in Section 16.2. In the event a Project SOW is terminated for a Major Performance Failure, Exhibit E-N (Expected Timeline) shall be adjusted accordingly.

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(iii) Any termination for a Major Performance Failure shall occur pursuant to a termination notice delivered by Walmart within 90 days of the date of the Major Performance Failure Notice. Upon receipt of such termination notice this Market Program Addendum shall be automatically terminated. If Walmart does not exercise the foregoing right to terminate within such 90 day period, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 16.6(a)(iii) for the Major Performance Failure(s) that triggered such right. For the avoidance of doubt, Walmart shall not be deemed to have waived its right to terminate for any future Major Performance Failures that trigger the right to terminate pursuant to this Section 16.6(a)(iii). Termination pursuant to this Section 16.6(a)(iii) shall not be deemed a termination for material breach.

(iv) Notwithstanding anything to the contrary in this Section 16.6(a)(iv) (Termination for Symbotic Failure to Meet Performance Standards or Project Time Schedule), in the event that Symbotic and Walmart agree to introduce new or improved technology or innovation into implemented [System Type](s) that results in the Performance Standards not being met for such [System Type](s), Symbotic shall retrofit the [System Type] with prior existing technology as soon as reasonably practicable. If such retrofit is successfully made and the Performance Standards for such [System Type] are once again achieved, the Parties shall negotiate a fair and equitable sharing of the cost of the retrofit.

(b) Termination for CPS Failure. In the event that (i) in any calendar year, [***] Major CPS Failures occur or (ii) Symbotic fails to remediate any Major CPS Failure for a continuous period of [***], Walmart may in each case, at its option, (x) provide a written notice that a Major CPS Failure has occurred (a “Major CPS Failure Notice”) and (y) (A) terminate this Market Program Addendum pursuant to this Section 16.6(b) or (B) extend the applicable CPS Remediation Period for a defined period of time mutually agreed upon in writing with Symbotic. If Symbotic fails to remediate the Major CPS Failure during the agreed-upon period of time, Walmart shall provide Symbotic with a Major CPS Failure Notice and may terminate this Market Program Addendum pursuant to this Section 16.6(b). The foregoing termination rights must be exercised by Walmart pursuant to a termination notice delivered by Walmart within 90 days of the date of the Major CPS Failure Notice. Upon receipt of such termination notice this Market Program Addendum shall be automatically terminated. If Walmart does not exercise the foregoing right to terminate within such 90 day period after the right to terminate accrues, Walmart shall be deemed to have waived its right to terminate pursuant to this Section 16.6(b) for the Major CPS Failure(s) that triggered such right. For the avoidance of doubt, Walmart shall not be deemed to have waived its right to terminate for any future Major CPS Failures that trigger the right to terminate pursuant to this Section 16.6(b). Upon termination pursuant to this Section 16.6(b), Walmart shall pay to Symbotic the total amount of Symbotic Stranded Costs (as invoiced by Symbotic to Walmart) and all other Charges due and payable as of the termination date specified in Walmart’s termination notice. Payment of such Symbotic Stranded Costs and Charges shall be due 30 days after receipt of an invoice and, upon Walmart’s request, any supporting documentation from Symbotic of such amount, but no earlier than the termination date specified in Walmart’s termination notice. Termination pursuant to this Section 16.6(b) shall not be deemed a termination for material breach.

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16.7 Effect of Termination.

(a) Upon the expiration or termination of this Market Program Addendum for any reason, each Project SOW and Non-Project SOW executed under this Market Program Addendum then in effect shall automatically terminate as of the effective date of such expiration or termination, without any further action by either Party. Any such termination shall be subject to the applicable survival provisions of this Market Program Addendum and shall not affect any rights or obligations accrued prior to the effective date of termination.

(b) Software License and Symbotic Property License. Notwithstanding any termination or expiration of this Market Program Addendum, the Software License set forth in Section 5.1(a)(Software License) and the Symbotic Property License as specified in Section 5.1(b) (Symbotic Property License) shall continue in perpetuity for each [System Type] that has passed Preliminary Acceptance, provided that upon termination of this Market Program Addendum for any reason, Walmart shall, within 30 days of the effective date of such termination, either: (i) pay the Fully Paid License Fee set forth in Exhibit E-J (Pricing) for all [System Type]; or (ii) inform Symbotic in writing that Walmart will continue to pay the License Fee Installments for all [System Type] as set forth in Exhibit E-J (Pricing) until such License Fee Installments are fully paid up; provided, further, that in the case of a termination by Symbotic pursuant to Section 16.4 (Termination by Symbotic for Walmart Material Breach), the election in clause (ii) shall not be available and Walmart shall pay the Fully Paid License Fee for all [System Type] within such 30 day period. The Software License shall terminate in the event that: (x) Walmart does not pay the Fully Paid License Fee or make an election to continue to pay the License Fee Installment by the date specified in the preceding sentence and actually make such payments; or (y) Walmart elects to continue to pay the License Fee Installment, but fails to make such payment at any point in the future, subject to any cure periods permitted under this Market Program Addendum. In the event that Walmart elects to continue to pay the License Fee Installment, any provisions of this Market Program Addendum applicable to such payment requirements shall survive and continue in full force and effect until such time that the final License Fee Installment by Walmart for all applicable [System Type] has been made or Walmart has paid the Fully Paid License Fee for all applicable [System Type]. For the avoidance of doubt, even if Walmart elects to continue to pay the License Fee Installment, it can at any point, opt to pay the then-applicable Fully Paid License Fee set forth in Exhibit E-J (Pricing) for all [System Type], at which time it shall no longer have any License Fee Installment obligations for such [System Type].

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(c) Walmart Rights. In addition to Walmart’s rights under Section 5.4 (Escrow Deposit), upon expiration or termination of this Market Program Addendum for any reason other than termination by Symbotic pursuant to Section 16.4 (Termination by Symbotic for Walmart Material Breach), the following provisions shall apply, subject to applicable Laws:

(i) if Walmart so elects, subject to the terms of the applicable agreements, Symbotic shall assign, sublicense or novate to Walmart, any or all Third-Party agreements, including all licenses for Third Party software and technology, used to operate or maintain the [System Type] or the Services provided by Symbotic hereunder to the extent such agreements are not used by Symbotic to service other Symbotic customers or to service Symbotic’s internal needs or the needs of Symbotic’s Affiliates (such agreements, “Project Contracts”) and to the extent such Project Contracts are freely assignable to Walmart. Notwithstanding the foregoing, in no event shall Symbotic have any obligation to make any payment or expend any funds to effectuate such assignment, sublicense or novation; provided that, if a counterparty to a Project Contract conditions such assignment, sublicense or novation on any payment, Symbotic shall consult in good faith with Walmart before rejecting any such request;

(ii) if Walmart so requests, Symbotic shall sell to Walmart at the fair market value and free from any security interest all or any part of the stocks of material and other assets, Spare Parts and other moveable property owned by Symbotic and either unique to the [System Type] installed at a Site or otherwise already designated by Symbotic for use by Walmart;

(iii) subject to Article VIII (Intellectual Property Rights), as applicable, Symbotic shall deliver to Walmart (to the extent not already delivered to Walmart or released as Deposit Materials pursuant to the Escrow Agreement):

(1) a reasonable number of copies of all existing Software Documentation and Deliverables, including all Design Documents and other documents produced in connection with the Services;

(2) one complete set of existing Design Documents and other documentation showing all alterations made to the [System Type] since the commencement of the operation of the [System Type];

(3) one complete set of existing, up-to-date maintenance, operation and training manuals for the [System Type];

(4) contact information for any Material Subcontractors engaged in operating or maintaining the [System Type], together with a description of the activities conducted by such Material Subcontractor with respect to the [System Type];

(5) a copy of any records and documents in Symbotic’s possession that Walmart reasonably requires to continue the ongoing operation of any [System Type];

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(iv) to the extent permitted by applicable Law, Symbotic shall assign to Walmart all Permits applicable to Work to be performed solely on Walmart Sites;

(v) Symbotic shall take such other actions, and execute such other documents as may be necessary to effectuate and confirm the foregoing matters; and

(vi) for the avoidance of doubt, Walmart shall not be obligated to pay any [***] in the event of a termination pursuant to Section 16.2 (Termination by Walmart for Symbotic Material Breach).

(d) Transitional Obligations. Provided that Walmart has paid all undisputed Charges that are due upon termination of this Market Program Addendum for any reason other than termination by Symbotic pursuant to Section 16.4 (Termination by Symbotic for Walmart Material Breach) for Walmart’s non-payment of undisputed Charges, Symbotic shall:

(i) except to the extent set forth in Section 16.8 (In-Progress Work), promptly cease all Services as of the effective date of termination of this Market Program Addendum, or if applicable a Project SOW or Non-Project SOW, and as soon as practicable after the effective date of termination vacate, and cause all Symbotic Personnel to vacate, all applicable Sites, and leave all applicable Sites in a safe, clean and orderly condition;

(ii) at Walmart’s request and at Walmart’s reasonable expense, cooperate fully with Walmart and any Third Party providing services to Walmart in order to achieve a smooth transition from Symbotic to Walmart or a Walmart Third Party provider; and

(iii) except to the extent set forth in Section 16.8 (In-Progress Work), as soon as practicable following the effective date of termination of this Market Program Addendum or any Project SOW or Non-Project SOW, remove from the Sites all property of Symbotic. For the avoidance of doubt, Walmart shall own all Equipment and materials for which it has paid. If Symbotic has not removed its property within 60 days after any notice from Walmart requiring it to do so, Walmart may (without being responsible for any loss, damage, costs or expenses) remove and sell any such property and will hold any proceeds less all costs incurred by Walmart in connection therewith, to the credit of any amount owing to Symbotic and otherwise to the credit and direction of Symbotic.

16.8 In-Progress Work. Section 16.8 of the EMAA shall be incorporated by reference into this Market Program Addendum.

16.9 Survival of Obligations. Section 16.9 of the EMAA shall be incorporated by reference into this Market Program Addendum.

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16.10 Severable Termination of Ancillary EMAA Agreements. Section 16.10 of the EMAA shall be incorporated by reference into this Market Program Addendum.

ARTICLE XVII

DISPUTE RESOLUTION

17.1 General Dispute Resolution Process. Section 17.1 of the EMAA shall be incorporated by reference into this Market Program Addendum.

17.2 Arbitration. Section 17.2 of the EMAA shall be incorporated by reference into this Market Program Addendum.

17.3 Good Faith Dispute Resolution Process. Section 17.3 of the EMAA shall be incorporated by reference into this Market Program Addendum.

17.4 Right to Seek Additional Remedies. Section 17.4 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

17.5 Statute of Limitations; Toll. Section 17.5 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

ARTICLE XVIII

FORCE MAJEURE AND SUPPLY CHAIN RESILIENCE

18.1 Force Majeure. Section 18.1 of the EMAA shall be incorporated by reference into this Market Program Addendum.

18.2 Quality Management System; ISO 9001 Certification; QMS Documentation. Section 18.2 of the EMAA shall be incorporated by reference into this Market Program Addendum.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.1 Integrated Agreement. Section 19.1 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.2 Severability. Section 19.2 of the EMAA shall be incorporated by reference into this Market Program Addendum.

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19.3 Interpretation. Section 19.3 of the EMAA shall be incorporated by reference into this Market Program Addendum, provided that [(a) any reference to a law, statute, ordinance, code, rule or regulation shall be deemed to refer to the applicable [Country] law, statute, ordinance, code, rule or regulation, if applicable, and (b)]3 in this Market Program Addendum, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Market Program Addendum as a whole (including all Schedules and Exhibits to this Market Program Addendum and any instrument entered into pursuant to this Market Program Addendum) and references herein to Sections, Articles, Schedules or Exhibits refer to the applicable sections, articles, schedules or exhibits of this Market Program Addendum, unless otherwise expressly specified. Each Section or other provision of the EMAA that is stated in this Market Program Addendum to be incorporated by reference into this Market Program Addendum shall be so incorporated mutatis mutandis.

19.4 Equitable Relief. Section 19.4 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.5 Successors and Assigns. Section 19.5 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.6 Cumulative Remedies. Section 19.6 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.7 Late Payments. Section 19.7 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.8 Governing Law. Section 19.8 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. [This Market Program Addendum, any and all Project SOWs and Non-Project SOWs entered into by the Parties, any and all disputes arising under or relating to this Market Program Addendum, any such Project SOW or Non-Project SOW, or the relationship between Symbotic [Country] and Walmart [Country], whether in contract, tort, or otherwise, shall be governed by, enforced and construed in accordance with the laws of the [Country] applicable therein.]4

19.9 Jurisdiction; Venue. Section 19.9 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum[; provided that any action, suit or proceeding concerning this Agreement that may be brought in front of a court in accordance with Article XVII of the EMAA shall be brought only in the courts of [Venue], and each Party expressly waives any other jurisdiction or venue to which it may be entitled by reason of its present or future domicile or otherwise, as well as any objection that it may now or hereafter have to the laying of venue of any such action, suit or proceeding brought in such courts has been brought in an inconvenient forum].5

19.10 Waiver of Right to Jury Trial. Section 19.10 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum.

19.11 Publicity. Section 19.11 of the EMAA shall be incorporated by reference into this Market Program Addendum.

[3]	Note to Form: Include if EMAA Jurisdiction is not the United States.
[4]	Note to Form: Include if EMAA Jurisdiction is not the United States.
[5]	Note to Form: Include if EMAA Jurisdiction is not the United States.

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19.12 Waiver. Section 19.12 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.13 Notices. Section 19.13 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum, except that the notice addresses set forth therein shall be replaced with the following:

If to Walmart:6

[•]

With a copy to:

[•]

If to Symbotic:

[•]

With a copy to:

[•]

19.14 Headings. Section 19.14 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.15 Amendment and Modification. Section 19.15 of the EMAA [shall be/shall not be] incorporated by reference into this Market Program Addendum. Notwithstanding the foregoing, no amendment, modification or supplement to this Market Program Addendum shall be effective unless executed in writing by each of [Walmart and Symbotic] [Walmart [Country], Symbotic [Country] and Symbotic US. Symbotic US’s execution shall not expand its participation in this Market Program Addendum beyond Section 15.10 (Parental Guarantee) and this Section 19.15.]7

19.16 Counterparts. Section 19.16 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.17 Relationship of the Parties. Section 19.17 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.18 Ambiguities. Section 19.18 of the EMAA shall be incorporated by reference into this Market Program Addendum.

[6]	Note to Form: Confirm the notice information for the applicable Walmart Entity and Symbotic Entity.
[7]	Note to Form: Include if EMAA Jurisdiction is not the United States.

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19.19 No Third-Party Beneficiaries. Section 19.19 of the EMAA shall be incorporated by reference into this Market Program Addendum.

19.20 Audit Rights. Section 19.20 of the EMAA shall be incorporated by reference into this Market Program Addendum.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

[Walmart Entity]	[Symbotic Entity]

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

[Signature Page to Form MPA]

Exhibit M-A

Definitions

Unless otherwise specified herein, capitalized terms used but not defined in this Market Program Addendum shall have the meanings ascribed to them in the EMAA and Exhibit E-A (Definitions) of the EMAA shall be incorporated by reference into this Market Program Addendum, other than with respect to the following:

[●]

M-A-1